UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. 1)

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KILROY REALTY CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

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KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

April 11, 2014

Dear Stockholder:

You are cordially invited to attend Kilroy Realty Corporation’s 2014 annual meeting of stockholders (the “Annual Meeting”). This year’s meeting will be held at 9:00 a.m. local time (Pacific) on Thursday, May 22, 2014, at our principal executive offices located at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064.

Please refer to the following Notice of Annual Meeting of Stockholders and Proxy Statement for detailed information about the Annual Meeting and each of the proposals expected to be considered and acted upon at the Annual Meeting.

Your vote is very important to us and it is important that your shares be represented at the Annual Meeting. To ensure your vote is recorded promptly, we urge you to vote your shares as soon as possible over the Internet or, if you received a paper copy of our proxy materials by mail, by telephone (if available), or by completing and mailing the proxy card or voting instruction form enclosed with the proxy materials you received, whether or not you expect to attend the Annual Meeting.

Sincerely,

Tyler H. Rose

Executive Vice President,

Chief Financial Officer and Secretary

KILROY REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, May 22, 2014 at 9:00 a.m. local (Pacific) time

Place:	Our principal executive offices at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064.

Items of Business:	1.	Elect as directors the six nominees named in the attached Proxy Statement.

	2.	Approve the amendment and restatement of our 2006 Incentive Award Plan.

	3.	Approve, on an advisory basis, the compensation of our named executive officers.

	4.	Approve an amendment to our Second Amended and Restated Bylaws, as amended, to adopt a majority vote standard in uncontested elections of directors.

	5.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014.

	6.	Consider one stockholder proposal if properly presented at the Annual Meeting.

Record Date:

The Board has fixed the close of business on March 14, 2014 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Proxy Voting:

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you attend the Annual Meeting and vote in person, your proxy or voting instructions will not be used.

By Order of the Board of Directors,

Tyler H. Rose

Executive Vice President,

Chief Financial Officer and Secretary

April 11, 2014

Los Angeles, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our 2013 Annual Report on Form 10-K are available at www.proxyvote.com.

You are encouraged to access and review all of the important information contained in our proxy materials before voting.

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2013 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Date and Time:	Place:	Record Date:
Thursday, May 22, 2014, 9:00 a.m. local (Pacific) time	Our principal executive offices at 12200 West Olympic Boulevard, Suite 200 Los Angeles, California 90064	March 14, 2014

BUSINESS HIGHLIGHTS

We continued to deliver strong returns for stockholders, which is evidenced by achieving an absolute one-year total stockholder return, assuming dividend reinvestment (“TSR”) of 8.9% in 2013 and a three-year TSR of 51.5% for the period ended December 31, 2013. On a relative basis, our TSR outperformed the average TSR for our peer group companies, the SNL US REIT Office Index (prepared by SNL Financial) and the MSCI US REIT Index, for these periods as shown in the following chart:

	2013 TSR	TSR for the Three-Year Period Ended December 31, 2013
Kilroy Realty Corporation	8.9%	51.5%
Peer Group Companies(1)	-0.1%	20.2%
SNL US REIT Office Index	6.6%	21.0%
MSCI US REIT Index	2.5%	31.2%
(1)

The TSR for the peer group companies, identified on page 61, is calculated on a weighted basis, determined based on the average market capitalization for each peer company during the applicable period.

We also delivered exceptional financial results in 2013, as further detailed on pages 46 through 48:

Revenues From Continuing Operations UP 22.1% Over 2012	Funds From Operations (FFO) Per Share UP 18.2% Over 2012

COMPENSATION HIGHLIGHTS

We continued to review our executive compensation program, spoke with and solicited input from stockholders who together own more than two-thirds (66.7%) of our common stock and responded to investor feedback in several direct and meaningful ways. Our Executive Compensation Committee (the “Compensation Committee”) also retained Mercer (US) Inc. as its independent compensation consultant to conduct a comprehensive review of our executive compensation program. As a result of this process, we significantly restructured elements of our executive compensation program for 2014. Below are highlights from the Compensation Discussion and Analysis (the “CD&A”):

Only one of our named executive officers (“NEOs”) received a salary increase for 2014, despite our strong 2013 and three-year TSR. This is on top of just two NEOs receiving a salary increase in 2013.

The Compensation Committee refined and formalized an annual incentive framework that measures performance against metrics within the following five key categories: (1) Operations, (2) Development, (3) Acquisitions, (4) Dispositions, and (5) Balance Sheet Management. This measurement framework was also applied to assess performance in determining our NEOs annual cash incentives for 2013.

In order to enhance alignment with long-term stockholder returns, the Compensation Committee placed an even greater emphasis on long-term compensation, in the form of equity awards, for 2014. This rebalancing included reducing the 2014 target annual cash incentive opportunity for our Chief Executive Officer, John B. Kilroy, Jr., from $3,000,000 to $2,450,000.

Approximately 67% of the 2014 annual long-term incentive awards for our NEOs are subject to performance-based vesting requirements over a three-year performance period and include a performance hurdle with reference to our relative TSR.

Proxy Summary

CORPORATE GOVERNANCE UPDATES AND HIGHLIGHTS

Proposed Majority Voting for Directors

In response to stockholder feedback, we are asking stockholders to approve amendments to our bylaws to adopt a majority vote standard in uncontested elections of directors.

Annual Election of All Directors

The full board is elected annually by our stockholders.

Lead Independent Director

We have a Lead Independent Director with clearly delineated and comprehensive responsibilities and with significant executive management and board experience.

New Board Members

The Board of Directors has nominated two new independent directors, who we believe will bring new and additional perspective to the Board.

Anti-Hedging and Anti-Pledging Policies

We have a policy that restricts trading in derivative Company securities and prohibits entering into hedging and other speculative transactions involving Company securities. We also have a policy that prohibits our NEOs, Section 16 officers and directors from pledging the Company’s securities, except under limited circumstances.

Clawback Policy

We may recover bonus or incentive compensation, including equity-based compensation, from our executive officers in the event of misconduct resulting in a restatement of our consolidated financial statements.

Stock Ownership Guidelines

We require our NEOs to hold a significant amount of our stock valued at three to six times their respective base salaries. We also require each non-employee director to hold shares of our common stock having a market value of at least five times the director’s annual retainer.

DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Independent	Committee Membership
John B. Kilroy, Jr. (Chairman)	65	1996	President, Chief Executive Officer and Chairman, Kilroy Realty Corporation		EC
Edward F. Brennan, Ph.D. (Lead Independent Director)	62	2003	Former Chief Executive Officer, Nexus Dx, Inc.	✓	AC, CC, IC, NCGC
Scott S. Ingraham	60	2007	Co-Owner, Zuma Capital	✓	AC, CC
Dale F. Kinsella	65	1997	Partner, Kinsella, Weitzman, Iser, Kump & Aldisert, LLP	✓	CC, EC, IC, NCGC
Peter B. Stoneberg	58	—	Managing Partner, Velocity Ventures, LLC	✓	*
Gary R. Stevenson	57	—	President and Managing Director, MLS Business Ventures of Major League Soccer	✓	*

AC = Audit Committee	CC = Executive Compensation Committee	EC = Executive Committee
IC = Independent Committee	NCGC = Nominating/Corporate Governance Committee

*

The Board of Directors has not yet determined the Board committee(s) to which Mr. Stoneberg and Mr. Stevenson will be named if elected at the Annual Meeting; however, the Board intends to make changes to the composition of its Board committees effective as of the date of the Annual Meeting so that the membership of each Board committee will satisfy the requirements of each committee’s written charter and applicable NYSE listing rules.

Voting Information

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board Recommendation	Page
Management Proposals:
1. Election of Six Director Nominees	FOR ALL	5
2. Amendment and Restatement of 2006 Incentive Award Plan	FOR	6
3. Advisory Approval of Compensation of NEOs	FOR	19
4. Approval of Majority Voting in Uncontested Elections of Directors	FOR	21
5. Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2014	FOR	22
Stockholder Proposal:
6. Stockholder Proposal Regarding Proxy Access	AGAINST	23

HOW TO CAST YOUR VOTE

Internet	Phone	Mail	In Person
Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.	Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instructions to the address on your proxy card or voting instruction form.	Ballots will be provided to anyone who attends and wants to vote at the Annual Meeting.

General Information About the Annual Meeting and Voting Procedures

The Board of Directors (the “Board”) of Kilroy Realty Corporation, a Maryland corporation (“we,” “our,” “us” or the “Company”), is soliciting your proxy for the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m. local (Pacific) time on Thursday, May 22, 2014 at our principal executive offices located at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064, and any adjournments or postponements of the Annual Meeting. On April 11, 2014, proxy materials for our Annual Meeting, including this Proxy Statement and our 2013 Annual Report to Stockholders, were first sent or made available to our stockholders entitled to vote at the Annual Meeting.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2013 Annual Report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, as well as any other business properly brought before the Annual Meeting:

•	Proposal No. 1: Elect as directors the six nominees named in this Proxy Statement.

•	Proposal No. 2: Approve the amendment and restatement of our 2006 Incentive Award Plan, as amended (the “2006 Plan”).

•	Proposal No. 3: Approve, on an advisory basis, the compensation of our NEOs.

•	Proposal No. 4: Approve an amendment to our Second Amended and Restated Bylaws, as amended (the “Bylaws”), to adopt a majority vote standard in uncontested elections of directors.

•	Proposal No. 5: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

•	Proposal No. 6: Consider a stockholder proposal regarding proxy access, if properly presented.

What are the Board’s recommendations on each of the proposals?

The Board recommends that stockholders vote:

1.	“FOR ALL” of the Board’s six nominees for election to the Board: John B. Kilroy, Jr., Edward F. Brennan, Ph.D., Scott S. Ingraham, Dale F. Kinsella, Peter B. Stoneberg and Gary R. Stevenson;

2.	“FOR” approval of amendment and restatement of the 2006 Plan;

3.	“FOR” approval, on an advisory basis, of the compensation of our NEOs;

4.	“FOR” approval of an amendment to our Bylaws to adopt a majority vote standard in uncontested elections of directors;

5.	“FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

6.	“AGAINST” the stockholder proposal regarding proxy access.

Kilroy Realty Corporation	1

General Information About the Annual Meeting and Voting Procedures

Who is entitled to vote?

Only the holders of record of the shares of our common stock at the close of business on March 14, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon at the Annual Meeting. As of the Record Date, 82,218,250 shares of common stock were outstanding.

May I attend the Annual Meeting?

You may attend the Annual Meeting if you were a stockholder of record or a beneficial holder of shares of common stock at the close of business on the Record Date, or you hold a valid legal proxy for the Annual Meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting. You should also be prepared to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you are a beneficial holder of shares of common stock because you hold your shares in “street name,” you should provide proof of beneficial ownership as of the Record Date, such as an account statement reflecting your stock ownership as of the Record Date, a copy of the Notice or voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership, as well as your photo identification, for admission. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. For directions to the Annual Meeting, contact the Company in writing at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote by attending the Annual Meeting and voting in person.

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

Vote in Person at the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee.

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on May 21, 2014 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed

2	Kilroy Realty Corporation

General Information About the Annual Meeting and Voting Procedures

with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before it is exercised by (i) delivering a later dated proxy card or by submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions will be followed), (ii) delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting, or (iii) by voting in person at the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on May 21, 2014.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR ALL” the director nominees named in Proposal No. 1, “FOR” Proposal No. 2, “FOR” Proposal No. 3, “FOR” Proposal No. 4, “FOR” Proposal No. 5 and “AGAINST” Proposal No. 6.

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal No. 5 (the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014) is considered routine under applicable rules of the New York Stock Exchange (the “NYSE”), while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal No. 5 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 5 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

How will voting on any other business be conducted?

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, at their discretion. We do not presently know of any other business that may come before the Annual Meeting.

What constitutes a quorum?

A majority of the shares of common stock issued and outstanding on the Record Date must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

Proposal No. 1 – Election of Directors. To be elected as a director, our current Bylaws require that a nominee must receive a plurality of all the votes cast in the election of directors at the Annual Meeting at which a quorum is present.

Proposal No. 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan. The affirmative vote of a majority of votes cast at the Annual Meeting will be required to amend and restate the 2006 Plan.

Kilroy Realty Corporation	3

General Information About the Annual Meeting and Voting Procedures

Proposal No. 3 – Advisory Approval of Compensation of our NEOs. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the advisory approval of the compensation of our NEOs (“Say-on-Pay”). The Say-on-Pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, our Board values the opinions that our stockholders express in their votes and the votes will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.

Proposal No. 4 – Approval of the Bylaw Amendment to Adopt Majority Vote Standard in Uncontested Director Elections. The affirmative vote of a majority of votes cast at the Annual Meeting will be required to approve an amendment to our Bylaws to adopt a majority vote standard in uncontested elections of directors.

Proposal No. 5 – Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Proposal No. 6 – Stockholder Proposal Regarding Proxy Access. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for approval of Proposal No. 6 (proxy access). However, our Board will consider the voting results on this proposal when making future decisions regarding the subject matter of the proposal.

Note on “Abstentions” and “Broker Non-Votes.” For purposes of determining the number of votes cast, only shares voting “FOR ALL,” “FOR,” or “AGAINST” are counted. Abstentions (other than on Proposal No. 2 – Approval of Amendment and Restatement of 2006 Plan) and broker non-votes are not treated as votes cast, although they are counted for purposes of determining whether a quorum is present at the Annual Meeting. Under NYSE listing standards applicable to stockholder approval of equity compensation plans, abstentions are treated as votes cast. Accordingly, for purposes of Proposal No. 2 only, abstentions will have the effect of a vote “AGAINST” the proposal.

4	Kilroy Realty Corporation

Proposal 1 – Election of Directors

Pursuant to our Articles of Restatement, the Bylaws and resolutions adopted by the our Board, the Board presently consists of five directors with each director serving a term that continues until the annual meeting of stockholders to be held in the year following the year of his or her election and until his or her successor is duly elected and qualified. Currently, there is also one vacant director seat on our Board. As further described below, our Board has selected six director nominees for election at the Annual Meeting, including all of our incumbent directors other than William P. Dickey. Mr. Dickey is not standing for re-election at the Annual Meeting and will retire from our Board effective immediately prior to the Annual Meeting. The remaining two director nominees, Peter B. Stoneberg and Gary Stevenson, are not currently directors of the Company and will stand for election to our Board for the first time at the Annual Meeting.

Nominees for Director

Upon the recommendation of the Nominating/Corporate Governance Committee (the “Governance Committee”), the Board has nominated John B. Kilroy, Jr., Edward F. Brennan, Ph.D., Scott S. Ingraham, Dale F. Kinsella, Peter B. Stoneberg and Gary R. Stevenson for election to the Board for a term continuing until the annual meeting of stockholders to be held in 2015 and until their respective successors are duly elected and qualified. Other than Mr. Stoneberg and Mr. Stevenson, all of our director nominees are currently directors of the Company and were previously elected to serve on the Board by our stockholders.

Mr. Stoneberg and Mr. Stevenson are standing for election to the Board for the first time. Mr. Stoneberg has over 30 years of experience as an M&A professional and technology executive. He is currently the Managing Partner of Velocity Ventures, LLC and was a former Senior Managing Director of Montgomery Securities, where he founded and led the Technology M&A practice. Mr. Stevenson is a leader and innovator in sports marketing and media strategies, with over 30 years of experience, including as President of Pac-12 Enterprises, a current tenant of the Company, and in his current role as President and Managing Director of MLS Business Ventures of Major League Soccer.

The Governance Committee authorized the retention of Korn / Ferry International (“Korn / Ferry”) to assess and conduct a background check on both Mr. Stoneberg and Mr. Stevenson as part of the Governance Committee’s director search. The Governance Committee then reviewed the results of Korn / Ferry’s evaluation and screening, discussed each potential nominee and recommended both Mr. Stoneberg and Mr. Stevenson to the Board for nomination by the Board. The Board then met, discussed and approved the Governance Committee’s selection. Mr. Stoneberg and Mr. Stevenson were initially identified as potential nominees by our Chief Executive Officer (“CEO”).

Except as otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of all of the nominees to the Board. The nominees have consented to be named in this Proxy Statement and to serve as directors if elected. Biographical summaries of the experience of our director nominees can be found in this Proxy Statement under the caption “Our Board of Directors.”

Vote Required

The election of each of the director nominees requires a plurality of the votes cast in the election of directors by the holders of the shares of common stock entitled to vote, either present in person or by proxy at the Annual Meeting.

Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES.

Kilroy Realty Corporation	5

Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

General

As discussed in the CD&A below, long-term equity awards are a key component of our executive compensation program. As of March 31, 2014, no shares of common stock remained available for new award grants under the 2006 Plan. Under applicable listing rules, we may not increase the 2006 Plan share limit without stockholder approval.

At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of the 2006 Plan. The amended and restated 2006 Plan was adopted, subject to stockholder approval, by the Board on March 20, 2014. With our request to approve the amendment and restatement of the 2006 Plan, we ask that you consider the following:

•

Responsible Share Usage. The total number of shares of our common stock subject to awards granted under the 2006 Plan per year over the last three fiscal years has, on average, been 1.14% of the weighted-average number of shares of our common stock issued and outstanding for the corresponding year (calculated as discussed on page 16), which we believe is very reasonable.

•

Significant Focus on Performance-Based Vesting Equity Awards. In 2013, 50% of the shares subject to our NEOs’ equity awards were subject to performance-based vesting requirements. For 2014, approximately 67% of the shares subject to our NEOs’ restricted stock unit awards are subject to performance-based vesting requirements, based on both operating and relative TSR measures.

•

Responsible Share Request Size. We are asking for enough shares to be able to continue to grant equity awards under the 2006 Plan through approximately the end of 2015 (as discussed on page 16). We want our stockholders to have the ability to regularly validate their comfort with our approach to equity awards.

The amended and restated 2006 Plan reflects the following amendments that are subject to stockholder approval of this proposal:

•

Increase in Aggregate Share Limit. The 2006 Plan currently limits the aggregate number of shares of the Company’s common stock that may be delivered pursuant to all awards granted under the 2006 Plan to 6,120,000 shares. The proposed amendments would increase this limit by an additional 1,000,000 shares so that the new aggregate share limit for the 2006 Plan would be 7,120,000 shares (the “Share Limit”). The proposed amendments would also include an aggregate share limit on the number of shares that may be delivered pursuant to “incentive stock options” granted under the 2006 Plan of 7,120,000 shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate 2006 Plan Share Limit described above.

•

Change to Fungible Share Limit. The 2006 Plan currently provides that shares issued in respect of any “full-value award” (which generally includes awards other than stock option grants and stock appreciation rights) are counted against the 2006 Plan aggregate Share Limit described above as 2.92 shares for every one share actually issued in connection with the award. The 2006 Plan also currently provides that shares issued in respect of certain types of stock options and other awards are counted against the Share Limit described above at certain premium ratios ranging from 1.15 shares to 1.29 shares for every one share actually issued in connection with the award. The proposed amendments would eliminate all of these fungible or premium share counting rules as to awards granted under the 2006 Plan on or March 31, 2014 so that shares issued in respect of any award granted under the 2006 Plan on or after March 31, 2014 will be counted against the Share Limit on a one-for-one basis.

•

Change in Share-Counting Rules. The 2006 Plan currently provides that shares tendered by an award-holder or withheld by the Company to satisfy the exercise price or tax withholding obligations in connection with an award are not available for new grants under the 2006 Plan. Under the proposed amendments, such shares would be available for new grants under the 2006 Plan.

•	Extension of Plan Term. The 2006 Plan is currently scheduled to expire in March 2016. The proposed amendments would extend the term of the 2006 Plan until March 19, 2024.

•

Extension of Performance-Based Award Feature. One element of the 2006 Plan is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”). These awards are referred to as “Performance-Based Awards” and are in addition to other awards, such as stock options and stock appreciation rights, expressly

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Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

authorized under the 2006 Plan which may also qualify as performance-based compensation for Section 162(m) purposes. If stockholders approve this 2006 Plan proposal, the Performance-Based Award feature of the 2006 Plan will be extended through the first annual meeting of stockholders that occurs in 2019 (this expiration time is earlier than the general expiration date of the 2006 Plan and is required under applicable tax rules).

As of March 31, 2014, 2,815,584 shares of common stock were subject to outstanding awards granted under the 2006 Plan and, as noted above, no shares of common stock were then available for new award grants under the 2006 Plan. Of the 2,816,084 shares of common stock that were then subject to outstanding 2006 Plan awards, 1,520,500 were subject to stock options, 882,340 were subject to vested but deferred (not paid) RSUs, 327,683 were subject to unvested RSUs, and 85,061 were subject to unvested restricted stock awards. These numbers are presented before giving effect to certain Company equity awards granted during 2014 that include cash-settlement provisions (the “2014 Awards”). For additional information on our past grants under the 2006 Plan, the 2014 Awards, and the potential dilutive impact of the proposed amendments to the 2006 Plan, please see “Specific Benefits Under the 2006 Plan” below.

We grant awards under the 2006 Plan because we believe that it is in our stockholders’ best interests to include equity awards, denominated in shares of common stock or with a value derived from the value of our common stock, as a component of the overall pay package for our executives and select key employees because such awards align the interests of award recipients with those of our stockholders. The number of shares of common stock available for new award grants under the 2006 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. The Board believes that the increase in the 2006 Plan Share Limit will allow us to continue to grant awards under the 2006 Plan that are payable in shares of common stock. The Board believes that the other 2006 Plan amendments described above give the Company greater flexibility to structure future incentives.

If stockholders do not approve this 2006 Plan proposal, the current share limits under, and other terms and conditions of, the 2006 Plan will continue in effect.

The principal terms of the 2006 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2006 Plan, which appears as Appendix A to this Proxy Statement.

Shares Available for Awards

Subject to certain adjustments set forth in the 2006 Plan, the maximum number of shares of common stock that may be issued or awarded under the 2006 Plan will be increased to 7,120,000 shares if stockholders approve the proposed amendments to the 2006 Plan. To the extent that an award terminates, expires, lapses for any reason, or is settled in cash, any shares subject to the award will again be available for the grant of awards pursuant to the 2006 Plan. If stockholders approve the proposed amendments to the 2006 Plan, any shares of common stock tendered by an award-holder or withheld by the Company to satisfy the grant or exercise price or tax withholding obligations with respect to any award will again be available for the grant of awards pursuant to the 2006 Plan. Stock appreciation rights, or “SARs,” that are settled in stock count against the shares available for grant or issuance under the 2006 Plan based on the number of shares underlying these stock appreciation rights, without regard to the number of shares actually delivered to the participant in respect of stock-settled SARs upon exercise. The Company may not increase the applicable share limits of the 2006 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

The proposed amendments would also provide that, for purposes of calculating the number of shares available for issuance under the Share Limit, awards granted under the 2006 Plan on or after March 31, 2014 will be counted against the Share Limit on a one-for-one basis.

Awards

The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, profits interest units in Kilroy Realty, L.P., our operating partnership (the “Operating Partnership”), as described below, performance bonus awards, performance-based awards and other incentive awards to eligible individuals. The 2006 Plan

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Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

further provides that the maximum number of shares which may be subject to awards granted to any one participant during any calendar year is 1,500,000 and the maximum amount that may be paid to a participant in cash during any calendar year with respect to cash-based awards is $30,000,000.

Stock Options

Stock options, including incentive stock options, as defined under Section 422 of the Internal Revenue Code, and nonqualified stock options, may be granted pursuant to the 2006 Plan. The option exercise price of all stock options granted pursuant to the 2006 Plan will not be less than 100% of the fair market value of our stock on the date of grant. No incentive stock option may be granted to a grantee who owns more than 10% of our stock unless the exercise price is at least 110% of the fair market value at the time of grant. Notwithstanding whether an option is designated as an incentive stock option, to the extent that the aggregate fair market value of the shares with respect to which such option is exercisable for the first time by any optionee during any calendar year exceeds $100,000 (or the option otherwise fails to qualify as an incentive stock option), such option will be treated as a nonqualified stock option. Stock options may be exercised as determined by the plan administrator, but in no event after the tenth anniversary of the date of grant. However, in the case of an option granted to a person who owns more than 10% of our stock on the date of grant, such term will not exceed five years.

Restricted Stock

Awards of restricted stock may be granted under the 2006 Plan. Restricted stock will be subject to restrictions on transferability and other such restrictions as the plan administrator may determine, including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends on the restricted stock. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the plan administrator determines at the time of grant of the award or thereafter.

Stock Appreciation Rights

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of our stock on the date of exercise of the SAR over the fair market value of a share of common stock on the date of grant of the SAR. The plan administrator may issue SARs in such amounts and on such terms and conditions as it may determine, consistent with the terms of the 2006 Plan, except that SARs may not be exercised more than ten years after the applicable date of grant. The plan administrator may elect to pay SARs in cash, in common stock or in a combination of cash and common stock.

Other Awards Under the Plan

The 2006 Plan provides that the plan administrator may also grant or issue performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, profits interest units, performance bonus awards, performance-based awards and other incentive awards or any combination thereof to eligible employees, consultants and directors. The terms of each such grant or issuance will be set by the plan administrator in its discretion. The plan administrator may establish the exercise price or purchase price, if any, of any such award, provided that such price will not be less than the par value of a share of common stock, unless otherwise permitted by applicable state law.

Any such award will only vest or be exercisable or payable while the participant is an employee or consultant of the Company, the Operating Partnership, or Kilroy Realty TRS, Inc. (the “TRS”) or any of their subsidiaries, or a director of the Company or the TRS, except that the plan administrator may provide that such an award may vest or be exercised or paid subsequent to a termination of employment or service, as applicable, or following a change in control (as defined in the 2006 Plan) of the Company, or because of the participant’s retirement, death or disability, or otherwise. The plan administrator may also provide that any such awards will be intended to qualify as “performance-based compensation” within the meaning of Section 162(m), subject to the provisions of the 2006 Plan and the requirements of Section 162(m).

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Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

Payments with respect to any such award, other than profits interest units, will be made in cash, in common stock or a combination of both, as determined by the plan administrator. Each award granted under the 2006 Plan will be subject to such additional terms and conditions as determined by the plan administrator and will be evidenced by a written award agreement.

Performance Shares. Awards of performance shares are denominated in a number of shares of our stock and may be linked to any performance criterion or criteria determined appropriate by the plan administrator, in each case on a specified date or dates or over any period or periods determined by the plan administrator.

Performance Stock Units. Awards of performance stock units are denominated in units equivalent to shares of our stock and/or units of value, including dollar value of shares of our stock, and may be linked to any performance criterion or criteria determined appropriate by the plan administrator, in each case on a specified date or dates or over any period or periods determined by the plan administrator.

Dividend Equivalents. Dividend equivalents are rights to receive the equivalent value (in cash or our stock) of dividends paid on our stock. They represent the value of the dividends per share paid by us, calculated with reference to the number of shares that are subject to any award held by the participant, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2006 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting conditions are not satisfied).

Stock Payments. Stock payments include payments in the form of our stock or options or other rights to purchase our stock, in each case made in lieu of all or any portion of the compensation that would otherwise be paid to the participant. The number of shares will be determined by the plan administrator and may be based upon specific performance criteria determined appropriate by the plan administrator, determined on the date such stock payment is made or on any date thereafter.

Deferred Stock. Deferred stock may be awarded to participants and may be linked to any performance criteria determined to be appropriate by the plan administrator. Stock underlying a deferred stock award will not be issued until the deferred stock award has vested, pursuant to a vesting schedule or upon the satisfaction of performance criteria set by the plan administrator. Unless otherwise provided by the plan administrator, recipients of deferred stock generally will have no rights as a stockholder with respect to such deferred stock until the time the vesting conditions are satisfied and the stock underlying the deferred stock award has been issued.

Restricted Stock Units. Restricted stock units, or RSUs, may be granted to any participant in such amounts and subject to such terms and conditions as determined by the plan administrator. At the time of grant, the plan administrator will specify the date or dates on which the restricted stock units will become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the plan administrator will specify the maturity date applicable to each grant of restricted stock units which will be no earlier than the vesting date or dates of the award and may be determined at the election of the participant. On the maturity date, we will transfer to the participant one unrestricted, fully transferable share of our stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited. The plan administrator will specify the purchase price, if any, to be paid by the participant to us for such shares of our stock.

Profits Interest Units. To the extent authorized by the partnership agreement of the Operating Partnership, the 2006 Plan authorizes the grant of units in the Operating Partnership that are intended to constitute “profits interests” within the meaning of the Internal Revenue Code and published Internal Revenue Service guidance. Profits interests may only be granted to participants for the performance of services to or for the benefit of the Operating Partnership in the participant’s capacity as a partner in the Operating Partnership, in anticipation of the participant becoming a partner of the Operating Partnership, or as otherwise determined by the plan administrator, provided that the profits interest units would constitute “profits interests” within the meaning of the Internal Revenue Code, Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service. At the time of grant, the plan administrator will specify the number of profits interest units subject to the award, the purchase price, if any, of the units and the date and conditions on which the profits interest units will vest. The plan administrator may impose transferability restrictions and other restrictions upon profits interest units.

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Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

Other Incentive Awards. Participants as selected by the plan administrator may be granted other incentive awards that provide for shares of common stock or the right to purchase shares of common stock or that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, shares of common stock, stockholder value or stockholder return. Other incentive awards may also be linked to any performance criterion or criteria determined appropriate by the plan administrator. Amounts payable under other incentive awards may be in cash, common stock, units of the Operating Partnership, or a combination of any of the foregoing, as determined by the plan administrator.

Performance Bonus Awards. Any participant selected by the plan administrator may be granted a cash bonus payable upon the attainment of performance goals that are established by the plan administrator and relate to any performance criterion or criteria determined appropriate by the plan administrator on a specified date or dates or over any period or periods determined by the plan administrator. Any such cash bonus (and other performance-vesting awards described above) paid to a “covered employee” may be structured as “qualified performance-based compensation” each within the meaning of Section 162(m).

Administration

The Board or one or more committees appointed by the Board administers the 2006 Plan. The Board has delegated general administrative authority for the 2006 Plan to the Compensation Committee. The Compensation Committee may delegate some or all of its authority with respect to the 2006 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2006 Plan with respect to award grants including, without limitation, the authority:

•	To select participants and determine the type(s) of award(s) that they are to receive;

•	To determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	To cancel, modify or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	To accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	Subject to the other provisions of the 2006 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•

To determine whether an award may be settled in, or the purchase price of an award or shares of the Company’s common stock to be paid in, the form of cash, shares, other awards, or such other form as the Administrator may authorize and permitted by law.

While all of our employees are technically eligible to receive awards under the 2006 Plan, in 2013 we granted awards to 22 employees and each of our non-employee directors. The Administrator uses its judgment to determine who will receive awards, the type(s) of award grants, and the size and particular terms and conditions of those awards. These determinations may change based on any number of variables, including, without limitation, changes in competitors’ compensation practices or changes in compensation practices in the market generally, the need to attract, retain and incentivize key talent, the benefit of enhancing the link between the interests of award recipients with those of our stockholders, and the potential dilutive impact of those awards.

No Repricing

In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the 2006 Plan administrator (1) amend an outstanding stock option or

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Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility

Employees and consultants of the Company, the TRS, the Operating Partnership or their subsidiaries, and directors of the Company or the TRS, are eligible to be granted non-qualified stock options, restricted stock, stock appreciation rights, performance share awards, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, profits interest units, other incentive awards and performance bonus awards under the 2006 Plan. Only employees of the Company and its qualifying corporate subsidiaries are eligible to be granted options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code. Currently, approximately 209 officers and employees of the Company and its subsidiaries (including all of the Company’s NEOs), and each of the Company’s four non-employee directors, are considered eligible under the 2006 Plan.

Adjustments

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2006 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

Assumption and Termination of Awards

Generally, and subject to limited exceptions set forth in the 2006 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, the outstanding awards granted under the 2006 Plan will not automatically accelerate and become vested under the terms of the 2006 Plan as long as there is provision for the awards to be substituted for, assumed or otherwise continued after the event. If there is no such provision for the awards to be substituted for, assumed, or otherwise continued after the event (that is, the awards are to be terminated in connection with the change in control event), the awards would generally become fully vested and, in the case of options, exercisable. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2006 Plan.

Transfer Restrictions

Subject to certain exceptions contained in Section 10.3 of the 2006 Plan, awards under the 2006 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

No Limit on Other Authority

The 2006 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

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Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

Termination of or Changes to the 2006 Plan

The Board may amend or terminate the 2006 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the 2006 Plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2006 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) If stockholders approve this 2006 Plan proposal, unless terminated earlier by the Board, the authority to grant new awards under the 2006 Plan will terminate on March 19, 2024. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the 2006 Plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any 2006 Plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences

Stock Options

With respect to nonqualified stock options, the Company, the Operating Partnership or the participant’s employer, as applicable, is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company, the Operating Partnership or the participant’s employer, as applicable, will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one which does not meet the requirements of the Internal Revenue Code for incentive stock options and the tax consequences described for nonqualified stock options will apply. Certain additional special rules apply if the exercise price for an option is paid in stock previously owned by the participant rather than in cash.

Other Awards

The current federal income tax consequences of other awards authorized under the 2006 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company, the Operating Partnership or the participant’s employer, as applicable, will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Internal Revenue Code with respect to covered employees.

Profits Interest Units

Profits interest units that constitute “profits interests” within the meaning of the Internal Revenue Code and published Internal Revenue Service guidance will generally not be taxed at the time of grant, though the holder will be required to report on his income tax return his allocable share of the issuing partnership’s income, gain, loss, deduction, and credit, regardless of whether the issuing partnership makes a distribution of cash. Instead, such profits interest units are generally taxed upon a disposition of the profits interest unit or distributions of cash to the extent that such amounts received exceed the basis in the profits interest units. Generally, no deduction is available to the Company upon the grant, vesting or disposition of the profits interest units.

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Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

If profits interests units are granted to a recipient who is an employee of the Company, the issuance of those profits interests may cause wages paid to the recipient to be characterized and subject to taxation as self-employment income. If treated as a self-employed partner, the recipient will be required to make quarterly income tax payments rather than having amounts withheld by the Company, the Operating Partnership or the participant’s employer, as applicable. Additionally, if self-employed, the recipient must pay the full amount of all “FICA” employment taxes on the employee’s compensation (in the form of “SECA” taxes rather than “FICA” taxes), whereas regular employees are only responsible for 50% of these taxes. To date, the Internal Revenue Service has not issued definitive guidance regarding the treatment of wages paid to partner-employees.

Code Section 409A

Certain types of awards under the 2006 Plan may constitute, or provide for, a deferral of compensation under Section 409A. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and penalties under applicable state tax laws). To the extent applicable, we intend to structure awards granted under the 2006 Plan to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A or an available exemption from Section 409A.

Tax Deductibility and Section 162(m) of the Internal Revenue Code

Section 162(m) generally places a $1.0 million annual limit on the amount of compensation paid to certain of the Company’s executive officers that may be deducted by the Company for federal income tax purposes unless such compensation constitutes “qualified performance-based compensation” which is based on the achievement of pre-established performance goals set by a committee of the Board pursuant to an incentive plan that has been approved by the Company’s stockholders. The 2006 Plan provides that certain awards made thereunder may, in the discretion of the plan administrator, be structured so as to qualify for the “qualified performance-based compensation” exception to the $1.0 million annual deductibility limit of Section 162(m).

Other Considerations

Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Internal Revenue Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by the Company and are subject to an excise tax of 20% payable by the recipient.

The 2006 Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Internal Revenue Code.

The preceding discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the 2006 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. No information is provided with respect to foreign, state or local tax laws, or estate and gift tax considerations.

Specific Benefits Under the 2006 Plan

The Company has not approved any awards that are conditioned on stockholder approval of this Proposal No. 2. If the proposed share increase for the 2006 Plan had been in effect in 2013, the Company expects that its award grants for 2013 would not have been different from those actually made in 2013 under the 2006 Plan. For more information regarding those awards, please see the following discussion and, for more detailed information on the awards granted to our NEOs during 2013, see the material under the heading “Executive Compensation” below.

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Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

Non-Employee Director Awards

The Company is not currently considering any new award grants under the 2006 Plan except for the annual grants of shares of common stock to non-employee directors described under the “Director Compensation” section below. These annual grants are determined based on the closing price of our common stock at the time of the grant as described below. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount for the annual grants under the non-employee director program ($100,000) into shares was $58.09 (the closing price of a share of our common stock on the Record Date), the number of shares that would be allocated to the Company’s five non-employee directors as a group (assuming a Board with five non-employee directors) pursuant to the annual grant formula over the proposed 10-year term of the 2006 Plan (2014 through 2023, if stockholders approve this proposal) is approximately 86,073 shares. This figure represents the continuation of the current non-employee director equity awards, for six non-employee directors, over that ten-year period. The actual number of shares that we may issue depends on, among other future variables, the number of our non-employee directors from time to time, the price of our common stock on the applicable grant date that is used to convert the applicable grant-date value into a number of shares, and whether the Board changes the $100,000 grant date value or other aspects of our non-employee director compensation program in the future.

2014 Awards

In January 2014, we approved the 2014 Awards under the 2006 Plan, which consisted of time-based and performance-based restricted stock unit awards. The 2014 Awards granted to the NEOs are described on pages 54 through 56, and 71 through 72, below. The 2014 Awards to recipients other than our NEOs consisted only of time-based restricted stock unit awards on substantially the same terms as the time-based awards granted to our NEOs. These awards are not contingent on stockholder approval of this Proposal No. 2. However, given how few shares we have remaining under the 2006 Plan for new award grants, these awards are structured so that a vested restricted stock unit covered by the award will be paid in cash (based on the fair market value of our common stock at the time of payment) rather than shares to the extent that we do not have sufficient shares available for issuance under the 2006 Plan at the time of payment of the award. Dividend equivalents covering an aggregate of 7,758 shares of our common stock were also credited in January 2014 with respect to prior awards under the 2006 Plan and will be paid in cash (based on the fair market value of our common stock at the time of payment) rather than shares to the extent that we do not have sufficient shares available under the 2006 Plan at the time of payment of the award. The following table shows how many units were subject to each recipient’s time-based 2014 Award and each recipient’s performance-based 2014 Award (with each performance-based award presented based on the “target” number of units covered by the award) to the persons and groups indicated below. Payout of the performance-based portion of the 2014 Awards could range from 0% to 200% of the target level based on actual performance.

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Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

2006 Incentive Award Plan

Awards Subject to Stockholder Approval of 2006 Plan Proposal

Name and Position	Number of Shares Underlying Time-Based Units	Number of Shares Underlying Performance- Based Units (at target)
Executive Group
John B. Kilroy, Jr. Chairman, President and Chief Executive Officer	29,047	58,095
Jeffrey C. Hawken Executive Vice President and Chief Operating Officer	10,980	21,941
Tyler H. Rose Executive Vice President, Chief Financial Officer and Secretary	6,448	12,917
Eli Khouri Executive Vice President and Chief Investment Officer	4,841	8,715
Justin W. Smart Executive Vice President, Development and Construction	4,841	8,715
Total for Executive Group	56,157	110,383
Non-Executive Director Group (4 persons)	0	0
Non-Executive Officer Employee Group	61,349	8,715

Potential Dilution

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the proposed amendments to the 2006 Plan. The 2006 Plan is the Company’s only equity compensation plan.

The following table shows the total number of shares of our common stock that were subject to outstanding restricted stock and restricted stock unit awards granted under the 2006 Plan, that were subject to outstanding stock options granted under the 2006 Plan, and that were then available for new award grants under the 2006 Plan as of December 31, 2013 and as of March 31, 2014. This information is presented before giving effect to the 2014 Awards, and January 2014 dividend equivalents covering an aggregate of 7,758 shares, discussed above in light of the cash-settlement provisions of such awards. If stockholder approve this Proposal No. 2, however, we expect that we will settle such 2014 Awards and dividend equivalents that vest in stock as opposed to cash. None of the outstanding awards covered interests in our Operating Partnership. (In this 2006 Plan proposal, the number of shares of the Company’s common stock subject to restricted stock and restricted stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards. For awards subject to performance-based vesting requirements, the number of shares presented is based on the maximum level of performance.)

	As of December 31, 2013	As of March 31, 2014
Shares subject to outstanding restricted stock and restricted stock unit awards (including vested but deferred RSUs and excluding performance-based vesting awards)	1,206,357	1,213,389
Shares subject to outstanding performance-based vesting restricted stock unit awards	143,022	81,695
Shares subject to outstanding stock options	1,525,000	1,520,500
Shares available for new award grants	2,539	0

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Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 56,717,121 shares issued and outstanding in 2011 (58,437,444 shares assuming the conversion of all the common units of the Operating Partnership); 69,639,623 shares issued and outstanding in 2012 (71,403,258 shares assuming the conversion of all common units of the Operating Partnership); and 77,343,853 shares issued and outstanding in 2013 (79,166,250 shares assuming the conversion of all common units of the Operating Partnership). The number of shares of the Company’s common stock issued and outstanding as of December 31, 2013 and March 31, 2014 was 82,153,944 shares and 82,218,332 shares, respectively (83,959,144 and, 84,022,532, respectively, assuming the conversion of all common units of the Operating Partnership). (In this 2006 Plan proposal and except as noted above, the number of shares of the Company’s common stock that are outstanding for any particular period or on any particular date do not include common units of the Operating Partnership that are convertible into our common stock.)

The total number of shares of the Company’s common stock subject to awards that the Company granted under the 2006 Plan over the last three fiscal years, and to date (as of March 31, 2014) for 2014, are as follows:

•

206,134 shares in 2011 (which was 0.36% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2011), all of which were subject to time-based vesting restricted stock and restricted stock unit awards;

•

1,948,573 shares in 2012 (which was 2.80% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2012), of which 1,550,000 shares were subject to stock option awards, 295,334 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), and 103,239 shares were subject to performance-based vesting restricted stock and restricted stock unit awards;

•

210,893 shares in 2013 (which was 0.27% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2013), of which no shares were subject to stock option awards, 140,024 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), and 70,869 shares were subject to performance-based vesting restricted stock and restricted stock unit awards (after giving effect to the April 2013 modification, noted in the Grants of Plan-Based Awards Table below, to include performance-based vesting requirements for a portion of the awards granted to our NEOs in 2013); and

•	No shares in 2014 (before giving effect to the 2014 Awards presented separately above).

Thus, the total number of shares of our common stock subject to awards granted under the 2006 Plan per year over the last three fiscal years (2011, 2012 and 2013) has, on average, been 1.14% of the weighted-average number of shares of our common stock issued and outstanding for the corresponding year.

The Compensation Committee anticipates that the 1,000,000 additional shares requested for the 2006 Plan (which represents 1.20% of the number of shares of the Company’s common stock issued and outstanding as of March 31, 2014), and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards, will provide the Company with flexibility to provide for payment in stock of any 2014 Awards that vest, grant the non-employee director awards referred to above in connection with the Annual Meeting, as well as to continue to grant equity awards under the 2006 Plan through approximately the end of 2015 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels and covering dividend equivalents that may be credited with respect to the awards). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in stock and the amount of the Company’s dividend payments, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.

As of the Record Date, the closing market price for a share of the Company’s common stock was $58.09 per share.

16	Kilroy Realty Corporation

Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

Aggregate Past Grants Under the Plan

As of March 31, 2014, awards covering 3,567,461 shares of our common stock had been granted under the 2006 Plan. (This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 2006 Plan. This number of shares, and the data in the table below, excludes the 2014 Awards in light of the cash-settlement provisions of such awards. For information on the number of 2014 Awards granted, please see the “2014 Awards” discussion above.) The following table shows information regarding the distribution of all awards (other than 2014 Awards) among the persons and groups identified below, option exercises and restricted stock vesting prior to that date, and option and unvested restricted stock holdings as of that date.

	STOCK OPTIONS				RESTRICTED STOCK/UNITS
Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of 03/31/2014		Number of Shares/ Units Subject to Past Awards	Number of Shares/ Units Vested as of 03/31/2014	Number of Shares/Units Outstanding and Unvested as of 03/31/2014
			Exercisable	Unexercisable
Named Executive Officers:
John B. Kilroy, Jr. Chairman, President and Chief Executive Officer	750,000	—	300,000	450,000	982,255	749,709	232,546
Jeffrey C. Hawken Executive Vice President and Chief Operating Officer	250,000	—	100,000	150,000	355,718	305,220	50,498
Tyler H. Rose Executive Vice President, Chief Financial Officer and Secretary	125,000	—	50,000	75,000	91,904	73,546	18,358
Eli Khouri Executive Vice President and Chief Investment Officer	125,000	—	50,000	75,000	22,869	7,493	15,376
Justin W. Smart Executive Vice President, Development and Construction	20,000	—	8,000	12,000	78,004	59,519	18,485
Total for All Current Executive Officers as a Group (5 persons):	1,270,000	—	508,000	762,000	1,530,750	1,195,487	335,263
Edward F. Brennan, Ph.D.	—	—	—	—	20,011	18,265	1,746
William P. Dickey	—	—	—	—	20,057	18,311	1,746
Scott S. Ingraham	—	—	—	—	19,679	17,933	1,746
Dale F. Kinsella	—	—	—	—	20,057	18,311	1,746
Total for all Current Non-Executive Directors as a Group (4 persons):	—	—	—	—	79,804	72,820	6,984
Each other person who has received 5% or more of the options, warrants or rights under the Plan:	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group:	250,500	3,500	101,500	149,000	406,907	336,410	70,497
Total	1,520,500	3,500	609,500	911,000	2,017,461	1,604,717	412,744

Kilroy Realty Corporation	17

Proposal 2 – Approval of Amendment and Restatement of 2006 Incentive Award Plan

Mr. Kilroy and each of the non-employee directors identified above is a nominee for re-election as a director at the Annual Meeting. Mr. Stoneberg and Mr. Stevenson are also nominees for election as a director at the Annual Meeting. Mr. Stoneberg and Mr. Stevenson have not previously been granted any awards under the 2006 Plan.

Equity Compensation Plan Information

For additional information on the Company’s equity compensation plans, please see the “Equity Compensation Plan Information” section on page 83 below.

Vote Required

The amendment and restatement of the 2006 Plan will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.

Recommendation

The Board believes that the adoption of the proposed amendments to the 2006 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board and all of our executive officers are eligible for awards under the 2006 Plan and thus have a personal interest in the approval of the 2006 Plan proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN AS DESCRIBED ABOVE AND SET FORTH IN APPENDIX A HERETO.

18	Kilroy Realty Corporation

Proposal 3 – Advisory Approval of Our Executive Compensation

We are asking our stockholders to provide advisory approval of the compensation of our NEOs as such compensation is disclosed pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables, the narratives accompanying those tables and the CD&A).

We believe that our performance in 2013 was exceptional and that the structure of our executive compensation program contributed to our achievements by incentivizing our executives to grow the Company in a way that creates long-term value for our stockholders. Highlights of our Company’s executive compensation program and performance in 2013 are outlined below in the CD&A under the heading “Summary of 2013 Compensation.”

In connection with and following our annual meeting held in May 2013, we intensified our ongoing efforts, begun in 2012, to thoroughly review our executive compensation program. As part of this effort, we spoke with and solicited input from stockholders who together own more than two-thirds (66.7%) of our common stock. We also assessed compensation and governance practices generally and within our industry. The chairman of our Compensation Committee participated in a number of our conversations with stockholders regarding these subjects. Following the 2013 annual meeting, our Compensation Committee also retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant to conduct a comprehensive review of our executive compensation program.

As a result of this process, the Compensation Committee has significantly restructured elements of our executive compensation program for 2014. We believe that the changes to our program reflect many of the best practices in executive compensation today, have increased the emphasis on performance in the program and will result in greater alignment between the interests of our NEOs (as identified in the CD&A) and those of our stockholders. Key changes to the program for 2014 are outlined below in the CD&A and include:

•

Froze Salaries for 2014. Except for Mr. Smart, who received a base salary increase to bring him into parity with two other NEOs, none of our NEOs will receive a salary increase for 2014. This is on top of just two NEOs receiving salary increases in 2013, and despite our strong TSR for the one- and three-year periods ending December 31, 2013.

•

Formalized a Performance Measurement Framework for the Annual Incentive Plan. The Compensation Committee refined and formalized an annual incentive framework that measures performance against five key categories: (1) Operations, (2) Development, (3) Acquisitions, (4) Dispositions and (5) Balance Sheet Management. This measurement framework was applied to assess performance and determine annual cash incentives for our NEOs for 2013 and will be used in assessing annual cash incentives for our NEOs for 2014.

•

Rebalanced the Chief Executive Officer’s Target Compensation Mix, including a Reduction in Target Annual Cash Incentive Levels. In order to enhance alignment with long-term stockholder returns, the Compensation Committee placed an even greater emphasis on long-term compensation, in the form of equity awards, for Mr. Kilroy for 2014. This rebalancing included reducing the 2014 target annual cash incentive opportunity for Mr. Kilroy from $3,000,000 to $2,450,000.

•

Enhanced Performance Component of the Long-Term Equity Compensation Program. In 2013, 50% of the shares covered by each of our NEO’s equity award was subject to performance-based vesting requirements. For 2014, approximately 67% of the shares subject to our NEOs’ equity awards are subject to performance-based vesting requirements over a three-year performance period and include a performance hurdle with reference to our relative TSR.

In addition to the items noted above, in recent years we’ve adopted a range of executive compensation policies that we believe reflect current best practices, including:

•	A compensation clawback policy.

•	Anti-pledging and hedging policies.

•	Minimum share ownership guidelines for our executives and directors.

•	Shareholding requirements.

•	Double trigger change in control severance provisions, meaning that severance benefits aren’t triggered simply because a change in control transaction occurs.

•	No tax gross-up payments, including as a result of a change in control.

Kilroy Realty Corporation	19

Proposal 3 – Advisory Approval of Our Executive Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the Securities and Exchange Commission, our Board requests your advisory vote to approve the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.”

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of this vote when making future compensation decisions for our NEOs.

The Company’s current policy is to provide our stockholders with an opportunity to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next Say-on-Pay vote will be held at the 2015 annual meeting of stockholders.

Vote Required

The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NEOs.

20	Kilroy Realty Corporation

Proposal 4 – Approval of Bylaw Amendment to Adopt a Majority Vote Standard in Uncontested Elections of Directors

Our Bylaws currently provide that directors shall be elected by a plurality of the votes cast by stockholders in the election of directors. Under a plurality vote standard, the director nominees who receive the highest number of affirmative votes cast are elected to our Board, whether or not votes “FOR” a director nominee constitute a majority of all votes cast with respect to the nominee and regardless of how many stockholders “WITHHOLD” their vote with respect to the nominee.

In response to stockholder feedback, we are seeking stockholder approval at the Annual Meeting of amendments to our Bylaws to replace the plurality vote standard with a majority vote standard for uncontested elections of directors. We believe implementation of a majority vote standard represents a more equitable election standard that will strengthen director accountability by providing our stockholders with a more meaningful role in director elections.

If approved, Article II, Section 4 of our Bylaws would be amended to establish a majority vote standard for uncontested elections of directors. As a result, if this proposal is approved by stockholders, at each meeting of stockholders at which the election of directors is uncontested, a director nominee will be elected to our Board only if the number of votes cast “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee. A plurality vote standard will continue to apply in contested elections. An election will be considered to be contested if the Company’s Secretary has received notice that a stockholder has nominated or proposes to nominate one or more persons for election as a director and the nomination has not been withdrawn at least fourteen days prior to the date on which notice of the meeting is first mailed to stockholders, which would thereby cause the number of director nominees to exceed the number of directors to be elected at the meeting.

Under Maryland law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, Article II, Section 4 of our Bylaws would also be amended to provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board. The Governance Committee would then be charged with making a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board would be required to publicly disclose within 90 days of certification of the stockholder vote its decision and rationale regarding whether it accepted or rejected the resignation or describe what other action it took in response to the tendered resignation.

The foregoing summary of the proposed amendments to Article II, Section 4 of our Bylaws is qualified in its entirety by reference to the full text of the proposed amendments, which are attached as Appendix B to this Proxy Statement.

Our Board has approved the amendments to Article II, Section 4 of our Bylaws to adopt a majority vote standard in uncontested elections of directors, subject to and conditioned upon stockholder approval of the amendments at the Annual Meeting. If approved, the amendments to our Bylaws will become effective immediately following the Annual Meeting and will apply to any uncontested election of directors occurring at a meeting of stockholders after the Annual Meeting at which directors are to be elected. If the amendments to our Bylaws are not approved, Article II, Section 4 of the Bylaws will remain as currently in effect and a plurality vote standard would continue to apply to all elections of directors.

Vote Required

The amendment to our Bylaws to adopt a majority vote standard in uncontested elections of directors will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE COMPANY’S BYLAWS TO ADOPT A MAJORITY VOTING PROVISION FOR UNCONTESTED ELECTIONS OF DIRECTORS.

Kilroy Realty Corporation	21

Proposal 5 – Ratification of Appointment of Independent Registered Public Accounting Firm

We are seeking stockholder ratification of our appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

A representative of Deloitte & Touche LLP is expected to be present at our Annual Meeting, be available to respond to appropriate questions and will have the opportunity to make a statement if desired.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

22	Kilroy Realty Corporation

Proposal 6 – Stockholder Proposal

We have been notified that the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement System (collectively, the “New York City Systems”), 1 Centre St., New York, New York 10007, and The City of Philadelphia Public Employees Retirement System (the “Philadelphia System”), Two Penn Center Plaza, 16th Floor, Philadelphia, Pennsylvania 19102, intend to present a non-binding proposal for consideration at the Annual Meeting. The New York City Systems represent that they are the beneficial owner of 1,126,479 shares of our common stock and the Philadelphia System represents that it is the beneficial owner of 7,020 shares of our common stock. The stockholders making this proposal have provided the proposal and supporting statement, which is set forth below.

The Board opposes adoption of the proposal and asks stockholders to review the Board’s statement in opposition to the proposal, which follows the stockholders’ proposal and supporting statement below.

Stockholder Proposal Regarding Proxy Access

RESOLVED: Shareholders of Kilroy Realty Corporation ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require Kilroy to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. Kilroy shall allow shareholders to vote on such nominee on Kilroy’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the number of directors then serving. This bylaw, which shall supplement existing rights under Kilroy’s bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of Kilroy’s outstanding common stock continuously for at least three years before the nomination is submitted;

b)

give Kilroy written notice within the time period identified in Kilroy’s bylaws of the information required by the bylaws and any rules of the Securities and Exchange Commission about (i) the nominee, including consent to being named in the proxy materials and to serving as a director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with Kilroy shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than Kilroy’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Kilroy.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe long-term shareholders should have a meaningful voice in electing directors. The case for Kilroy is compelling: its long-serving Board has repeatedly awarded excessive CEO compensation relative to performance and been unresponsive to shareholder concerns. Among our specific concerns with the Board’s independence, responsiveness and accountability:

•

Kilroy is one of only three companies at which shareholders have rejected management’s say-on-pay (SOP) proposal for three consecutive years (as of November 20, 2013; see http://www.shallpartners.com/wp-content/uploads/2013/11/SOP_Fails-11.20.2013-Legal.pdf).

•

In 2013, shareholders not only overwhelmingly rejected management’s SOP and equity incentive plan proposals, but also withheld the majority of votes cast from Kilroy’s non-executive directors, all four of whom remained on the Board.

•	The average and median tenure of Kilroy’s non-executive directors will reach 13 years and 17 years, respectively, in 2014.

Kilroy Realty Corporation	23

Proposal 6 – Stockholder Proposal

We urge shareholders to vote FOR this proposal.

Statement Against Stockholder Proposal

The Board recommends that stockholders vote “AGAINST” this proxy access proposal, which would introduce an unnecessary and potentially costly and destabilizing dynamic into the Board election process.

We ask that stockholders evaluating this proposal consider it in the context of our overall corporate governance practices. As described in more detail below, our current corporate governance structure provides our stockholders with the opportunity to have a meaningful voice in the director nomination and election process, ensures that our Board has the independence, expertise and commitment to effectively oversee management’s performance and enhances stockholder value over the long term.

Our current corporate governance structure reflects a significant and ongoing commitment to our stockholders and demonstrates a willingness to be responsive and accountable to our stockholders.

Board Refreshment

During our engagements with stockholders in 2013, some expressed concern with the long average tenure of our Board. In response to this concern, our Board approved the Governance Committee’s selection of two new director nominees for election at the Annual Meeting. We believe the addition of Mr. Stoneberg and Mr. Stevenson will bring new and additional perspective to our Board.

Majority Vote Standard

In a separate proposal to be voted on at the Annual Meeting (Proposal No. 4), our Board recommends that stockholders approve a majority vote standard for uncontested elections of directors. We believe that the implementation of a majority vote standard is representative of a much more equitable election standard that would be available to all stockholders equally and is a superior method for further strengthening director accountability to our stockholders than proxy access. If Proposal No. 4 is approved at the Annual Meeting, an incumbent director who fails to attain a majority of votes cast in an uncontested election would be required to tender his or her resignation to the Governance Committee and the Board, enabling the Board to reach a determination on the director’s ongoing tenure. A majority vote standard would, therefore, provide our stockholders with a more meaningful role in director elections. Proxy access by its nature, however, would negate majority voting each and every time, as it would result in a contested election that would require directors to be elected by a simple plurality vote.

Adverse Impact on Board Process

Stockholders already have many avenues to influence and oversee our Board. Proxy access would bypass existing, important governance processes including:

•	Our independent Governance Committee.

•	Our lead independent director of the Board (“Lead Independent Director”), who has extensive and clearly delineated responsibilities.

•	The annual election of all directors because our Board is de-staggered.

•	Robust director independence standards, which have resulted in all of our director nominees other than our Chairman, being independent and qualified to serve on our principal Board committees.

•	Opportunity to recommend director candidates to our Governance Committee, which the committee considers on the same basis as other proposed nominees (as described on page 35 of this Proxy Statement).

•	The ability of stockholders to directly nominate candidates for our Board and solicit proxies for their nominees in accordance with the Maryland General Corporation Law and our Bylaws.

24	Kilroy Realty Corporation

Proposal 6 – Stockholder Proposal

Moreover, proxy access bypasses the rigorous screening of director candidates undertaken by our Governance Committee as described on page 34 of this Proxy Statement, and allows a stockholder to place directly into nomination candidates who may fail to meet the independence or other qualifications established by our Board or who may fail to contribute to the mix of experiences, skills and perspectives needed for an effective Board.

Enhanced Stockholder Engagement and Responsiveness

We are committed to fostering open and productive dialogue with our stockholders. Spearheaded by Dr. Edward F. Brennan, who was recently appointed as our Lead Independent Director, we have enhanced our stockholder engagement outreach program in the last year, speaking with and soliciting input from stockholders who together own more than two-thirds (66.7%) of our outstanding shares of common stock.

We have demonstrated our responsiveness to stockholder engagement by proposing that our stockholders vote “FOR” a majority vote standard in uncontested elections of directors, which strengthens the link between pay and performance, and appointing a Lead Independent Director with clearly delineated responsibilities.

We have also adopted a number of compensation-related policies that we believe to be best practices in executive compensation, including the following:

•	Implemented anti-hedging, anti-pledging and clawback policies;

•	Adopted minimum stock ownership guidelines applicable to our NEOs and non-employee directors, including stock holding requirements for our NEOs;

•	Removed single-trigger change in control severance provisions from all of our employment agreements; and

•	Eliminated tax “gross ups” and provisions for automatic accelerated vesting of performance-based equity awards upon a termination due to retirement.

Moreover, as described on page 35 of this Proxy Statement, our stockholders have a built-in mechanism by which they may communicate directly with members of our Board, including our Lead Independent Director and our other Independent Directors (as defined in accordance with our Bylaws and the listing standards of the NYSE).

Higher Risk of Board Disruption Where Investor Base is Concentrated

The application and ultimate utility of the proxy access mechanism sought by this proposal is untested in the U.S. market and could have unintended consequences. To date, only two Russell 3000 U.S. companies have adopted proxy access since the United States Court of Appeals for the District of Columbia overturned the Securities and Exchange Commission’s mandatory proxy access rule in 2011. Moreover, most proxy access stockholder proposals like this one have been submitted to larger companies with more dispersed stockholder bases.

As of December 31, 2013, our 25 largest stockholders owned in the aggregate more than 80% of our outstanding common stock. Eight of these stockholders would have a proxy access right if we adopted a proxy access mechanism consistent with this proposal and the stockholder met the required three-year holding period. In addition, 17 of these stockholders own in excess of 1% of our common stock and could aggregate their holdings to gain a proxy access right. The arbitrarily low 3% threshold for placing nominees on the Company’s proxy card therefore poses a greater danger of misuse than at a large-cap company with a less concentrated stockholder base.

Risk of Special Interests

We believe the proxy access mechanism could inject special interest politics into the boardroom by allowing a stockholder (or a small group of stockholders) with a narrowly tailored special interest or short-term goals to use proxy access to promote a specific agenda rather than act in the long-term interests of all of our stockholders. In our view, proxy access could politicize the election process for our Board at virtually no cost to the stockholder proponent. Moreover, unlike the Board, stockholders putting their own nominee on the Company proxy card do not have a fiduciary duty to act in the best interests of the Company and to protect fellow stockholders, and are free to pursue their narrow and potentially conflicting agendas irrespective of the greater corporate good.

Kilroy Realty Corporation	25

Proposal 6 – Stockholder Proposal

A proxy access bylaw, when coupled with the annual election of directors, could turn each year’s annual meeting into a contested election, lead to high annual turnover on the Board, and divert management’s time and attention away from the operation of our business. High turnover could lead to an inexperienced Board that lacks sufficient knowledge and understanding of our current and past business to provide meaningful and effective oversight of our operations. Additionally, abrupt changes in the composition of our Board could jeopardize the ability of our existing Board members to provide seamless and orderly strategic development and oversight. It could also result in a fragmented Board and hamper existing collaboration at the Board level.

Potential Costs and Expense

By facilitating proxy contests, proxy access sets up a procedure that could cause us to incur substantial additional costs with each annual election of directors. These proxy contests create an uneven playing field in which the stockholder nominee could spend few resources to promote its candidacy while we would bear the substantial expense of the proxy solicitation. These expenses include preparing the required disclosures, printing and mailing, communication efforts and the hiring of outside advisors. We already bear the expense of filing and distributing proxy materials which could contain the stockholder nominee, and our Board is likely to feel compelled to undertake an additional and expensive campaign to inform stockholders of the reasons the stockholder nominee should not be elected and to reiterate why the Board’s nominees are in fact the best to ensure fulsome stockholder representation. The United States Court of Appeals for the District of Columbia overturned the Securities and Exchange Commission’s proxy access rule precisely because it determined that the Securities and Exchange Commission had not adequately assessed the expense that proxy contests would entail.

In the absence of proxy access, the playing field is leveled, as the stockholder nominee would similarly need to undertake the expense of soliciting proxies on the nominee’s behalf. The desire to avoid this expense has sometimes been cited as a reason for proxy access, but there is no reason why stockholders holding 3% of our outstanding shares of common stock (which as of the record date would constitute approximately $143.3 million worth of shares) should not, if they have a legitimate interest in sitting on the Board, bear the expense of soliciting proxies.

Our Board believes its corporate governance approach provides effective Board accountability and that proxy access would be harmful to the Company and our stockholders.

Vote Required

The stockholder proposal regarding proxy access will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

26	Kilroy Realty Corporation

Our Board of Directors

Name	Age	Position With The Company	Director Since
Director Nominees:
John B. Kilroy, Jr.	65	President, Chief Executive Officer and Chairman of the Board	1996
Edward F. Brennan, Ph.D.	62	Lead Independent Director	2003
Scott S. Ingraham	60	Director	2007
Dale F. Kinsella	65	Director	1997
Peter B. Stoneberg	58	Director	—
Gary R. Stevenson	57	Director	—
Retiring Director:
William P. Dickey	71	Director	1997

We believe all of the current members of our Board possess the professional and personal qualifications necessary for effective service as a director. In addition to each nominee’s specific experience, qualifications and skills, we believe that each nominee has a reputation for integrity, honesty and adherence to high ethical standards and has demonstrated business acumen and an ability to exercise sound business judgment. We believe all nominees have a commitment to the Company and to building long-term stockholder value.

Director Nominees

JOHN B. KILROY, Jr.

John B. Kilroy, Jr. was elected to serve as our Chairman of the Board (“Chairman”) in February 2013 and has been our President, CEO and a director since our incorporation in September 1996. Having led its private predecessor, Kilroy Industries, in a similar capacity, he became its President in 1981 and was elected Chief Executive Officer in 1991. Mr. Kilroy has been involved in all aspects of commercial and industrial real estate development, construction, acquisition, sales, leasing, financing, and entitlement since 1967. Mr. Kilroy actively led the Company to be one of the premier landlords on the West Coast with one of the largest LEED portfolios, spanning some of the strongest markets in the country, from Seattle to San Diego.

Mr. Kilroy serves on the board of governors of the National Association of Real Estate Investment Trusts, the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, and the board of New Majority Los Angeles. Mr. Kilroy previously served on the board of New Majority California. He is a past trustee of the El Segundo Employers Association, Viewpoint School, Jefferson Center for Character Education, and the National Fitness Foundation. He was also a member of the San Francisco America’s Cup Organizing Committee. Mr. Kilroy attended the University of Southern California.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Kilroy was nominated to serve on our Board because of his more than 30 years of experience with our Company and its predecessors, including 15 years as our President and CEO and approximately 15 and five years as our predecessor’s President and CEO, respectively, as well as his experience in acquiring, owning, developing, and managing real estate and his service on the board of governors of a national real estate trade organization.

EDWARD F. BRENNAN, Ph.D.

Edward F. Brennan, Ph.D. has been a member of our Board since July 2003 and our Lead Independent Director since March 2014. Until March 2014, Dr. Brennan was Chief Executive Officer of Nexus Dx, Inc., a medical diagnostics company located in San Diego, California. In November 2011, Nexus was acquired by Samsung Electronics Co., Ltd. from ITC Nexus Holding Company, where Dr. Brennan had been Chief Integration Officer following the merger of Nexus Dx, Inc. and International Technidyne Corporation. Previously, he was President and Chief Operating Officer of CryoCor, Inc. until June 2008, when the

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Our Board of Directors

company was sold to Boston Scientific Corporation. From January 2004, he served as chairman of HemoSense Inc. until its sale to Inverness Medical Innovations in November 2007. While a director of HemoSense since 2000, he was also a Managing Partner of Perennial Ventures, a Seattle-based venture capital firm beginning in 2001. Prior to that time, he served as Vice President at Tredegar Investments. Dr. Brennan has participated in the development, management and financing of new medical technology ventures for over 30 years, including scientific and executive positions with Syntex, Inc., UroSystems, Inc., Medtronic Inc., DepoMed Systems, Inc. and CardioGenesis Corp. Dr. Brennan also serves on the board of directors of several private companies and serves on the Board of Trustees of Goucher College, Baltimore, Maryland. Dr. Brennan holds B.A. degrees in chemistry and biology and a Ph.D. in biology from the University of California, Santa Cruz.

Specific Qualifications, Attributes, Skills and Experience:

Dr. Brennan was nominated to serve on our Board because of his executive management and board of directors experience with both public and private companies and specifically, his over 30 years of experience with companies in the health sciences and medical industries, which have historically been target tenants of the Company.

SCOTT S. INGRAHAM

Scott S. Ingraham, chairman of the Audit Committee, has been a member of our Board since 2007. He is the co-owner of Zuma Capital, a firm engaged in private equity and angel investing. He was the co-founder (1999), Chairman and CEO of Rent.com, an Internet-based residential real estate site, before it was sold to eBay in 2005. Mr. Ingraham previously served as the President and CEO of Oasis Residential (“Oasis”), a public apartment REIT that merged with Camden Property Trust (“Camden”) in 1998. Mr. Ingraham was also a co-founder of Oasis, which was founded in 1992. Mr. Ingraham, in addition to serving on the Company’s Board, serves on the board of trust managers of Camden, CPT: NYSE (since 1998) and the board of directors of Real Page, RP: NASDAQ (since 2012). He also served on the board of directors of LoopNet, LOOP: NASDAQ for six years before it was acquired by Co-Star in 2012. Prior to co-founding Oasis, Mr. Ingraham’s career was devoted to real estate finance, mortgage and investment banking. He earned a Bachelor’s Degree in Business Administration from the University of Texas at Austin in 1976.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Ingraham was nominated to serve on our Board because he possesses extensive financial and real estate knowledge based on his experience as Chairman and CEO of Rent.com, President and CEO of Oasis, a member of the board of trustees and a member of the nominating, corporate governance and compensation committees of Camden, a member of the board of directors and audit committee of LoopNet and a member of the board of directors and audit committee of RealPage, Inc.

DALE F. KINSELLA

Dale F. Kinsella has been a member of our Board since our inception as a public company in January 1997. Mr. Kinsella has been a partner with the law firm of Kinsella, Weitzman, Iser, Kump & Aldisert, LLP since April 2006. Previously, he was a partner with the Los Angeles law firm of Greenberg, Glusker, Fields, Claman, Machtinger & Kinsella, LLP. Prior to that, he had been a partner with the law firm of Kinsella, Boesch, Fujikawa & Towle. Mr. Kinsella received his undergraduate degree from the University of California at Santa Barbara and his Juris Doctor degree from the University of California at Los Angeles.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Kinsella was nominated to serve on our Board because we believe he possesses valuable skills and expertise based on his over 30 years of experience as a lawyer.

PETER B. STONEBERG

Peter B. Stoneberg is currently Managing Partner of Velocity Ventures, LLC (“Velocity Ventures”), a merchant banking firm that he founded in 2000. From 2000 to 2006, Mr. Stoneberg was with Bank of America Capital Investors (“BACI”), an investment firm specializing in middle market and large capitalization companies, serving as an investment partner to BACI. Mr. Stoneberg also served as Senior Managing Director of Montgomery Securities, where he founded and led the Technology

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Our Board of Directors

M&A group, beginning in 1994 until its acquisition by Bank of America in 1999. Prior to such time, Mr. Stoneberg served in various other roles, including Managing Director of Broadview Associates from 1992 to 1994. Previously, he was with IBM and ROLM Corp. as a Marketing Manager and has served as a private equity investor and on the board of directors for Cupertino Electric, Saleslogix Corp. and Netcom Systems. Mr. Stoneberg also previously served as a founder and member of the San Francisco America’s Cup Organizing Committee. Mr. Stoneberg received his Bachelor’s Degree in Business from the University of Colorado.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stoneberg was nominated to serve on our Board because of his significant relationships, experience with and knowledge of large and small companies in the high-technology industry, particularly those within the San Francisco Bay Area, which have historically been target tenants of the Company. Mr. Stoneberg also possesses extensive knowledge in the areas of raising equity and debt capital and mergers and acquisitions based on his experience at BACI, Montgomery Securities and Velocity Ventures, and has experience as an active board member at three companies, including as a member of the Audit and Compensation Committees of Netcom Systems and Cupertino Electric.

GARY R. STEVENSON

Gary R. Stevenson has been President and Managing Director of MLS Business Ventures of Major League Soccer since July 2013. Prior to such time, Mr. Stevenson served as President of PAC-12 Enterprises (“Pac-12”) from 2011 to 2013, where he managed a diversified and integrated company, including the Pac-12 Networks and Pac-12 Properties. Before joining Pac-12, Mr. Stevenson was Chairman and Chief Executive Officer of OnSport Strategies, a sports and entertainment consulting company that he founded in 1997 and later sold to Wasserman Media Group in 2007. From 2007 to 2010, Mr. Stevenson served as Principal for Wasserman Media Group to help handle the integration of OnSports Strategies. Mr. Stevenson previously also served as President of NBA Properties, Marketing and Media for the National Basketball Association from 1995 to 1997, as Chief Operating Officer and Executive Vice President of The Golf Channel from 1994 to 1995 and as Executive Vice President, Business Affairs for PGA Tour from 1987 to 1994. Mr. Stevenson received his undergraduate degree from Duke University and his Master’s Degree in Business Administration from George Washington University.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stevenson was nominated to serve on our Board because of his extensive business and operational experience, including his founding role at OnSport Strategies, and his roles as President of Pac-12 and currently as President and Managing Partner of MLS Business Ventures of Major League Soccer. The Board believes these positions and Mr. Stevenson’s entrepreneurship success will bring a diverse set of skills, experiences and relationships to our Board.

Retiring Director

WILLIAM P. DICKEY

William P. Dickey, who has been a member of our Board since our inception as a public company in January 1997, is not standing for re-election at the Annual Meeting and will retire from our Board immediately prior to the Annual Meeting. Mr. Dickey has been the President of The Dermot Company, Inc., a real estate investment and management company since 1990. From 1986 to 1990, Mr. Dickey was a Managing Director of Real Estate for the First Boston Corporation. Prior to 1986, Mr. Dickey was a partner at the New York law firm of Cravath, Swaine & Moore, where he started as an associate beginning in 1974. Mr. Dickey received his undergraduate degree from the United States Air Force Academy, his Master’s degree from Georgetown University and his Juris Doctor degree from Columbia Law School.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Dickey was previously selected to serve on our Board because he possesses valuable skills and real estate expertise based on his 25 years of experience in real estate investment, financing, and management, including his over 20 years as President of The Dermot Company, Inc. and four years as a Managing Director of Real Estate at First Boston Corporation, and his 12 years of legal experience at Cravath, Swaine & Moore.

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Corporate Governance at Kilroy Realty Corporation

Board Composition and Governance

Director Attendance

During the year ended December 31, 2013, the Board held four meetings. All directors who served as such during 2013 attended at least 75% of the total number of meetings of the Board and meetings of the Board committees on which each director served that were held during the year. Directors are encouraged to attend in person the annual meeting of stockholders of the Company. All incumbent directors attended the 2013 annual meeting of stockholders.

Independent Directors

Each of Messrs. Dickey, Ingraham and Kinsella and Dr. Brennan are considered by the Board to be Independent Directors and if elected at the Annual Meeting, each of Messrs. Stoneberg and Stevenson will be considered by the Board to be an Independent Director. An “Independent Director” is a director who (i) is not an employee, officer or affiliate of the Company or any of its subsidiaries or divisions, or a relative of a principal executive officer, and who is not an individual member of an organization acting as an advisor, consultant or legal counsel receiving compensation from the Company in addition to director’s fees and (ii) satisfies the independence standards set forth in the current listing standards of the NYSE. In addition, in accordance with a categorical standard of independence adopted by the Board, no Independent Director may be a director, officer or affiliate of another entity with which the Company has entered into a transaction or transactions during the preceding fiscal year valued in the aggregate at greater than $100,000.

Independent Director Meetings

The Independent Directors meet regularly in executive session without the presence of management. These meetings are generally held on the date of each regularly scheduled Board meeting and on an as-needed basis. Dr. Brennan, our Lead Independent Director (as defined below), presides over these meetings.

Board Leadership Structure and Lead Independent Director

Our Corporate Governance Guidelines and our Bylaws permit the roles of Chairman and CEO to be filled by the same or different individuals. Our Board believes it is important to select our Chairman and our CEO in the manner it considers in the best interests of the Company and our stockholders at any given point in time. The Independent Directors on our Board assess the role of Chairman and CEO annually to ensure that the Company’s leadership structure best fits the Company’s specific circumstances and short and long-term challenges.

At this time, our Board believes that the Company and our stockholders are best served by having Mr. Kilroy serve as our Chairman and CEO. Mr. Kilroy’s combined role as Chairman and CEO demonstrates clearer accountability and provides a single leader who speaks with one voice to our stockholders, tenants, partners, employees, other stakeholders and the public. The combined Chairman and CEO role also enhances transparency between management and our Board by serving as an efficient and effective bridge for communication between the Board and management on significant business developments and time-sensitive matters, and provides unified leadership for carrying out our strategic initiatives and business plans. The combined Chairman and CEO role is both counterbalanced and enhanced by the independence of the Board and our independent committee chairs and our Lead Independent Director.

In March 2014, our Board amended our Corporate Governance Guidelines to provide that if the Chairman is also our CEO, or if the Chairman is not otherwise an Independent Director, the Independent Directors will elect annually from amongst themselves a Lead Independent Director. Dr. Brennan is currently our Lead Independent Director and brings to this role considerable skills and experience, as described above in “Our Board of Directors.” The role of our Lead Independent Director is designed to further promote the independence of our Board and appropriate oversight of management and to facilitate free and open discussion and communication among the Independent Directors.

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Corporate Governance at Kilroy Realty Corporation

The responsibilities of our Lead Independent Director are clearly delineated in our Corporate Governance Guidelines and include:

•	Presiding at all meetings of our Board at which the Chairman is not present, including executive sessions of the Independent Director;

•	Serving as liaison between the Chairman and the Independent Directors;

•	Approving information sent to our Board;

•	Approving agendas for meetings of our Board;

•	Approving meeting schedules of our Board to ensure that there is sufficient time for discussion of all agenda items;

•	Developing agendas for and calling meetings of the Independent Directors when necessary or appropriate; and

•	Being available for consultation and direct communication if requested by major stockholders.

We believe this current leadership structure with the combined Chairman and CEO leadership role and a Lead Independent Director enhances our Board’s ability to provide insight and direction on important strategic initiatives and, at the same time, promotes effective and independent oversight of management and our business.

Board Oversight of Risk

Our Board is actively involved in risk oversight, and the Board as a whole directly oversees strategic, operating, financial, and liquidity risks. Operational, financial and strategic presentations by management to the Board include consideration of the challenges and risk to our business, and the Board and management actively engage in discussion on these topics.

In addition, our Board has delegated oversight for specific areas of risk exposure to committees of our Board as follows:

•

Audit Committee. Reviews specific critical accounting issues with management and the overall impact that those issues may have on our financial position and risk profile. Discusses legal and compliance matters and assesses the adequacy of our risk-related internal controls, which includes an annual review of our fraud risk assessment as part of its general oversight responsibility for the quality and integrity of our financial statements and accounting internal controls.

•

Compensation Committee. Oversees, among other things, the assessment and management of risks related to the Company’s compensation plans and policies, and structures our executive compensation programs so as to appropriately reward executives for growth without undue risk taking. The Compensation Committee has evaluated our compensation policies and programs and believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

•	Governance Committee. Oversees Board processes and corporate governance-related risks.

•	Independent Committee. Reviews all related party transactions, including the risks relating to those transactions impacting the Company.

At each regular meeting of our Board, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our CEO, Chief Financial Officer, Chief Operating Officer, Chief Accounting Officer and Senior Vice President, Corporate Counsel regularly attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Our Board believes that the processes it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, do not have a material effect on our choice of the Board’s leadership structure described above under “ – Board Leadership Structure.”

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Corporate Governance at Kilroy Realty Corporation

Succession Planning

Pursuant to our Corporate Governance Guidelines, our Board and our CEO review succession planning and management performance and development on a regular basis. The Board also maintains an emergency succession plan that it and the CEO review periodically.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors, officers (including the CEO, Chief Financial Officer, Chief Accounting Officer and Controller and other members of senior financial management), employees, agents and consultants. This Code of Business Conduct and Ethics satisfies the requirements of a “code of business conduct and ethics” under the NYSE listing standards and a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable Securities and Exchange Commission rules. This Code of Business Conduct and Ethics is available in the Investor Relations – Corporate Governance section of the Company’s website at http://www.kilroyrealty.com. Amendments to, or waivers from, a provision of this Code of Business Conduct and Ethics that apply to the Company’s directors or executive officers, including the CEO, Chief Financial Officer, Chief Accounting Officer, Controller and other members of senior financial management, may be made only by the Board or a Board committee and will be promptly posted on our website to the extent required by applicable Securities and Exchange Commission rules and NYSE listing standards.

Board Committees

Our Board has a standing Audit Committee, Compensation Committee, Governance Committee, Independent Committee and Executive Committee. Our Audit Committee, Compensation Committee and Governance Committee each operate under a written charter adopted by our Board, which is available in the Investor Relations – Corporate Governance section of the Company’s website at http://www.kilroyrealty.com.

Director Name	Audit	Compensation	Governance	Independent	Executive
Edward F. Brennan, Ph.D.
William P. Dickey
Scott S. Ingraham
Dale F. Kinsella
John B. Kilroy, Jr.

  Lead Independent Director      Independent Director        Financial Expert

  Committee Member                   Committee Chairperson

Mr. Dickey, a current member of our Board, is not standing for re-election at the Annual Meeting. The Board has not yet determined the committee(s) of the Board to which Mr. Stoneberg and Mr. Stevenson will be named if elected at the Annual Meeting. However, the Board intends to make changes to the composition of its Board committees effective as of the date of the Annual Meeting so that the membership of each Board committee will satisfy the requirements of each committee’s written charter and applicable NYSE listing rules.

Audit Committee

The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities regarding (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the Company’s accounting and system of internal controls; and (v) the performance of the Company’s internal audit function and independent auditor. In addition, each of Messrs. Ingraham and Dickey and Dr. Brennan is financially literate and is an “audit committee financial expert” as determined by the Board in accordance with the applicable rules of the NYSE and the Securities and Exchange Commission. Our Board has determined that each member of the Audit Committee satisfies the enhanced independence standards applicable to audit committees

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Corporate Governance at Kilroy Realty Corporation

pursuant to Rule 10A-3(b)(i) under the Exchange Act and the NYSE listing standards, is financially literate and is an “audit committee financial expert” as determined by the Board in accordance with rules promulgated by the Securities and Exchange Commission. The Audit Committee held six meetings during 2013. Information regarding the specific functions performed by the Audit Committee is set forth in the “Audit Committee Report” below.

Executive Compensation Committee

The Compensation Committee is responsible for, among other things: (i) establishing, reviewing and approving our compensation philosophy; (ii) reviewing and approving corporate goals and objectives relating to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives, and reviewing and approving the compensation of the CEO based on such evaluation; (iii) reviewing and approving all compensation for our other executive officers, including salary, cash and equity incentive compensation awards (including all annual bonus, long-term incentive compensation, stock option, and other equity-based awards), perquisites and all executive officers’ employment, change of control, and severance arrangements; (iv) administering, reviewing, and approving all employee retirement and welfare benefit plans; (v) reviewing and approving our policies with respect to severance and change of control payments; and (vi) preparing the Compensation Committee Report included in this Proxy Statement. The Compensation Committee held four meetings in 2013.

Our Board has determined that each member of the Compensation Committee satisfies the additional independence requirements specific to compensation committee membership under the NYSE listing standards. In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, except that the Compensation Committee is not permitted to delegate to a subcommittee any matter involving the review or approval of executive compensation, including compensation intended to comply with Section 162(m) or intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3, or the review of, or grant of awards under, annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans.

In accordance with the Compensation Committee’s charter, the Compensation Committee may retain independent compensation and other management consultants to assist with, among other things, evaluating our various compensation programs, both individually and in the aggregate, including levels of salary, cash and equity incentives, benefits and other perquisites and awards payable to our key personnel, as well as to advise the Compensation Committee with respect to the development of performance objectives that will contribute to our short-term and long-term profitability, growth and total return to stockholders. In 2013, the Compensation Committee retained Mercer to assist it in reviewing our compensation programs and the evaluation of specific compensation-related matters. Mercer provides data on the compensation and relative performance of our peer group, makes presentations on matters affecting compensation, provides assessments of the degree to which our compensation arrangements are consistent with market practices and our corporate objectives, provides assistance with the design and performance considerations associated with our annual and long-term incentive programs, and consults on other compensation matters as needed. Mercer also meets privately in executive session with the Compensation Committee. The Compensation Committee has assessed the independence of Mercer and has concluded that its engagement of Mercer does not raise any conflict of interest with the Company or any of its directors or executive officers.

Certain of our executive officers aid the Compensation Committee in reviewing and analyzing our executive compensation program. Specifically, our CEO and our Chief Financial Officer provide recommendations to the Compensation Committee regarding the compensation of all other executive officers. Our CEO also presents the overall results of the Company’s performance and achievement of historical and go-forward goals and objectives, provides evaluations for other executive officers, reviews peer group information and compensation consultant recommendations and participates in certain Compensation Committee meetings at the invitation of the Compensation Committee. Other executive officers may periodically participate in the compensation process and Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise.

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Corporate Governance at Kilroy Realty Corporation

Nominating/Corporate Governance Committee

The purpose of the Governance Committee is to (i) identify individuals qualified to become Board members, (ii) recommended Board members to chair Board committees, (iii) recommend nominees for election as directors at the Company’s annual meeting of stockholders and any special meeting of stockholders, as necessary, (iv) select director candidates to fill any vacancies on the Board, (v) oversee matters of corporate governance, including the evaluation of the Board’s performance and processes, and assignment and rotation of members of Board committees, and (vi) annually review and propose changes to the Board to the Company’s Corporate Governance. The Governance Committee held two meetings in 2013.

Additionally, the Governance Committee has the authority to engage any independent counsel or other outside expert or advisors it deems desirable or appropriate to carry out its responsibilities. In 2013, the Governance Committee retained Korn / Ferry, an independent executive search firm, to assist the Governance Committee in identifying prospective director candidates to serve on our Board.

Independent Committee

The Independent Committee reviews and approves all transactions between the Company and its affiliates, including its officers and directors, and any of their respective affiliates.

Executive Committee

Subject to our conflict of interest policies, the Executive Committee has authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the Agreement of Limited Partnership of the Operating Partnership, as amended from time to time, to cause the Operating Partnership to take such actions).

Director Selection and Communications

Qualifications of Director Nominees

The Governance Committee has established Standards for Overall Structure and Composition of the Board and Minimum Director Qualifications (the “Standards”) as a guideline in considering nominations to the Company’s Board. The criteria, which are not exhaustive, include, but are not limited to, loyalty, reputation, character, knowledge, experience, education, business judgment, diligence, stock ownership, independence and ability to contribute to Board balance and diversity. The Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. In considering diversity, the Governance Committee and the Board recognize that nominees for the Board should reflect a reasonable diversity of backgrounds and perspectives, including those backgrounds and perspectives with respect to business experience, professional expertise, age, gender, and ethnic background. The Governance Committee and the Board may also consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Governance Committee reviews and assesses the effectiveness of the Standards annually.

Process for Identifying and Evaluating Nominees for Director

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Governance Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Governance Committee will review each potential candidate’s qualifications in light of the Standards, described above. The Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Candidates recommended by a stockholder are evaluated in the same manner as candidates identified by a Governance Committee member.

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Corporate Governance at Kilroy Realty Corporation

Stockholder-Recommended Director Candidates

The Governance Committee will consider director candidates recommended by stockholders of the Company. All recommendations must be directed to the Governance Committee c/o Secretary at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. Recommendations for director nominees to be considered at the 2015 annual meeting of stockholders must be received in writing not later than December 12, 2014, which is 120 days prior to the one-year anniversary of the date this Proxy Statement is first available to stockholders.

Each stockholder recommending a person as a director candidate must provide the Company with the following information for the Governance Committee to determine whether the recommended director candidate is independent from the stockholder, or each member of the stockholder group, that has recommended the director candidate:

•

If the recommending stockholder or any member of the recommending stockholder group is a natural person, whether the recommended director candidate is the recommending stockholder, a member of the recommending stockholder group, or a member of the immediate family of the recommending stockholder or any member of the recommending stockholder group;

•

If the recommending stockholder or any member of the recommending stockholder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate is an employee of the recommending stockholder or any member of the recommending stockholder group or has been at any time during the current or preceding calendar year;

•

Whether the recommended director candidate or any immediate family member of the recommended director candidate has accepted directly or indirectly any consulting, advisory or other compensatory fees from the recommending stockholder or any member of the group of recommending stockholders, or any of their respective affiliates during the current or preceding calendar year;

•

Whether the recommended director candidate is an executive officer, director (or person fulfilling similar functions) of the recommending stockholder or any member of the recommending stockholder group, or any of their respective affiliates; and

•	Whether the recommended director candidate controls the recommending stockholder or any member of the recommending stockholder group.

The recommending stockholder must also provide supplemental information that the Governance Committee may request to determine whether the recommended director candidate (i) is qualified to serve on the Audit Committee, (ii) meets the standards of independence established by the NYSE, and (iii) satisfies the Standards, described above. In addition, the recommending stockholder must include the consent of the recommended director candidate and the recommended director candidate must make himself or herself reasonably available to be interviewed by the Governance Committee. The Governance Committee will consider all recommended director candidates submitted to it in accordance with these established procedures, although it will only recommend to the Board as potential nominees those candidates it believes are most qualified. However, the Governance Committee will not consider any director candidate if the candidate’s candidacy or, if elected, Board membership, would violate controlling state law or federal law.

Stockholder Communications with the Board

Stockholders may send correspondence to the Board c/o Secretary at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. The Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available for review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication, as appropriate.

Interested Party Communications with the Independent Directors

Any interested party may send correspondence to the Independent Directors as a group, or to Dr. Brennan, as our Lead Independent Director, directly, c/o Secretary at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. The

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Corporate Governance at Kilroy Realty Corporation

Secretary will review all correspondence addressed to the Independent Directors or to the Lead Independent Director individually, for any inappropriate correspondence and correspondence more suitably directed to management. The Secretary will summarize all correspondence not forwarded to the Independent Directors or our Lead Independent Director and make the correspondence available for review at the Independent Directors’ or our Lead Independent Director’s request, as applicable. The Secretary will forward interested party communications to the Independent Directors or our Lead Independent Director promptly following the receipt of the communication, as appropriate.

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Audit Committee Report

The Audit Committee of the Company’s Board is composed of Independent Directors who satisfy the requirements of Section 10A-3(m) of the Exchange Act and Rule 10A-3(b)(i) thereunder, and the current listing standards of the NYSE. The Audit Committee operates pursuant to a written charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee appoints the Company’s independent auditors and reviews and discusses the audited financial statements included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K with management, including the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has primary responsibility for the financial statements and the reporting process, including the Company’s internal control over financial reporting.

The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2013 with management and the Company’s independent auditors. The Audit Committee discussed with the Company’s independent auditors their judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee received the written disclosures and the letter from the independent auditors required by PCAOB regarding the independent auditors’ communications with the Audit Committee concerning the accountant’s independence, and it discussed with the Company’s auditors their independence from the Company. The Audit Committee also considered the compatibility of the independent auditors’ provision of non-audit services with the independent auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope of their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee relied upon the information, opinions, reports and statements presented to them by the Company’s management and by the Company’s independent auditors. The Audit Committee held six meetings during 2013.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements as of and for the year ended December 31, 2013 be included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 14, 2014.

Audit Committee

Scott S. Ingraham, Chairman

Edward F. Brennan, Ph.D.

William P. Dickey

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Kilroy Realty Corporation	37

Our Executive Officers

Name	Age	Position With The Company
John B. Kilroy, Jr.	65	President, Chief Executive Officer and Chairman of the Board
Jeffrey C. Hawken	55	Executive Vice President and Chief Operating Officer
Marcum David Eli Khouri (Eli Khouri)	55	Executive Vice President and Chief Investment Officer
Tyler H. Rose	53	Executive Vice President, Chief Financial Officer and Secretary
David Simon	51	Executive Vice President
Justin W. Smart	54	Executive Vice President, Development and Construction Services

John B. Kilroy, Jr. was appointed as Chairman in February 2013 and has served as our President and CEO since our incorporation in September 1996. Biographical information regarding Mr. Kilroy is set forth under the caption “Our Board of Directors.”

Jeffrey C. Hawken has served as our Chief Operating Officer since our inception as a public company in January 1997. Mr. Hawken is responsible for overseeing the Company’s overall operations, including leasing, acquisitions and dispositions, asset and property management functions, human resources and legal affairs. Prior to our initial public offering, Mr. Hawken served in the same capacity for Kilroy Industries and was responsible for the management and operations of Kilroy Industries’ real estate portfolio and served on its acquisitions and executive committees. In 1980, after graduating from college, Mr. Hawken joined Kilroy Industries as a Senior Financial Analyst, and has been involved in property and asset management with the Company since May 1983. Mr. Hawken is a member of the World Presidents’ Organization (“WPO”), Angeleno Chapter and held leadership roles in WPO, Santa Monica Bay Chapter and Young Presidents’ Organization, Santa Monica Bay Chapter. Mr. Hawken was a past Chairman of BOMA Greater Los Angeles and currently serves on the National Advisory Committee. Mr. Hawken serves on the Executive Committee at the University of Southern California Lusk Center for Real Estate. He is an active member of the City of Hope Los Angeles Real Estate and Construction Industries Council. Mr. Hawken holds a Bachelor of Science degree in Business Administration from the University of Southern California and he is a licensed Real Estate Broker in the state of California.

Eli Khouri was appointed Executive Vice President and Chief Investment Officer in January 2011 and is responsible for the performance of the Company’s investment activities and capital allocations including acquisitions, development, redevelopment and dispositions. From 2002 to January 2011, Mr. Khouri served as Managing Director of Broadreach Capital Partners (“BRCP”), a private real estate investment firm he founded in 2002 that is focused primarily on western U.S. commercial assets, including office, industrial and multi-use properties. From 1991 to 2001, he served in various investment capacities at Spieker Properties (formerly NYSE: SPK), including Chief Investment Officer, where he was involved with the acquisition and development of over $5 billion of office and industrial assets as well as managing its disposition and capital recycling program. Spieker Properties operated as a West Coast office and industrial public REIT from 1993 through 2001. In 2001, Mr. Khouri was part of the management team that orchestrated the $7.2 billion merger of Spieker Properties into Equity Office Properties (formerly NYSE: EOP). From 2007 to 2010, Mr. Khouri served as a Director of Vesta Industrial, a leading developer and operator of state-of-the-art industrial and distribution properties across Mexico. Headquartered in Mexico City, Vesta is a fully-integrated firm with extensive experience in build-to-suit and prospective development, leasing, management and acquisition of industrial properties. The firm has a broad, diverse tenant base, operating in a wide range of industries throughout Mexico. Vesta’s clients include high-credit multi-national firms such as BMW, Nestle, Bombardier and Kraft. Vesta recently completed its IPO on the Bolsa stock exchange. Mr. Khouri received a Bachelor of Science Degree in Civil Engineering from Stanford University.

Tyler H. Rose was appointed Executive Vice President and Chief Financial Officer in December 2009 after serving as Senior Vice President and Treasurer since 1997. Prior to his tenure at the Company, Mr. Rose was Senior Vice President, Corporate Finance of Irvine Apartment Communities, Inc. from 1995 to 1997, and was appointed Treasurer in 1996. Prior to that, Mr. Rose was Vice President, Corporate Finance of The Irvine Company from 1994 to 1995. From 1986 to 1994, Mr. Rose was employed at J.P. Morgan & Co., serving in its Real Estate Corporate Finance Group until 1992 and as Vice President of its Australia Mergers and Acquisitions Group from 1992 to 1994. Mr. Rose also served for two years as a financial analyst for General Electric Company. He serves on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley. Mr. Rose received a Master of Business Administration degree from The University of Chicago Graduate School of Business and a Bachelor of Arts degree in Economics from the University of California, Berkeley.

38	Kilroy Realty Corporation

Our Executive Officers

David Simon was appointed Executive Vice President in March 2012 and is responsible for executing the development and repositioning of office and mixed-use projects, as well as identifying and acquiring value-add opportunities throughout the greater Los Angeles area. Mr. Simon was formerly a Managing Director at BRCP. Prior to joining BRCP in 2004, Mr. Simon was a Partner with Kearny Real Estate Company, a partnership originally established as a subsidiary of Morgan Stanley Real Estate Funds. Previously, Mr. Simon was with the Morgan Stanley Real Estate Funds in Southern California where he focused on acquisitions, asset management and dispositions of real estate across all asset types. Mr. Simon received a Master’s Degree in Real Estate Development from Columbia University and a Bachelor of Arts Degree from the University of Florida. He is a licensed California Real Estate Broker and a full member of the Urban Land Institute. He has served as a member of the board of directors and a trustee for the non-profit Affordable Living for the Aging based in Southern California.

Justin W. Smart was appointed to Executive Vice President, Development and Construction Services in January 2013. He served as Senior Vice President of Development and Construction Services from August 2000 through December 2012. Mr. Smart has in excess of 24 years of real estate development experience covering a wide range of product types, including office, industrial, residential and resort properties throughout the United States. From June 1996 to August 2000, Mr. Smart was Vice President of Development with Intrawest Corporation, a leading developer of resorts and resort real estate. Prior to 1996, Mr. Smart served as Vice President of Construction with Kilroy Industries.

Kilroy Realty Corporation	39

Compensation Discussion and Analysis

Introduction

This CD&A describes the material elements of our executive compensation program, the compensation decisions the Compensation Committee has made under the program and the factors considered in making those decisions for our NEOs for 2013, who were:

Name	Title
John B. Kilroy, Jr.	Chairman, President and Chief Executive Officer
Tyler H. Rose	Executive Vice President and Chief Financial Officer
Jeffrey C. Hawken	Executive Vice President and Chief Operating Officer
Marcum David Eli Khouri (Eli Khouri)	Executive Vice President and Chief Investment Officer
Justin W. Smart	Executive Vice President of Development and Construction Services

Our Business

We are a self-administered real estate investment trust (“REIT”) that is active in the premier office submarkets along the West Coast. With more than 65 years of experience as a California-based real estate company, we have built deep experience in the region through multiple business cycles and operating environments. In 1997, we became a publicly traded REIT and in 2013, we were added to the S&P MidCap 400 Index. We believe the following aspects make us one of the leading office REITs in the United States:

•

A fully integrated real estate enterprise. Our core management capabilities encompass all aspects of real estate, including property and land acquisition, property development, construction management, leasing and property operations, and long-term strategic portfolio development. This integrated approach to real estate ownership produces efficiencies throughout our enterprise.

•

Strong and broad-based development experience. We maintain an active, multi-year development program, focusing on economically dynamic locations where anticipated long-term demand is strong, supply is limited and barriers to entry are strong.

•

A commitment to sustainable practices. We are an advocate of sustainability practices and are a leader in LEED-certified design, development and property operation. In 2013, we were ranked third in terms of sustainability practices in the American Office REIT category by the Global Real Estate Sustainability Benchmark (the “GRESB”). Approximately 40% of our portfolio is Leadership in Energy and Environmental Design (“LEED”) certified and approximately 53% of our portfolio is ENERGY STAR certified. We are also pursuing either LEED platinum or LEED gold on all of our development projects.

•

An innovator in work spaces. We strive to be a leader in rethinking and reshaping the physical work environment, which we believe is necessary to meet the needs of the fast-paced, knowledge-driven, and very often culturally unique businesses that choose to locate in the coastal economies of the western United States.

•

A respect for long-term tenant relationships. Many of our tenants have done business with us for decades, turning to us again and again as their real estate needs have changed. We believe such relationships are built on a foundation of trust and experience. We take the time to understand each prospective tenant’s requirements and we offer our knowledge of markets and experience in development to help create the right workplace solution for each one.

40	Kilroy Realty Corporation

Compensation Discussion and Analysis

Performance Highlights

We delivered exceptional returns for our stockholders and strong operational results in 2013, as highlighted below and further detailed on pages 46 through 48.

	2013 TSR	TSR for the Three-Year Period Ending December 31, 2013
Kilroy Realty Corporation	8.9%	51.5%
Peer Group Companies(1)	-0.1%	20.2%
SNL US REIT Office Index	6.6%	21.0%
MSCI US REIT Index	2.5%	31.2%
(1)	The TSR for the peer group companies is calculated on a weighted basis, determined based on the average market capitalization for each peer company during the applicable period.

Revenues From Continuing Operations UP 22.1% Over 2012	Funds From Operations (FFO) Per Share UP 18.2% Over 2012

Response to Our 2013 Say-on-Pay Vote

Compensation Changes We Are Making

The Compensation Committee values the input of our stockholders regarding our executive compensation program. At our annual meeting, we hold a non-binding advisory vote to approve the compensation of our NEOs, which is commonly referred to as a “Say-on-Pay” vote. At our May 2013 annual meeting, a majority of the votes cast opposed our Say-on-Pay proposal. As part of our 2013 stockholder engagement outreach program, we spoke with and solicited input from stockholders who together own more than two-thirds (66.7%) of our common stock. The chairman of our Compensation Committee participated in a number of the discussions with our stockholders.

In addition to engaging with our stockholders, we also reviewed proxy advisory firm reports on our Company, assessed compensation and governance practices generally and within our industry. In addition, our Compensation Committee retained Mercer as its independent compensation consultant to conduct a comprehensive review of our executive compensation program.

Kilroy Realty Corporation	41

Compensation Discussion and Analysis

As a result of this process, the Compensation Committee significantly restructured our overall executive compensation program for 2014. The Compensation Committee also applied a refined and formalized cash incentive performance framework, which is further discussed on pages 50 through 52, to the cash incentive compensation paid to our NEO’s for 2013. The prevailing themes that emerged during our conversations with stockholders, and the actions taken by us in response, are summarized in the below table. We believe that the changes to our executive compensation program reflect many of the best practices in executive compensation today, have increased the emphasis on performance in the program and will result in an even greater alignment between the interests of our NEOs and those of our stockholders.

Investor Feedback	Action Taken by the Company	Addressed On Page(s)
Place a greater emphasis on performance-based compensation

Made Material Changes to our Equity Incentive Award Program. In 2013, 50% of the restricted shares (or restricted stock units, as the case may be) granted to our NEOs as the equity component of our annual compensation program were subject to performance-based vesting requirements, which included the possibility of complete forfeiture without the opportunity to vest in any future year. For 2014, approximately 67% of the restricted stock units granted to our NEOs under the program are subject to performance-based vesting requirements based on both operating and relative TSR measures.

52-56

Increase alignment with overall market pay levels

Provide Pay Levels that Align with Performance. The Compensation Committee did not set compensation levels at any specific level or percentile against our peer group data. However, the Compensation Committee considered peer group compensation data, and reviewed the compensation levels for our NEO’s based on that data, to inform its decision making-process. Based on data provided by the Compensation Committee’s independent executive compensation consultant and in consideration of the expertise required and historical performance delivered, the actual 2013 total direct compensation levels[1], and target 2014 total direct compensation levels, for both Mr. Kilroy and on average for our other NEOs, were at approximately the 65th percentile of similarly situated positions in our peer group of companies. The Compensation Committee believes that these levels are appropriate for 2013 and 2014 because:

•   Rigorous Pay Metrics Require Performance. Our executive compensation program is strongly performance-based, so NEOs will realize significant portions of their compensation opportunities only if we perform well against pre-established performance metrics. The annual incentive value that our NEOs can actually realize is highly linked to our performance through a refined and formalized short-term cash incentive performance measurement framework. The large majority of our long-term equity incentive awards have performance-based vesting conditions. As discussed on pages 54-56, approximately two-thirds of the 2014 long-term restricted stock unit awards require the achievement of specific operating and relative TSR goals over a three-year performance period in order to be earned, and all the equity incentive awards have direct alignment with share price movement and dividends paid.

•   Complex Management is Distinct From Peers. Our business includes an active portfolio management strategy. Implementing this strategy requires different skill sets than those of executives

61-62

[1]

As used in this CD&A, “total direct compensation” means the executive’s base salary, cash incentive and grant date fair value (as determined for purposes of the Company’s financial reporting) of equity-based awards granted to the executive during the year.

42	Kilroy Realty Corporation

Compensation Discussion and Analysis

Investor Feedback	Action Taken by the Company	Addressed On Page

who focus primarily on managing cash flows for a more static investment portfolio. Our active portfolio management strategy distinguishes us from many of our peer group companies resulting in pay that is moderately above the median in order to attract and retain executives with the skill sets that we believe are best suited to implement our strategy in order to serve the best long-term interests of our stockholders.

•  Company Performance is Strong. As indicated in the 3-Year TSR chart on page 46, our TSR for the three-year period ending December 31, 2013 outperformed the SNL US REIT Office Index (prepared by SNL Financial), the MSCI US REIT Index, and the 75th percentile of TSRs for our peer group companies, for these periods.

	Rebalanced the CEO’s Target Compensation Mix (including a Reduction in Target Annual Cash Incentive Levels). In order to enhance alignment with long-term stockholder returns, we placed an even greater emphasis on long-term compensation, in the form of restricted stock units, for Mr. Kilroy for 2014. This rebalancing included reducing the 2014 target annual cash incentive opportunity for Mr. Kilroy from $3,000,000 to $2,450,000.	52

	Froze Annual Base Salaries for 2014. None of our NEOs received a salary increase for 2014, except for Mr. Smart, who received a base salary increase to bring him into parity with two other NEOs.

Provide a clearer link between pay and performance outcomes

Refined and Formalized a Performance Measurement Framework for Establishing Annual Cash Incentives. The Compensation Committee refined and formalized our framework for evaluating annual cash incentives, which includes measuring performance against metrics within the following five key categories: (1) Operations, (2) Development, (3) Acquisitions, (4) Dispositions and (5) Balance Sheet Management. This measurement framework was applied to assess performance and determine our NEO’s annual cash incentives for 2013 and will be used in assessing and determining our NEO’s annual cash incentives for 2014.

		50-52

	Increased Emphasis on “At-Risk” Incentive-Based Compensation. Compensation that is “at risk” through a combination of annual cash incentives and annual equity incentives, accounted for a substantial majority of each NEO’s total direct compensation.[2] For 2013, “at risk” incentive compensation comprised approximately 83% of Mr. Kilroy’s total direct compensation and approximately 67% to 84% of our other NEOs’ (excluding Mr. Kilroy) total direct compensation.	45

[2]

Annual cash incentives are “at risk” because payment of an annual cash incentive depends on performance. Annual equity incentives are “at risk” because the ultimate value of the award depends on our stock price, the awards are subject to continued service over a multi-year vesting period and, for certain awards, stock price appreciation after the date of grant of the award or satisfaction of performance-based vesting conditions.

Kilroy Realty Corporation	43

Compensation Discussion and Analysis

Other Changes We Have Made

Over the last few years, we have also adopted a number of compensation-related policies and entered into amended and restated employment agreements with Mr. Kilroy and Mr. Hawken to implement what we believe are considered to be best practices in executive compensation. Below is a summary of our executive compensation governance practices.

Best Practices in Our Program
✓	We tie pay to performance by making the majority of compensation “at risk” and linking it to stockholders’ interests	✓	Active stockholder engagement
✓	Long-term incentives based on relative TSR	✓	The Compensation Committee retained its own independent consultant
✓	Clawback policy	✓	Double trigger change in control severance provisions
✓	Minimum stock ownership guidelines	✓	No excise tax gross-ups
✓	Stock holding requirements	✓	No repricing of underwater stock options
✓	Compensation programs designed to avoid excessive risk taking	✓	Anti-hedging policy regarding Company securities
✓	The Compensation Committee monitors dilutive effects of equity awards	✓	Anti-pledging of Company securities, except within certain parameters

44	Kilroy Realty Corporation

Compensation Discussion and Analysis

Summary of Executive Compensation

We believe that the structure of our executive compensation program, as outlined below, has contributed to our achievements and strikes an appropriate balance between the need to attract and retain executives with the expertise and talent required to execute on our active strategy and to link executives’ interests and compensation with the performance of the Company and stockholder returns.

•

Majority of Each NEO’s Total Direct Compensation is “At Risk” Incentive Compensation. Approximately 83% of Mr. Kilroy’s total direct compensation for 2013, and approximately 67% to 84% (or, on average approximately 76%) of our other NEOs’ total direct compensation for 2013 was not guaranteed and was tied directly to the performance of our Company, our stock price, and/or the executive’s individual performance during the year, as depicted below.

•

Of the 43% portion of Mr. Kilroy’s 2013 total direct compensation in the form of equity awards, 50% of that portion was subject to performance-based vesting requirements, and the value of the entire equity award portion was subject to changes in the value of a share of our common stock and to long-term vesting requirements.

•

Base Salary. NEO base salaries for 2013 remained at their 2012 levels, except for an increase in Mr. Hawken’s base salary based on the Compensation Committee’s assessment of Mr. Hawken’s knowledge, experience, responsibilities, contributions, tenure with the Company and its private predecessor (more than 33 years) and negotiations with him in entering into his amended and restated employment agreement described below and a $20,000 base salary increase for Mr. Smart, which reflected his additional responsibilities in 2013 and appointment as an Executive Vice President of the Company. NEO base salaries for 2014 remain at their 2013 levels, except that Mr. Smart received a 2014 base salary increase to achieve parity with the base salary levels for Messrs. Rose and Khouri.

•

Cash Incentive. NEO annual cash incentives for 2013 remained at their 2012 levels, except for an increase in Mr. Hawken’s annual cash incentive that resulted from the higher rate of base salary under his amended employment agreement described below and an increase for Mr. Smart that reflected his additional responsibilities in 2013, his appointment as an Executive Vice President and the Compensation Committee’s determination that his 2013 annual cash incentive should be at the same level as other similarly situated NEOs. NEO target annual cash incentives for 2014 remain at their 2013 levels, except that Mr. Kilroy’s 2014 target annual cash incentive level was reduced from $3,000,000 to $2,450,000.

•

Long-Term Equity Incentive. In determining the levels for the annual equity awards granted in January 2013, the Compensation Committee took into account our performance during 2012 but, in order to create further incentives for future performance, also determined that 50% of the awards granted to our NEOs would vest based on our achievement of specific performance goals for 2013, which includes the possibility of complete forfeiture without the opportunity to vest in any future year. Moving forward, in order to maintain and enhance the performance-based

Kilroy Realty Corporation	45

Compensation Discussion and Analysis

vesting aspect of the long-term equity awards granted to our NEOs in January 2014, approximately two-thirds of the restricted stock units granted to our NEO’s in 2014 are subject to performance-based vesting requirements over a three-year performance period (including a relative TSR component and the possibility of complete forfeiture without the opportunity to vest in any future year) as outlined below.

2013 Company Performance

Management took a number of steps in 2013 to help position the Company for continued long-term growth, including the achievement of continued successful leasing activity and development efforts, and ongoing capital recycling and successful financing activities. We believe these steps contributed to our strong TSR for 2013. In assessing the Company’s performance during 2013, particularly for purposes of determining 2013 annual cash incentive awards, the Compensation Committee noted in particular the following achievements:

Strong Total Stockholder Return

We continued to deliver strong returns for stockholders, as evidenced by achieving an absolute one-year TSR of 8.9% in 2013 and a three-year TSR of 51.5% for the period ending December 31, 2013. On a relative basis, our TSR also outperformed the SNL US REIT Office Index (prepared by SNL Financial), the MSCI US REIT Index, and our peer group companies, including the 75th percentile of TSRs for our peer group of companies, for these periods.

The following chart shows the value of a $100 investment at market close on December 31, 2010 in each of the Company, the MSCI US REIT Index, and the SNL US REIT Office Index, as well as our peer group companies as a whole (shown based on TSR performance at the 25th, 50th and 75th percentiles for the peer group), over the three-year period ended December 31, 2013 (assuming dividend reinvestment):

Increased Leasing Activity

During 2013 we signed new or renewing leases on 2.3 million square feet of office space, including 732,000 square feet in the fourth quarter. This level of 2.3 million square feet matched our highest previous level, established in 2012, and marked the sixth consecutive year that we have executed over two million square feet in leasing. Further, we made significant progress reducing our future lease expirations. At year-end 2013, our stabilized portfolio was 93.4% occupied and 95.1% leased.

46	Kilroy Realty Corporation

Compensation Discussion and Analysis

Strong 2013 Financial Performance

For 2013, we achieved:

•

Revenues from continuing operations of $465.1 million, which represents an increase of 22.1% over revenue from continuing operations of $381.0 million for 2012 and an increase of 49.8% over revenue from continuing operations of $310.4 million for 2011;

•	FFO[3] per share of $2.66, which represents an increase of 18.2% over FFO per share of $2.25 for 2012; and

•	Same-store cash and GAAP net operating income increased 3.6% and 1.7%, respectively, over 2012 results.[3]

Strong Execution of Fully-Leased Development Projects and Continued Expansion of Development Pipeline

During 2013, we were keenly focused on the execution of our four preleased development projects, which totaled $833.9 million. In the fourth quarter of 2013, we delivered the first of the four projects, a $44.7 million, 88,000 square foot office project to Audience, Inc. Also during 2013, we commenced construction on two development projects located in the San Francisco Bay Area and one in Hollywood, California. As of December 31, 2013, we had six projects under construction that encompass more than 2.5 million square feet and represent a total estimated investment of $1.5 billion. Four of the six projects are fully leased and we are pursuing LEED platinum or gold on all such developments.

Additionally, we further expanded our presence in the Hollywood submarket of Los Angeles and the Del Mar submarket of San Diego through the purchase of two development sites for a total of approximately $56.2 million with the opportunity to develop a 475,000 mixed-use media office campus and a 75,000 to 90,000 square foot office project, respectively.

Delivery of Fully-Leased Redevelopment Properties

During 2013, we completed construction of a 410,000 square foot redevelopment project in San Francisco that had a total investment of approximately $186.1 million. As of December 31, 2013, this project was 96% leased. In addition, we added a 98,000 square foot redevelopment project in Long Beach, California that was in lease-up to our stabilized portfolio. The Long Beach property had a total investment of approximately $19.7 million and was 100% leased at December 31, 2013.

Value-Add Operating Property Acquisitions

We remained a disciplined buyer of office properties and continued to focus on value-add opportunities in West Coast markets populated by high-growth tenants in a variety of industries, including technology, media, healthcare, entertainment and services. During 2013, we continued to expand our portfolio through the acquisition of two buildings in the South Lake Union submarket of Seattle and two buildings in the Del Mar submarket of San Diego for a total purchase price of approximately $296.4 million.

Efficient Execution of Capital Recycling Program

We continued to utilize our capital recycling program to efficiently provide additional capital to fund potential acquisitions, to finance development and redevelopment expenditures, to potentially repay long-term debt and for other general corporate purposes. Our general strategy is to sell mature properties or those that have limited upside for us and to redeploy some or all of the capital into development and/or acquisitions where we can add additional value to generate higher returns. In connection with our capital recycling strategy, during 2013 and in January 2014, we completed the sale of 15 office properties located in San Diego and Orange counties encompassing 1.2 million rentable square feet for total gross proceeds of approximately $351.6 million.

[3]

Funds from operations, or “FFO,” is as defined by the National Association of Real Estate Investment Trusts. For a reconciliation of net operating income and FFO to net income available to common stockholders, please see “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations” and “– Non-GAAP Supplemental Financial Measures: Funds From Operations” of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 14, 2014. “Net operating income” is defined as operating revenues (rental income, tenant reimbursements, and other property income) less property and related expenses (property expenses, real estate taxes, provision for bad debts, and ground leases) before depreciation. Cash basis net operating income is defined as net operating income adjusted for non-cash rental revenue and operating expenses.

Kilroy Realty Corporation	47

Compensation Discussion and Analysis

Exemplary Balance Sheet Management

During 2013, we completed several financing and capital raising transactions that significantly lowered our cost of capital, extended our debt maturities and decreasing our total debt as a percentage of total market capitalization by 160 basis points. As a result, at December 31, 2013 our debt-to-market capitalization ratio was 33.2%. Our successful liquidity management has allowed us to decrease our overall net debt-to-market capitalization ratio by more than 650 basis points since 2009, despite our significant growth over this period.

Continued Attentiveness to Environmental Sustainability

Our 2013 accomplishments included the following:

•	Ranked in the top 25% of companies worldwide in terms of sustainability performance, earning us the highly competitive “Green Star” designation from the GRESB.

•	Ranked 3rd in terms of sustainability performance in the American Office REIT category by the GRESB.

•	Earned 27 ENERGY STAR certifications for energy efficiency for 53% of our stabilized portfolio.

•	Increased the percentage of our portfolio that is LEED certified from 29% in 2012 to 40% in 2013.

•	Pursuing platinum or gold LEED certification for all development projects.

•	One of only 55 companies selected from nearly 20,000 companies to receive the Environmental Protection Agency’s annual ENERGY STAR Partner of the Year Award for superior energy efficiency.

Compensation Philosophy, Objectives and Key Features

Our executive compensation philosophy is designed to achieve the following objectives:

•	To help the Company attract, retain and incentivize highly talented, experienced individuals in the highly competitive West Coast employment and commercial real estate markets;

•	To set total compensation to be competitive with our peer group companies;

•

To align executive compensation with our Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking annual cash incentive award opportunities to the achievement of corporate and operational performance objectives in these areas; and

•	To provide a majority of total direct compensation for the NEOs in the form of long-term equity incentive awards.

48	Kilroy Realty Corporation

Compensation Discussion and Analysis

The following table sets forth the key elements of our executive compensation program, along with the primary objective and key features associated with each element of compensation.

Compensation Element	Primary Objective	Key Features
Base Salary	To recognize ongoing performance of job responsibilities and to provide a regular source of income so employees can focus on day-to-day responsibilities.	Competitive pay, taking into account job scope, position, knowledge, skills and experience.

Cash Incentives	To motivate and reward the achievement of annual financial and operational goals and other strategic objectives measured over the fiscal year.	Final payouts awarded to our NEOs under a cash incentive performance measurement framework that is based on specific metrics within five financial and operational categories.
Long-Term Equity Incentives

To emphasize long-term performance objectives, align the interests of our NEOs with stockholder interests, encourage the maximization of stockholder value and retain key executives through the performance and vesting periods.

For 2013, 50% of the long-term equity awards granted to our NEOs were subject to performance-based vesting requirements (including the possibility of forfeiting all of the performance-based vesting awards with no opportunity to vest the forfeited portion in a future year).

For 2014, approximately 67% of the long-term restricted stock units granted to our NEOs are subject to performance-based vesting requirements over a three-year performance period (including a relative TSR component), and also include the possibility of complete forfeiture without the opportunity to vest in any future year.

What We Pay and Why: Executive Compensation Elements

Base Salary

General Description

Salaries for our NEOs are reviewed and established by the Compensation Committee on an annual basis. The Compensation Committee does not specifically establish our executive base salary levels at any particular levels against peer group data. In setting base salaries for our executive officers, the Compensation Committee, in its judgment, generally considers the following factors:

•	The performance of the Company (e.g., TSR, leasing, financial performance, acquisitions, dispositions, development and balance sheet management);

•	The performance of each executive;

•	The contribution of each executive to our overall results;

•	Input from our CEO (with respect to our other NEOs);

•	Additional roles or responsibilities assumed;

•	Experience and tenure;

•	Base salary levels for comparable positions in our peer group;

•	The executive’s employment agreement (if any); and

•	The relative need to retain the executive.

Kilroy Realty Corporation	49

Compensation Discussion and Analysis

Decisions for 2013

Based on its assessment of the foregoing factors, the Compensation Committee determined that each NEO’s 2012 base salary level was appropriate and that 2013 base salary levels would remain the same as their respective 2012 base salary levels, except for Messrs. Hawken and Smart. Mr. Hawken’s base salary was increased from $575,000 to $675,000 based on the Compensation Committee’s assessment of Mr. Hawken’s knowledge, experience, responsibilities, contributions, tenure with the Company and its private predecessor (more than 33 years), and negotiations with him in entering into his amended and restated employment agreement. In addition, the Compensation Committee approved a $20,000 base salary increase for Mr. Smart for 2013 (from $380,000 to $400,000) to reflect his additional responsibilities and appointment as an Executive Vice President.

Decisions for 2014

The Compensation Committee has also determined that each NEO’s 2014 base salary level will remain at the same level as in effect for 2013, except that Mr. Smart received a 2014 base salary increase based on the Compensation Committee’s assessment of his responsibilities, compensation data for similar positions at our peer group of companies, and the Compensation Committee’s desire to position his base salary level consistent with the base salary levels for Messrs. Rose and Khouri.

The following table shows each NEO’s base salary level for 2012, 2013 and 2014:

Named Executive	2012 Base Salary	2013 Base Salary	2014 Base Salary
John B. Kilroy, Jr.	$1,225,000	$1,225,000	$1,225,000
Jeffrey C. Hawken	$575,000	$675,000	$675,000
Tyler H. Rose	$500,000	$500,000	$500,000
Eli Khouri	$500,000	$500,000	$500,000
Justin W. Smart	$380,000	$400,000	$500,000

Cash Incentives

General Description

Our annual cash incentive program provides for the payment of cash incentives to our NEOs based on the performance of our Company and each individual’s contribution to the performance of our Company during the year. The Compensation Committee establishes a target incentive amount for each of our NEOs and determines the final incentive amounts to be awarded to each NEO at the end of the year under a cash incentive performance measurement framework, which includes metrics within five financial and operational categories as described below.

Cash Incentive Performance Measurement Framework

In response to stockholder feedback, the Compensation Committee refined and formalized its process for evaluating annual cash incentives and adopted the new cash incentive performance measurement framework. The Compensation Committee applied this framework to its decision-making process for 2013. Under the new formalized framework, the Compensation Committee makes its annual cash incentive determinations after measuring certain performance metrics within five key categories and confirming whether the Company is at, above or below target. The performance categories and metrics were selected by the Compensation Committee because the Committee believes that they are measures that reflect the annual performance of the Company that are typically used by investors and most accurately reflect the building of long-term value for our stockholders.

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Compensation Discussion and Analysis

Decisions for 2013

For 2013, the Compensation Committee established the target cash incentive amounts for each of the NEOs set forth in the table below. Each NEO’s target cash incentive amount remained the same as the NEO’s target cash incentive amount for 2012, except for Messrs. Hawken and Smart. Based on the assessment of Mr. Hawken’s knowledge, experience, responsibilities, contributions, tenure with the Company and its private predecessor (more than 33 years) and negotiations with him in entering into his amended and restated employment agreement described below, the Compensation Committee determined that it was in the best interests of the Company and its stockholders to increase his target annual cash incentive from $1,125,000 to $1,350,000. Mr. Smart’s target annual cash incentive level was increased by the Compensation Committee based on its assessment of his additional responsibilities, appointment as an Executive Vice President, compensation data for similar positions at our peer group of companies, and its desire to position his target incentive consistent with the target incentives for Messrs. Rose and Khouri.

Named Executive	2013 Target Annual Cash Incentive Amount
John B. Kilroy, Jr.	$3,000,000
Jeffrey C. Hawken	$1,350,000
Tyler H. Rose	$500,000
Eli Khouri	$500,000
Justin W. Smart	$500,000

The following chart shows the performance categories, metrics, any applicable goals or budgets, and actual results considered by the Compensation Committee under the cash incentive performance measurement framework for 2013:

Performance Category	2013 Metrics	Performance Results
Operations	Total revenues of $497.8 million for 2013, up 15.4% from total revenue in 2012, exceeded the Company’s budgeted total revenues for 2013 of $477.1 million.	Above Target

	FFO per share of $2.66 represented an 18.2% increase over 2012 FFO per share and exceeded the 2013 budgeted FFO per share of $2.53.[4]	Above Target

Development	Better than budgeted performance on our development program, as discussed under “Strong Execution of Fully-Leased Development Projects and Continued Expansion of Development Pipeline” above.	Above Target

Acquisitions	Continued expansion of the portfolio through the acquisition of two buildings in the South Lake Union submarket of Seattle and two buildings in the Del Mar submarket of San Diego.	Above Target

Dispositions	The sale of 15 office properties located in San Diego and Orange County as discussed under “Efficient Execution of Capital Recycling Program” above.	Above Target

Balance Sheet Management

The Company’s ratio of debt to EBITDA (earnings before interest, taxes, depreciation and amortization) at the end of 2013 was 7.0x, lower than the Company’s budgeted target of 7.2x for the end of 2013.

Above Target

[4]

FFO per share is also used as a performance metric under the performance-based component of our NEO equity awards. The Compensation Committee believes it is nevertheless appropriate to take FFO per share into account in our cash incentive measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance, and is only one of many measures (disclosed above) used to assess performance under the framework.

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Compensation Discussion and Analysis

The Compensation Committee believes this approach reflects an appropriate balance between applying objective quantitative criteria to determine NEO bonuses, on the one hand, and a desire to keep management focused on qualitative decisions that are in the long-term best interests of our stockholders, on the other hand. Our strategy entails active management of our property portfolio, and the Compensation Committee believes that a rigid bonus formula could undermine opportunistic decisions that could be in stockholders’ best interests. Changes in our strategy or our portfolio through activities such as acquisitions and dispositions can significantly alter goals that are set early in the year. As a result, the performance categories under the cash incentive performance measurement framework are not weighted, and the Compensation Committee uses its judgment in applying the cash incentive performance framework to determine final bonus amounts for our NEOs.

Notwithstanding the Compensation Committee’s view that the Company’s performance had exceeded the Committee’s budgeted expectations and the applicable budgets and targets noted above for 2013, which might have warranted an increase in annual cash incentive awards for our NEOs above their target levels, the Compensation Committee elected to keep annual cash incentive amounts for 2013 relatively flat and pay the awards at the targeted levels primarily due to the results of our 2013 Say-on-Pay advisory vote described above and the Compensation Committee’s desire to acknowledge and respond to the concerns expressed by our stockholders.

Decisions for 2014

For 2014, the Compensation Committee set target annual cash incentive levels for the NEOs at their 2013 levels, except that Mr. Kilroy’s 2014 target annual cash incentive level was reduced from $3,000,000 to $2,450,000. The Compensation Committee will also apply the cash incentive performance measurement framework to determine 2014 bonuses for our NEOs.

Long-Term Equity Incentives

General Description

Annual long-term equity awards are typically granted to our NEOs during the first quarter of our fiscal year. In addition to these annual awards, we also occasionally make grants of equity incentive awards at other times at the discretion of the Compensation Committee, including, but not limited to, in connection with the hiring or promotion of executive officers or in other special circumstances. Early in 2013, the Compensation Committee granted an equity award to Mr. Hawken outside of our regular annual incentive awards in connection with entering into his amended and restated employment agreement. This was described in our 2013 Proxy Statement and is also described below.

Decisions for 2013

In January 2013, the Compensation Committee granted each of our NEOs an annual long-term equity incentive award. The grant levels for these awards were based in large part on the Compensation Committee’s assessment of 2012 performance. As described in detail in our 2012 proxy statement, the Compensation Committee determined that the annual long-term equity incentive awards granted at the beginning of 2013 based on 2012 performance should not exceed the levels awarded to our NEOs at the beginning of 2012, except for increases related to Mr. Kilroy’s new target annual incentive award levels under his amended and restated employment agreement entered into in March 2012.

In addition, 50% of the total 2013 annual long-term equity incentive award was subject to performance-based vesting requirements, pursuant to which the performance-based portion of the award becomes eligible to vest only if pre-established performance-based goals set by the Compensation Committee are achieved, which includes the possibility of complete forfeiture without the opportunity to vest in a future year if none of the performance conditions are satisfied. If the performance-based vesting requirements are met, however, then the performance-based portion of the award will be further subject to the same time-based vesting requirements as the remaining 50% of the total equity award. The remaining 50% of the total equity vests ratably in annual installments over the five-year continued service period following the date of grant.

Each NEO’s 2013 annual long-term equity incentive award was expressed by the Compensation Committee as a dollar value and payable in an award of shares of restricted stock (or, if elected pursuant to a timely deferral election made under our Stock Award Deferral Program described below, restricted stock units). The dollar value was converted into a number of shares by reference to the fair market value of the Company’s common stock as of the date of grant, as further explained in the footnote to the following table.

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Compensation Discussion and Analysis

The following table sets forth the dollar value of the time-based portion and the performance-based portion of the annual long-term equity incentive award granted to each NEO in January 2013:

	January 2013 Annual Equity Incentives
Named Executive	Time-Based Equity Component(1)	Performance-Based Equity Component(1)	Total Equity Incentive Award
John B. Kilroy, Jr.	$1,500,000	$1,500,000	$3,000,000
Jeffrey C. Hawken	$562,500	$562,500	$1,125,000
Tyler H. Rose	$250,000	$250,000	$500,000
Eli Khouri	$250,000	$250,000	$500,000
Justin W. Smart	$225,000	$225,000	$450,000

(1)

These amounts are the values approved by the Compensation Committee in January 2013 and converted into the corresponding number of restricted shares (or restricted stock units, as the case may be) based on the closing price of the Company’s common stock on the date of grant of the awards and rounded up to the nearest whole share. The awards were originally structured as time-based awards but, for the reasons noted above, the Compensation Committee determined it would be appropriate to subject half the awards to performance-based vesting requirements. This change resulted in slightly higher award values, as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. Accordingly, the values of these awards as presented in the “Grants of Plan-Based Awards” table below differs slightly from the above (i) due to rounding to a whole share increment, and (ii) for the performance-based component of the awards, the higher award values produced when the awards were modified to include performance-based vesting requirements.

Under the terms of the 2013 annual long-term equity incentive awards, the portion of the award that is eligible to vest based on performance would be the greatest of the following (subject also to the applicable time-based vesting conditions):

•	100%, if the Company’s TSR for 2013 was equal to or greater than the 75th percentile of the peer companies identified above;

•	50%, if the Company’s TSR for 2013 was equal to or greater than the 50th percentile but less than the 75th percentile of the peer companies identified above; and

•	If the Company’s FFO Per Share (as defined below) for 2013 was $2.43 or greater, the percentage as determined in accordance with the table below based on the Company’s actual FFO Per Share for 2013:

FFO Per Share for 2013 (as defined below)	Portion of Performance Shares That Will Be Subject To Time-Based Vesting*
$2.58 or greater	100%
$2.53	90%
$2.43	50%
Less than $2.43	None
*	The percentage would be calculated on a pro-rata basis between points in the table above for FFO Per Share amounts between the levels indicated.

If none of these performance conditions was satisfied, then all of the performance-based restricted shares would be forfeited. If one or more of the performance conditions was satisfied, the restricted shares eligible to vest based on performance would then be subject to a five-year time-based vesting requirement (measured from the grant date of the award), and the shares that were not eligible for vesting based on performance would be forfeited. Forfeited awards would not be eligible to vest in any future year.

In general, for purposes of the 2013 annual long-term equity incentive awards, “FFO Per Share” means the Company’s funds from operations during the performance period, determined in accordance with the White Paper on funds from operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, adjusted to exclude the

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Compensation Discussion and Analysis

impact of acquisition-related expenses, non-cash charges and non-budgeted compensation costs, divided by the weighted average common shares of the Company outstanding for 2013, calculated on a diluted basis, including participating share-based awards (i.e., nonvested stock and time-based restricted stock units), the dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

We believe these awards link the interests of our executives with those of our stockholders as the ultimate value of the award is variable and depends on our stock price. In addition, the performance-based awards create a short-term performance incentive (as vesting of the performance shares depends on our 2013 performance) and a long-term retention incentive (as the entire award is subject to a five-year time-based vesting period that requires continued service with the Company). FFO Per Share was selected as a performance metric for these awards because it is a financial measure commonly used by analysts and investors to evaluate a REIT’s operating performance and overall management of its property portfolio. TSR was included as an alternative metric because the Compensation Committee felt that it would be appropriate for the awards to vest, regardless of FFO Per Share performance, if our TSR was strong relative to our peer companies for 2013.

These equity awards were granted in the form of shares of restricted stock. As described in the “Stock Award Deferral Program” section below, each NEO is entitled to defer receipt of the restricted stock grant by electing to instead receive restricted stock units in respect of such grant pursuant to a valid election under our Stock Award Deferral Program. Each of our NEOs elected to receive their restricted stock awards discussed above in the form of restricted stock units pursuant to valid elections under the Stock Award Deferral Program.

In January 2014, the Compensation Committee determined that the Company’s actual FFO on a per-share basis ($2.66 which, when adjusted in accordance with the definition of FFO Per Share applicable to these awards, was $2.69) exceeded the FFO Per Share goal for a 100% payout. Accordingly, the Compensation Committee determined that the performance-vesting requirement of these awards was met. As with the time-based vesting equity awards granted under the 2013 program, the performance-vesting awards then become subject to the same five-year service-based vesting requirement applicable to the remaining time-vest portion of the 2013 annual incentive award.

Decisions for 2014

After consideration of the views expressed by stockholders and the results of the Say-on-Pay vote at our 2013 annual meeting, and with input from Mercer, the Compensation Committee revised its approach for determining annual long-term equity awards, beginning with the awards granted to the NEOs in January 2014. While the Compensation Committee’s approach in prior years was to award annual long-term equity awards based primarily on the prior year’s performance, starting in January 2014, such annual awards will be granted as an incentive for the year in which the awards are granted and subsequent years. Accordingly, the award levels will be set with a greater emphasis on the levels for equity awards granted to similarly situated executives within our peer group. This revised approach is intended to establish annual long-term equity award levels that are more predictable and in-line with our peer group of companies. The Compensation Committee, however, retains the flexibility to consider Company and individual performance during the prior year and any other factors it considers appropriate in setting these annual grant levels.

Moreover, approximately two-thirds of the long-term restricted stock unit awards granted to the NEOs in January 2014 are subject to performance-based vesting requirements over a three-year performance period, as opposed to 50% of the annual equity awards granted to the NEOs in 2013 being subject to performance-based vesting requirements. The approach to performance-based vesting was also modified in 2014, with the following overall design objectives:

•

Align the overall reward opportunity with performance delivered, including the potential to earn none of the targeted awards, as well as having an opportunity for above-target reward outcomes for very strong performance;

•

Require achievement of pre-defined operating goals (i.e., FFO Per Share) that can be directly influenced by management behavior within a time frame that is not subject to excessive degrees of variability due to our active portfolio management strategy (i.e., one-year FFO Per Share measurement cycle); and

•

Require longer-term sustained performance of the Company’s share price relative to other office REIT competitors (i.e., relative TSR measurement against the SNL US. REIT Office Index set of companies over a three-year period).

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Compensation Discussion and Analysis

As illustrated below, the 2014 performance-based long-term incentive program has both upside for the NEOs if performance exceeds targeted levels, and downside for the NEOs if performance falls short of targeted levels (including the possibility of forfeiting all of the performance-based vesting awards with no opportunity to vest the forfeited portion in a future year). In Step 1 below, the initial hurdle is the achievement of pre-defined FFO Per Share goals. To the extent that the FFO Per Share hurdle is achieved, in Step 2 we will measure our TSR versus companies in the SNL US REIT Office Index (our TSR Percentile Ranking) each year. In Step 3, the awards that are eligible to vest in Step 1 are subject to modification (up or down) based on our TSR Percentile Ranking for the three-year measurement period. The Compensation Committee’s perspective is that the relative TSR measure further enhances the link between executives’ and stockholders’ interests over a multi-year performance period. Please see the information following the “Grants of Plan-Based Awards” table for a discussion of FFO Per Share and TSR Percentile Ranking as defined for purposes of these awards.

Each NEO’s January 2014 restricted stock unit award was expressed by the Compensation Committee as a dollar value that was converted into a number of restricted stock units by reference to the fair market value of the Company’s common stock as of the date of grant. Approximately two-thirds of each NEO’s total restricted stock unit award is subject to both time-based and performance-based vesting requirements, where the executive can earn between 0% and 200% of the target number of shares subject to the award based upon achievement of the FFO Per Share and relative TSR Percentile Ranking metrics referenced above and subject to a three-year “cliff” vesting requirement. Approximately one-third of each NEO’s total restricted stock unit award is subject to a time-based vesting schedule, vesting ratably in annual installments over the four-year continued service period following the date of grant. The maximum payout of this time-based component of the award is 100% of the number of shares subject to only time-based vesting.

The performance-based portion of the restricted stock unit award vests on a three-year “cliff” basis on the first date on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company following December 31, 2016. The number of performance-based restricted stock units that vest on that date will be determined by (1) multiplying the target number of units subject to the award by a percentage (the “Applicable FFO Per Share Percentage”), between 0% and 150%, determined based on the Company’s FFO Per Share for 2014 against a pre-established target, and (2) multiplying that result by a percentage (the “Applicable TSR Percentage”) between 66.6666% and 133.3333% based on the Company’s TSR Percentile Ranking (as described below) for the three-year period 2014-2016.

If a pre-established threshold level of FFO Per Share for 2014 of $2.50 is not achieved, then all of the performance-based restricted stock units will be forfeited (the Applicable FFO Per Share Percentage would be 0%) with no opportunity to vest in a future year. The applicable FFO Per Share target amount for 2014 (which, if obtained, would result in an Applicable FFO Per Share Percentage of 100%) is $2.65 per share. Please see the discussion under the heading “Description of Plan-Based Awards – 2014 Awards” for more information on determining FFO Per Share, TSR Percentile Ranking, and the Applicable FFO Per Share Percentage and Applicable TSR Percentage for purposes of these awards.

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Compensation Discussion and Analysis

The Compensation Committee believes that these awards further link the interests of our executives with those of our stockholders (as the ultimate value of the award depends on our stock price since the award is denominated in shares of our common stock), as well as create a significant performance incentive over a long-term performance period (as vesting of the performance units depends on our 2014 FFO Per Share performance and our TSR Percentile Ranking over the three-year period 2014-2016) and a long-term retention incentive (as the entire award is subject to a three-year time-based vesting period). FFO Per Share continued to be the Company’s financial measure used for these awards for the reasons noted above with respect to the 2013 annual equity awards. The TSR Percentile Ranking measure was included to further enhance executives’ interests and potential rewards with stock price performance, on a relative basis, over the three-year performance period.

The following table sets forth the dollar value of the time-based and performance-based equity awards granted by the Company to each NEO in January 2014:

	January 2014 Annual Equity Incentives
Named Executive	Time-Based Equity Component(1)(2)	Performance-Based Equity Component(1)(3)	Total Equity Incentive Award
John B. Kilroy, Jr.	$1,500,000	$3,000,000	$4,500,000
Jeffrey C. Hawken	$567,000	$1,133,000	$1,700,000
Tyler H. Rose	$333,000	$667,000	$1,000,000
Eli Khouri	$250,000	$450,000	$700,000
Justin W. Smart	$250,000	$450,000	$700,000

(1)

These amounts are the values approved by the Compensation Committee in January 2014 and converted into the corresponding number of restricted stock units based on the closing price of the Company’s common stock on the date of grant of the awards and rounded to the nearest whole share.

(2)	The time-based equity component vests in installments over four years and the maximum payout is 100%.

(3)

The performance-based equity component is subject to three-year “cliff” vesting and performance over that three-year period. The number of units determined under the performance-based equity component represented the number of units subject to that portion of the award at the “target” level of performance, with between 0% and 200% of the target number of units subject to the award becoming eligible to vest based on actual performance as described below.

These restricted stock unit awards were granted in the form of restricted stock units, payable on a one-for-one basis in shares of our common stock. However, as discussed in more detail under “Proposal 2 – Amendment and Restatement of 2006 Incentive Award Plan,” we may settle these restricted stock units in cash, based on the fair market value of our common stock on the applicable payment date, if we do not have sufficient shares under our 2006 Incentive Award Plan. As with the restricted stock units awarded in 2013, the NEOs do not have the right to vote or dispose of the units awarded in 2014, but do have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid units then subject to the award. Dividend equivalents on the restricted stock units awarded in 2014 are subject to the same vesting (including, as to the performance-based restricted stock units, applicable performance-based vesting conditions), payment and other terms and conditions as the original restricted stock units to which they relate.

Amendment of Mr. Hawken’s Employment Agreement and Special Equity Award

In April 2013, the Compensation Committee approved an amended and restated employment agreement with Mr. Hawken, effective as of January 1, 2013, as part of our effort to directly address stockholder concerns about certain features of our executive compensation program, as well as to reward Mr. Hawken for his excellent and longstanding service to the Company and to provide further performance incentives for him. The agreement has a fixed term ending on December 31, 2015 and provided for Mr. Hawken’s annual base salary to be increased from $575,000 to $675,000 (the first increase in his base salary since 2008) and for him to receive a new equity award, described below, that vests 50% based on achievement of Company performance goals over a six-year performance period and 50% based only on his continued service with us over that same

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Compensation Discussion and Analysis

period. To conform with what we believe to be best practices in executive compensation, Mr. Hawken’s amended agreement eliminated provisions of his prior agreement that would have required us to provide Mr. Hawken with a gross-up payments for parachute payment excise taxes imposed in connection with a change in control of the Company and a “modified single trigger” change in control provision that would have allowed Mr. Hawken to resign for any reason after a change in control of the Company and receive severance benefits.

In consideration for Hawken entering into his amended and restated employment agreement and in recognition of his excellent and longstanding service to the Company (over 30 years of service with the Company and its predecessors), to incentivize him over the remaining term of his employment agreement and in connection with his voluntarily relinquishing several legacy rights and compensation benefits under his employment agreement, in April 2013 the Company granted a special time-based and performance-based restricted stock unit (“RSU”) award to Mr. Hawken with a grant date fair value of approximately $930,000. Fifty percent of the RSU award (with a grant date fair value, as reported in the “Grants of Plan-Based Awards” table below, of $506,203) is eligible to vest in substantially equal annual installments over the six-year term of the award (2013-2018), subject to his continued employment on the applicable vesting dates. The remaining 50% of the RSU award (with a grant date fair value, as reported in the “Grants of Plan-Based Awards” table below, of $425,096) is eligible to vest in substantially equal annual installments over that six-year period based on the achievement of one of the following performance goals, subject to Mr. Hawken’s continued employment through each vesting date: (1) achievement of an annual TSR equal to 7.5% for the applicable calendar year; (2) achievement of a TSR that exceeds the TSR for the SNL US REIT Office Index for the applicable calendar year; or (3) achievement of a cumulative stockholder return goal not later than December 31, 2018. The cumulative stockholder return goal is based on an annualized TSR over the applicable period of 7.5%. The Compensation Committee believes that the ability to vest based on the cumulative goal (even if the annual TSR goal is not achieved for a particular year) is consistent with a long-term view of stockholder returns and helps ensure that Mr. Hawken will also take a long-term view of performance and mitigates risks attendant with short-term annual goals and stock market volatility.

Mr. Kilroy was previously granted performance RSUs on terms similar to the April 2013 grant of performance RSUs to Mr. Hawken described above, except that Mr. Kilroy’s award covers a seven-year performance period from 2012-2018. In December 2013, the Compensation Committee determined that our TSR for 2013 was 8.6%, exceeding the annual TSR goal of 7.5% for these performance RSUs awarded to Messrs. Kilroy and Hawken. Accordingly, the tranche of each executive’s award that was eligible to vest based on our TSR during 2013 (one-seventh of Mr. Kilroy’s performance RSUs granted in May 2012 and one-sixth of Mr. Hawken’s performance RSUs granted in April 2013) vested as of the date of the Compensation Committee’s determination.

Additional Compensation Elements

Indirect Elements of Compensation

To assist us in attracting and retaining key executives critical to our success and to ensure that their compensation is, based on the subjective assessment of the Compensation Committee, commensurate with similarly situated executives in our 2013 peer group, we provide our NEOs with certain other elements of compensation noted in the Summary Compensation Table below. We believe that these other elements of compensation are important to attract, motivate and retain the top executive talent for which we compete at this time.

Stock Award Deferral Program

We maintain a Stock Award Deferral Program under which our directors and certain of our management employees, including our NEOs, may elect to participate and defer receipt of restricted stock awards granted under the 2006 Plan and receive an equivalent number of RSUs in lieu of such restricted stock. Each RSU issued under the deferral program represents the right to receive one share of our common stock in the future and will be subject to the same vesting conditions as would have applied to the restricted stock award in lieu of which such RSUs are issued. In addition, RSUs carry with them the right to receive dividend equivalents that credit participants, upon our payment of dividends in respect of the shares underlying the participant’s RSUs, with additional RSUs equal to the value of the dividend paid in respect of such shares. Shares of stock underlying RSUs will be paid to the participant holding the RSUs on the earliest to occur of a change in control, the participant’s “separation from service” with us, the participant’s death or disability, or a pre-determined date, if specified by the participant. By electing to receive RSUs instead of restricted shares, participants are generally able to defer income taxes

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Compensation Discussion and Analysis

on these awards, which makes our compensation program more desirable and helps us to attract, retain and incentivize top talent without significant additional cost to the Company. Since RSUs are paid in our common stock and the ultimate value of an RSU is therefore directly dependent on the value of our common stock, RSUs enhance the alignment between management and stockholder interests.

Defined Contribution Plans

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers our eligible employees, including our NEOs, and those of certain designated affiliates. The 401(k) Plan permits our eligible employees to defer receipt of (and taxation on) up to 60% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) Plan. We currently make matching contributions to the 401(k) Plan in an amount equal to fifty cents for each dollar of participant contributions, up to a maximum of 10% of the participant’s annual salary (thus, the maximum match is 5% of the participant’s base salary) and subject to certain other limits under the tax laws. Participants vest immediately in the amounts contributed by us to their plan accounts. Our employees are eligible to participate in the 401(k) Plan after three months of credited service with us. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. This tax-preferential savings option fits our compensation philosophy by helping us to attract, retain and incentivize top talent.

Deferred Compensation Plan

We maintain a cash deferred compensation plan, the 2007 Deferred Compensation Plan (the “Deferred Compensation Plan”), under which our directors and certain of our senior management employees, including our NEOs, may defer receipt of their compensation, including up to 70% of their salaries and up to 100% of their director fees and cash bonuses, each as applicable. In addition, eligible management employees, including our NEOs, will generally receive monthly contributions from us to their Deferred Compensation Plan accounts equal to 10% of their respective gross monthly base salaries. The Deferred Compensation Plan provides that we may also make additional discretionary contributions to Participant accounts. To date, we have not made any discretionary contributions. The Deferred Compensation Plan fits into our compensation philosophy by providing our NEOs with the ability to accrue compensation and generate savings in a tax-efficient manner in excess of limits imposed on our 401(k) Plan, thereby providing additional financial security that enables our executives to focus on their work-related obligations. For additional information, refer to the “Nonqualified Deferred Compensation Plan Table” below.

Severance and Change in Control Arrangements

We have entered into employment agreements with our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Executive Vice President of Development and Construction Services that include severance and change in control benefits. We believe that the protections contained in these employment agreements will help to ensure the day-to-day stability necessary to enable our executives to properly focus their attention on their duties and responsibilities with the Company and will provide security with regard to some of the most uncertain events relating to continued service, thereby limiting concern and uncertainty and promoting productivity. The Compensation Committee evaluates the level of severance benefits to provide our NEOs on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices as of the date they were entered into.

For a description of the material terms of these employment agreements, see the “Employment Agreements – Salary and Bonus Amounts” and “Potential Payments Upon Termination or Change in Control” sections below.

How We Make Compensation Decisions

Role of the Compensation Committee

As discussed above, our Compensation Committee is responsible for reviewing, determining and approving all compensation for our executive officers.

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Compensation Discussion and Analysis

Role of Independent Compensation Consultant

The Compensation Committee has sole authority to hire, retain, and terminate the services of an independent compensation consultant to assist in its decision-making process. In general, the independent compensation consultant provides data to the Compensation Committee on the compensation and relative performance of our peer group, makes presentations on matters affecting compensation, provides assessments of the degree to which our compensation arrangements are consistent with peer company practices and our corporate objectives, provides assistance with the design and performance considerations associated with our executive compensation program, and consults on other compensation matters as needed. The consultant also meets privately in executive session with the Compensation Committee in connection with its recommendations as to overall compensation levels, as well as the desired mix of base salary, annual incentive and long-term compensation opportunities.

For 2013, FTI Consulting Inc. (“FTI”) provided advice to the Compensation Committee with respect to the composition of our peer group for executive compensation competitive practices, the amounts and nature of compensation paid to executive officers, structuring our compensation programs, and recommending the appropriate levels of base salary, cash incentives, long-term equity incentives payable to our executive officers. FTI also provided advice to the Compensation Committee with respect to the terms and conditions of Mr. Hawken’s amended and restated employment agreement. Other than compensation consulting services with respect to executive officers and directors, FTI does not provide any additional services to our Company.

In August 2013, the Compensation Committee retained Mercer as its independent compensation consultant to provide advice on the NEOs compensation arrangements and recommend changes to the Company’s executive compensation program in light of the results of the Say-on-Pay vote at our 2013 annual meeting. Mercer performed a comprehensive review of our 2014 executive compensation program before it was established, including the composition of our peer group, amounts and nature of compensation paid to executive officers, structure of our various compensation programs, design of our annual cash incentive performance measurement framework, performance vesting requirements for our annual long-term incentive awards and appropriate total direct compensation levels for our executive officers.

Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (collectively, “MMC”), a diversified conglomerate of companies that provide insurance, strategy and human resources consulting services. During 2013, affiliates of MMC other than Mercer received approximately $720,000 in fees for providing services to our Company. The decision to engage other MMC affiliates to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. Although the Compensation Committee did not specifically approve these engagements, the Company has reviewed the other services provided by other MMC affiliates and, after consideration of such services and other factors prescribed by the Securities and Exchange Commission for purposes of assessing the independence of compensation advisers, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf). In reaching this determination, the Company considered the following factors, all of which were confirmed by Mercer:

•	Other than the services identified above, MMC provided no services to the Company during 2013;

•	The aggregate amount of fees paid or payable by the Company to MMC for 2013 represented (or are reasonably certain to represent) less than 1% of MMC’s total revenue for 2013;

•	Mercer has established Global Business Standards to manage potential conflicts of interest for executive rewards consulting services, which policies and procedures were provided to the Company;

•

There are no business or personal relationships between our Mercer executive remuneration advisors and any member of the Compensation Committee other than in respect of (1) the services provided to the Company by Mercer as described above, or (2) work performed by Mercer for any other company, board of directors or compensation committee for which such Compensation Committee member also serves as an independent director;

•	Our Mercer executive remuneration advisors do not own stock in the Company; and

•

There are no business or personal relationships between our Mercer executive remuneration advisors, Mercer, or other MMC affiliates and any executive officer of the Company other than in respect of the services provided to the Company as described above.

Kilroy Realty Corporation	59

Compensation Discussion and Analysis

Role of Management in Executive Compensation Planning

Our Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than himself). Our Chief Executive Officer further participates in the executive compensation decision-making process as follows:

•	Presents overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;

•	Provides evaluation for all other executive officers (including our NEOs); and

•	Reviews peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions.

Our Chief Financial Officer evaluates the financial implications and affordability of the Company’s compensation program. Other executive officers (including other NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of the other NEOs.

60	Kilroy Realty Corporation

Compensation Discussion and Analysis

Market Review and Compensation Peer Group

Our Compensation Committee reviews peer group data to assess the competitiveness of our compensation program and to help inform its decision-making process. In response to feedback received from some of our institutional stockholders, our peer group for 2012 was significantly redesigned to include more sector-specific and direct geographic competitors. As part of the 2012 redesign, we decreased the size of our peer group from 27 to 18 companies. The 2013 peer group was the same as the 2012 peer group except as noted below, and consisted of the following 16 publicly-traded REITs, with equity market values ranging from approximately $1 billion to $15 billion as of December 31, 2013, and as a group with a median equity market capitalization of approximately $3.3 billion as compared to our equity market capitalization of approximately $4.1 billion as of December 31, 2013:

Kilroy Realty Corporation

Peer Company: Kilroy Alignment Characteristics

				Comparator Group Rationale
Company	Revenue (1) (MM)	Market Value (2) (MM)	Total Assets (2) (MM)	Office REITS(3)	Compar- able Revenue Size (4)	Compar- able Market Cap (4)	West Coast Concen- tration (5)
Alexandria Real Estate Equities	$617	$4,557	$7,150	✓	✓	✓	✓
BioMed Realty Trust	$617	$3,481	$4,834	✓	✓	✓	✓
Boston Properties	$2,229	$15,344	$20,162	✓			✓
Brandywine Realty Trust	$573	$2,208	$4,507	✓	✓	✓
BRE Properties Inc	$409	$4,249	$3,499		✓	✓	✓
Corporate Office Properties Trust	$552	$2,070	$3,654	✓	✓	✓
Digital Realty Trust	$1,459	$6,309	$8,819	✓		✓	✓
Douglas Emmett	$596	$3,321	$6,104	✓	✓	✓	✓
Highwoods Properties	$557	$3,252	$3,350	✓	✓	✓
Hudson Pacific Properties	$194	$1,240	$1,560	✓			✓
Mack-Cali Realty Corp	$676	$1,891	$4,526	✓	✓
Piedmont Office Realty Trust	$548	$2,662	$4,255	✓	✓	✓
PS Business Parks	$356	$2,037	$2,152		✓		✓
Realty Income Corp	$681	$7,330	$5,443		✓	✓	✓
SL Green Realty Corp	$1,480	$8,523	$14,959	✓
Tanger Factory Outlet Centers	$382	$3,025	$1,672		✓	✓
70th Percentile	$667	$4,995	$6,365	—	—	—	—
50th Percentile	$584	$3,287	$4,516	—	—	—	—
25th Percentile	$513	$2,174	$3,462	—	—	—	—
Kilroy Realty Corporation	$465	$4,120	$4,616	—	—	—	—

(1)	For the twelve months ending December 31, 2013 based on publicly-available information.

(2)	As of December 31, 2013 based on publicly-available information.

(3)	Office REITS as defined by the GICS Office REIT Sub-Industry.

(4)	Comparable firms defined as those that fall within 0.5x – 2.0x of Kilroy levels.

(5)	Defines as possessing a significant portfolio of properties on the West Coast and/or being a significant West Coast talent competitor.

Kilroy Realty Corporation	61

Compensation Discussion and Analysis

Two companies included in our peer group for 2012, Duke Realty Corporation and Liberty Property Trust, were removed from the 2013 peer group because of a strategic change in the focus of their businesses away from commercial office properties to industrial properties.

Peer group compensation analyses for 2013, together with other reports and information prepared by FTI for the Compensation Committee, were used by the Compensation Committee to evaluate our executive compensation program generally and to inform its decision-making process. Differences in compensation levels for our NEOs are driven by the Compensation Committee’s assessment, in its judgment, of each of our executive’s responsibilities, experience, and compensation levels for similar positions at the peer group companies. Our pay positioning versus the peer group also incorporates the degree of expertise and experience needed to manage our active portfolio management strategy. For example, our strategy requires different skill sets than executives who focus primarily on managing cash flows from a more static investment portfolio.

For 2013, however, the Compensation Committee did not set compensation levels at any specific level or percentile against the peer group data and did not engage in any formal benchmarking with respect to our NEOs’ compensation. Except as otherwise noted in this CD&A, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as the analysis and input from, and peer group data provided by, the Compensation Committee’s independent executive compensation consultant.

Compensation Governance Practices

Compensation Clawback Policy

In response to stockholder feedback, the Compensation Committee implemented a clawback policy in 2012 under which we may require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to our executive officers under certain circumstances in the event of a restatement of our financial statements. Under our clawback policy, subject to the discretion and approval of our Board, we may require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer, in any case where all of the following factors are present: (i) the award was predicated upon the achievement of certain financial results that were subsequently the subject of an accounting restatement due to material noncompliance by us with any financial reporting requirements under securities laws; (ii) the Board determines that the executive officer engaged in misconduct that was a substantial contributing cause to the need for the restatement; and (iii) a lower award would have been made to the executive officer based upon the restated financial results. In each such instance, we may recover the individual executive officer’s entire annual bonus in addition to any gain received from the award within the relevant period, plus a reasonable rate of interest. These clawback provisions are in addition to provisions of our employment agreements with Mr. Kilroy and Mr. Hawken described below under “Potential Payments Upon Termination or Change in Control” that would require the executive to forfeit certain equity awards if he fails to comply with certain restrictive covenants in our favor.

Anti-Hedging Policy

To help ensure that directors, officers, other employees and their family members do not engage in transactions that would allow them to gain from declines in the price of Company securities, we maintain a policy that restricts our directors, officers, other employees and their family members from engaging in any transaction that might allow them to gain from declines in Company securities. Specifically, we prohibit transactions by these individuals using derivative securities, or otherwise participating in hedging, “stop loss” or other speculative transactions involving Company securities, including short-selling Company securities, trading in any puts, calls, covered calls or other derivative products involving Company securities, or writing purchase or call options, short sales and other similar transactions.

Anti-Pledging Policy

We have a policy prohibiting our NEOs and Section 16 officers from pledging, or using as collateral, Company securities in order to secure personal loans, lines of credit or other obligations, which includes holding Company securities in an account

62	Kilroy Realty Corporation

Compensation Discussion and Analysis

that has been margined. Exceptions to this policy are granted where the securities pledged (i) are not needed to satisfy the minimum ownership level required by the Company’s stock ownership guidelines, as discussed below, (ii) do not total more than 10% of the individual’s total beneficial ownership of Company securities and (iii) are not utilized as part of any hedging strategy that would potentially immunize the individual against economic exposure to such securities. In addition, our Board may grant other exceptions to this policy in such circumstances as it may consider appropriate.

Minimum Stock Ownership Guidelines

As part of our compensation objectives, we believe that our NEOs should hold a significant amount of our Company stock to link their long-term economic interests directly to those of our stockholders. Accordingly, we maintain minimum stock ownership guidelines applicable to all of our NEOs. The Chief Executive Officer’s minimum stock ownership guideline level is six times his annual base salary and the guideline level of ownership for our other NEOs is three times base salary, as detailed in the following table. We believe that these multiples constitute significant amounts for our NEOs and provide a substantial link between the interests of our NEOs and those of our stockholders. Under our minimum stock ownership guidelines, each NEO has six years from the point of first being subject to the guidelines to satisfy the minimum guideline level of ownership. As of the date of this Proxy Statement, all of our NEOs met the minimum guideline level of ownership.

Named Executive	Ownership Requirement as a % of Base Salary	Ownership Requirement Met as of December 31, 2013
John B. Kilroy, Jr.	600%	Yes
Jeffrey C. Hawken	300%	Yes
Tyler H. Rose	300%	Yes
Eli Khouri	300%	(1)
Justin W. Smart	300%	Yes

(1)

Mr. Khouri joined the Company in January 2011. He had until January 2017 (six years after first being subject to the guidelines) to satisfy the minimum guideline level of ownership. Mr. Khouri met the guideline level of ownership in January 2014.

Stock Holding Requirements

In January 2014, we modified our stock ownership guidelines to provide that, if an executive falls short of the applicable level of stock ownership, the executive is expected to hold (and not sell) at least 50% of the net shares acquired upon exercise, vesting or payment, as the case may be, of any equity award granted by us to the executive. “Net shares” for this purpose means the total number of shares acquired by the executive upon exercise, vesting or payment, as the case may be, of the award, after reduction for shares having a fair market value equal to the exercise price of the award (in the case of a stock option), and after reduction for shares having a fair market value equal to the executive’s expected tax liability resulting from the exercise, vesting or payment of the award.

No Single Trigger Change in Control Severance Provisions

Under the previous versions of their employment agreements, Mr. Kilroy and Mr. Hawken could resign for any reason following a change in control of the Company and receive severance benefits. These provisions have been eliminated from all of our employment agreements, including the amended agreements with Mr. Kilroy and Mr. Hawken.

No Excise Tax Gross-Ups

We eliminated the tax “gross-up” provision for change in control excise taxes that was included in the previous versions of the employment agreements for Mr. Kilroy and Mr. Hawken so that none of our employment agreements provide for tax “gross-up” payments.

Kilroy Realty Corporation	63

Compensation Discussion and Analysis

No Accelerated Vesting for Performance-Based Equity Awards

We eliminated provisions for automatic accelerated vesting of performance-based equity awards upon a termination due to retirement that had been included in our previous employment agreements with Mr. Kilroy and Mr. Hawken.

Tax Considerations

Section 162(m) generally limits the deductibility of compensation paid to certain of our executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 paid by us to our NEOs (other than the chief financial officer) during any fiscal year must qualify as “performance-based compensation” as determined under Section 162(m). Compensation generally qualifies as performance-based, if among other requirements, it is payable only upon the attainment of pre-established, objective performance criteria based on performance goals that have been approved by our stockholders. The Compensation Committee’s policy is to take into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Company’s overall compensation philosophy and objectives. The Compensation Committee may therefore award compensation to our executive officers that is not fully deductible if it determines that such award is consistent with our philosophy and is in our and our stockholders’ best interests. In addition, we believe that we qualify as a REIT under the Internal Revenue Code and are not subject to federal income taxes, meaning that the payment of compensation that does not satisfy the requirements of Section 162(m) should not have a material adverse consequence to us, provided we continue to remain qualified as a REIT under the Internal Revenue Code. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

64	Kilroy Realty Corporation

Compensation Committee Matters

Compensation Committee Report

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement on Schedule 14A.

Executive Compensation Committee

Edward F. Brennan, Ph.D., Chairman

William P. Dickey

Scott S. Ingraham

Dale F. Kinsella

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of 2013. No one who served on the Compensation Committee at any time during 2013 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the rules of the Securities and Exchange Commission requiring disclosure of certain relationships and related person transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or a member of the Compensation Committee during the year ended December 31, 2013.

Kilroy Realty Corporation	65

Named Executive Officer Compensation Tables

The 2013 Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for 2013. The primary elements of each NEO’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentive awards. Our NEOs also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The 2013 Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each NEO’s base salary and annual bonus is provided immediately following the 2013 Summary Compensation Table. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the long-term equity incentive awards granted in 2013, provides information regarding the long-term equity incentives awarded to our NEOs in 2013. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Vested Stock tables provide further information on the NEO’s potential realizable value and actual value realized with respect to their equity awards.

2013 Summary Compensation Table

The following table sets forth summary information regarding compensation of our NEOs for all services rendered to us in all capacities in 2011, 2012 and 2013.

Name & Principal Position(s)	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value & Non-qualified Deferred Comp- ensation Earnings	All Other Compen- sation (3)	Total (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John B. Kilroy, Jr.	2013	$1,225,000	$3,000,000	$3,127,979	—	—	—	$480,794	$7,833,773
President and Chief	2012	$1,225,000	$3,000,000	$11,565,370	$6,900,000	—	—	$486,181	$23,176,551
Executive Officer	2011	$1,050,000	$2,500,000	$2,500,000	—	—	—	$350,633	$6,400,633
Jeffrey C. Hawken	2013	$675,000	$1,350,000	$2,104,309	—	—	—	$160,961	$4,290,270
Executive Vice President and	2012	$575,000	$1,125,000	$1,125,000	$2,300,000	—	—	$116,760	$5,241,760
Chief Operating Officer	2011	$575,000	$1,125,000	$1,125,000	—	—	—	$124,846	$2,949,846
Tyler H. Rose	2013	$500,000	$500,000	$521,372	—	—	—	$93,782	$1,615,154
Executive Vice President,	2012	$500,000	$500,000	$500,000	$1,150,000	—	—	$96,313	$2,746,313
Chief Financial Officer and Secretary	2011	$500,000	$500,000	$500,000	—	—	—	$99,033	$1,599,033
Eli Khouri	2013	$500,000	$500,000	$521,372	—	—	—	$99,306	$1,620,678
Executive Vice President	2012	$500,000	$500,000	$500,000	$1,150,000	—	—	$90,598	$2,740,598
and Chief Investment Officer	2011	$500,000	$500,000	—	—	—	—	$68,218	$1,068,218
Justin W. Smart(5)	2013	$400,000	$500,000	$469,237	—	—	—	$93,478	$1,462,715
Executive Vice President, Development	2012	$380,000	$340,000	$350,000	$184,000	—	—	$77,285	$1,331,285
and Construction Services

(1)	As described in the CD&A, each of the NEOs received a cash bonus under the Company’s 2013 annual incentive program in the amount reported in column (d) of the table above.

(2)

The amounts reported in columns (e) and (f) of the table above for each fiscal year reflect the aggregate grant date fair value of stock awards and option awards, respectively, computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. With the exception of the performance-based component of the 2012 LTI Awards, the grant date fair value is based on the quoted closing share price of the Company’s common stock on the NYSE on the grant date (or, in the case of certain performance-based equity awards that were modified in April 2013 as noted in the Grants of Plan-Based Awards Table below, the quoted closing share price of the Company’s common stock on the NYSE on the modification date).

For purposes of this 2013 Summary Compensation Table, we have reported the grant date fair value of the equity awards as compensation for the fiscal year in which the award was granted. In our Summary Compensation Table for prior years, we reported the

66	Kilroy Realty Corporation

Named Executive Officer Compensation Tables

grant date fair value of the equity awards granted with respect to our annual incentive program as compensation for the fiscal year of the service period to which the program relates (i.e. in the Proxy Statement for our 2013 Annual Meeting, we reported the value of the equity awards granted in January 2013 with respect to our 2012 annual bonus program as compensation for 2012 for each of our NEOs). As a result of this change in our reporting procedure, the amounts reflected in the “Stock Awards” column of the table above for 2012 and 2011 are different from the amounts reporting in this column in our prior Proxy Statements, and by the same token, the amounts reported in the “Total Compensation” column in the table above for these two years are also different from the amounts previously reported. Accordingly, we have not included in this table the value of the equity awards granted in January 2014 as we intend to treat those values as compensation for 2014 for our NEOs and report them in the Summary Compensation Table in next year’s Proxy Statement. For the grant date fair values of the equity awards granted to our NEOs in January 2014, please see the narrative following “Grants of Plan-Based Awards” table below.

(3)	The following table identifies the components of the amounts reported in the “All Other Compensation” column of the table for each NEO in 2013:

Executive Officers	Employee Healthcare Premiums	Supplemental Healthcare Insurance	Life & Disability Insurance Premiums	Company Contributions to Deferred Compensation Plan	Company Contributions to 401(k)	Auto- mobile Related Expenses	Home Office Expenses	Financial Planning Services	Club Dues	Total Benefits
John B. Kilroy, Jr.	$7,049	$13,294	$246,954	$122,500	$11,500	$46,239	$20,989	—	$12,269	$480,794
Jeffrey C. Hawken	$7,049	$34,539	—	$67,500	$11,500	$24,330	$2,871	$3,512	$9,660	$160,961
Tyler H. Rose	$7,049	$6,559	—	$50,000	$11,500	$16,493	$1,240	$941	—	$93,782
Eli Khouri	$7,049	$12,724	—	$50,000	$11,500	$18,033	—	—	—	$99,306
Justin W. Smart	$7,049	$17,362	—	$40,000	$11,500	$17,567	—	—	—	$93,478

(4)

The amounts reported in column (j) of the table above include amounts that have been deferred under our Deferred Compensation Plan or Stock Award Deferral Program. For further information regarding our Deferred Compensation Plan and Stock Award Deferral Program, see “Compensation Discussion and Analysis – Deferred Compensation Plan.” For an additional description of the amounts deferred, see the “Nonqualified Deferred Compensation” table below.

(5)	Mr. Smart was not a NEO during 2011. Mr. Smart was promoted to Executive Vice President, Development and Construction Services in January 2013.

Employment Agreements – Salary and Bonus Amounts

We have entered into employment agreements with each of Messrs. Kilroy, Hawken, Rose and Smart. During 2013, we did not have an employment agreement with Mr. Khouri.

John B. Kilroy, Jr.

Mr. Kilroy entered into an amended and restated employment agreement with the Company effective January 1, 2012. The term of Mr. Kilroy’s amended and restated employment agreement is scheduled to end on December 31, 2018, subject to earlier termination in connection with a termination of Mr. Kilroy’s employment, and is not subject to automatic extensions of the term. The agreement provides for an annual base salary of $1,225,000 and that the Compensation Committee will review Mr. Kilroy’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Kilroy’s target annual cash incentive award to be set at $3,000,000 and his annual equity incentive award to be set at $3,000,000, with the Compensation Committee to determine Mr. Kilroy’s actual cash and equity incentive award amounts each year. Mr. Kilroy has consented to a reduction of his target cash incentive award amount to $2,450,000 for 2014. The agreement also provides for Mr. Kilroy to participate in the Company’s long-term incentive plan applicable to senior executives, pursuant to which the Compensation Committee has the discretion to grant certain equity awards, as well as participation in the Company’s executive and employee compensation and benefit plans and programs, reimbursement of business expenses, an annual physical examination, an annual payment equal to $130,768 for Mr. Kilroy’s supplemental life insurance premiums, and an annual payment up to $150,000 for Mr. Kilroy’s disability insurance premiums. Unlike his prior agreement, Mr. Kilroy’s amended and restated employment agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code or with respect to supplemental life insurance premiums. Provisions of Mr. Kilroy’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Kilroy Realty Corporation	67

Named Executive Officer Compensation Tables

Jeffrey C. Hawken

In April 2013, Mr. Hawken entered into an amended and restated employment agreement with the Company, effective as of January 1, 2013. The term of Mr. Hawken’s amended and restated employment agreement is scheduled to end on December 31, 2015, subject to earlier termination in connection with a termination of Mr. Hawken’s employment. The agreement provides for an annual base salary of $675,000 and that the Compensation Committee will review Mr. Hawken’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Hawken’s target annual cash incentive award to be set at $1,350,000 and his annual equity incentive award to be set at $1,350,000, with the Compensation Committee (in consultation with our Chief Executive Officer) to determine Mr. Hawken’s actual cash and equity incentive award amounts each year. The agreement also provides for Mr. Hawken to participate in any outperformance incentive award plan applicable to senior executives that may be adopted by the Board, as well as participation in the Company’s executive and employee compensation and benefit plans and programs, including an auto allowance, an annual physical examination and an annual payment up to $25,000 for tax and financial planning services. Unlike his prior agreement, Mr. Hawken’s amended and restated employment agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Hawken’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Tyler H. Rose

Mr. Rose entered into an employment agreement with the Company effective January 1, 2007. The initial term of Mr. Rose’s employment agreement was originally scheduled to end on December 31, 2009, subject to earlier termination in connection with a termination of Mr. Rose’s employment, and is subject to automatic one-year extensions of the term each year unless either party provides notice that the agreement will not be extended. The agreement provides that the Compensation Committee will review Mr. Rose’s base salary each year during the term of the agreement. The agreement also provides for Mr. Rose’s target annual cash incentive award to be set at $275,000 and his annual equity incentive award to be set at $450,000, with the Compensation Committee (in consultation with our Chief Executive Officer) to determine Mr. Rose’s actual cash and equity incentive award amounts each year. The agreement also provides for Mr. Rose to participate in any outperformance incentive award plan applicable to senior executives that may be adopted by the Board, as well as participation in the Company’s executive and employee compensation and benefit plans and programs and reimbursement of business expenses. Provisions of Mr. Rose’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Justin W. Smart

Mr. Smart entered into an employment letter agreement with the Company dated July 20, 2007. The initial term of Mr. Smart’s employment letter agreement was originally scheduled to end on December 31, 2009, subject to earlier termination in connection with a termination of Mr. Smart’s employment, and is subject to automatic one-year extensions of the term each year unless either party provides notice that the agreement will not be extended. The agreement also provides for Mr. Smart’s target annual cash incentive award to be set at $200,000 and his annual equity incentive award to be set at $400,000, with the targets subject to adjustment by the Company. The agreement also provides for Mr. Smart to participate in the Company’s executive and employee benefit plans and programs. Provisions of Mr. Smart’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

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Named Executive Officer Compensation Tables

Grants of Plan-Based Awards – Fiscal 2013

The following table sets forth summary information regarding the incentive awards granted to our NEOs during the year ended December 31, 2013.

	Grant Date (1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John B. Kilroy, Jr.	01/10/2013		—	—	—	—	—	—	30,687	—	—	$1,499,981
	04/04/2013	(3)	—	—	—	15,344	30,688	—	—	—	—	$1,627,998	(3)
Jeffrey C. Hawken	01/10/2013		—	—	—	—	—	—	11,508	—	—	$562,511
	04/04/2013	(3)	—	—	—	5,754	11,508	—	—	—	—	$610,499	(3)
	04/04/2013		—	—	—	—	—	—	9,542	—	—	$506,203
	04/04/2013		—	—	—	—	9,542	—	—	—	—	$425,096
Tyler H. Rose	01/10/2013		—	—	—	—	—	—	5,115	—	—	$250,021
	04/04/2013	(3)	—	—	—	2,558	5,115	—	—	—	—	$271,351	(3)
Eli Khouri	01/10/2013		—	—	—	—	—	—	5,115	—	—	$250,021
	04/04/2013	(3)	—	—	—	2,558	5,115	—	—	—	—	$271,351	(3)
Justin W. Smart	01/10/2013		—	—	—	—	—	—	4,603	—	—	$224,995
	04/04/2013	(3)	—	—	—	2,302	4,604	—	—	—	—	$244,242	(3)

(1)

The table includes awards that were granted to each of the NEOs in January 2013 (and in each case subsequently amended in April 2013 as described in note (3) below), and also includes certain equity awards granted to Mr. Hawken in connection with his entering into his amended and restated employment agreement in April 2013.

(2)

The amounts reported in column (l) of the table above reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For the assumptions and methodologies used to value the awards reported in column (l), see footnote (2) to the 2013 Summary Compensation Table above. With respect to equity incentive plan awards, this column reflects the grant date fair value of such awards based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards. The probable outcome of these awards was the “targeted” award level, and the awards do not provide for payouts in excess of that level (but payment may be less than that level, based on actual performance).

(3)

50% of each NEO’s total equity award value approved by the Compensation Committee in January 2013 (rounded to produce whole share amounts) is in the form of performance-based RSUs. The values approved by the Compensation Committee in January 2013, as reflected in the CD&A on page 53, were used to determine the total number of RSUs awarded in January 2013. However, the inclusion of performance metrics and the specific performance goals for the performance-based RSUs was not finally determined until April 2013. Under applicable accounting rules, the grant date fair value of the performance-based RSUs is determined on the date that the award is modified and the applicable performance goals are set. Accordingly, and because of increases in our stock price between January and April, the grant date fair value for the performance-based RSUs as presented above differs from the values approved by the Compensation Committee in January 2013 and used to determine the number of RSUs awarded.

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Description of Plan-Based Awards

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and to make all required determinations under the plan. Awards granted under the plan are generally only transferable by the NEO by will or the laws of descent and distribution.

Under the terms of the 2006 Plan, if there is a change in control of the Company, each NEO’s outstanding awards granted under the plan will not automatically accelerate and become vested under the terms of the 2006 Plan as long as there is provision for the awards to be substituted for, assumed or otherwise continued after the change in control event. If there is no such provision for the awards to be substituted for, assumed, or otherwise continued after the change in control event (that is, the awards are to be terminated in connection with the change in control event), the awards would generally become fully vested and, in the case of options, exercisable. The Committee also has discretion to establish other change in control provisions with respect to awards granted under the 2006 Plan.

Each NEO may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of employment with the Company. The terms of this accelerated vesting are described in this section and in the section titled “Potential Payments Upon Termination or Change in Control.”

Time-Based Restricted Stock Units

Column (i) of the table above reports awards of restricted stock units granted to our NEOs in January 2013 that vest based solely on the executive’s continued employment or service with the Company. Each restricted stock unit represents a contractual right to receive one share of our common stock. Payment will generally be made as the units become vested although the NEO may elect to have the units paid on a deferred basis. Each of these awards is subject to a five-year vesting schedule, with 20% of the award vesting on each of the first five anniversaries of the grant date. Subject to the NEO’s employment agreement or the award agreement evidencing the stock units, if a NEO’s employment terminates for any reason during the vesting period, any units that have not previously vested will terminate.

The NEO does not have the right to vote or dispose of the stock units subject to these awards, but does have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid units then subject to the award. Such payments are made at the same time the related dividends are paid to our stockholders.

Performance-Based Restricted Stock Units

Column (g) of the table above reports awards of performance-based restricted stock units (“performance units”) granted to our NEOs in January 2013. Each performance unit represents a contractual right to receive one share of our common stock if the applicable performance-based and time-based vesting requirements are satisfied.

As described more fully under “Discussion of 2013 Executive Compensation Elements – Equity Compensation Awards” in the CD&A, the percentage of the performance units that would become eligible to vest based on the time-based vesting requirements applicable to the award would range from 0% to 100% of the units subject to the award depending on the Company’s TSR ranking for 2013 relative to the Company’s peer group for the applicable one-year performance period or the Company’s FFO Per Share (as defined for purposes of these awards and disclosed in the CD&A) for the applicable one-year performance period. For 2013, performance condition was determined to have been satisfied at the 100% level.

Since the performance condition was satisfied at the 100% level, the units generally vest at a rate of 20% per year during the five-year period after the grant date. Subject to the NEO’s employment agreement or the award agreement evidencing the performance units, if a NEO’s employment terminates for any reason after the performance period, any performance units that have not previously vested will terminate.

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Vested performance units are payable in an equal number of shares of our common stock. Payment will generally be made as the units become vested although the NEO may elect to have the units paid on a deferred basis. The NEO does not have the right to vote or dispose of the performance units, but does have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid performance units then subject to the award. Such payments are generally made at the same time the related dividends are paid to our stockholders. However, dividend equivalents that would otherwise be paid during the applicable performance period under these awards will instead accrue and be paid at the end of the performance period only if the related performance goals for the award are satisfied.

Restricted Stock Units Granted to Mr. Hawken in April 2013

With respect to Mr. Hawken, columns (g) and (i) of the table above also include two awards of restricted stock units granted to Mr. Hawken in April 2013 in connection with his entering into his amended and restated employment agreement with the Company. These awards are subject to performance-based vesting requirements and time-based vesting requirements, respectively. The material terms of these restricted stock units are more fully described under “Amendment of Mr. Hawken’s Employment Agreement and Special Equity Awards” in the CD&A.

2014 Awards

To facilitate a comparison of annual equity award grant date values, the following table sets forth the grant date fair value of the time-based and performance-based equity awards granted by the Company to each NEO in January 2014:

	January 2014 Annual Equity Incentives
Named Executive	Time-Based Equity Component(1)	“At-risk” Performance-Based Equity Component(1)	Total Equity Incentive Award
John B. Kilroy, Jr.	$1,499,987	$3,155,720	$4,655,707
Jeffrey C. Hawken	$567,007	$1,191,835	$1,758,842
Tyler H. Rose	$332,975	$701,651	$1,034,626
Eli Khouri	$249,989	$473,399	$723,388
Justin W. Smart	$249,989	$479,399	$723,388

(1)

The amounts reported in the table above reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. With respect to the performance-based equity component of the awards, the grant date fair value of such awards is based on the “target” performance level applicable to the awards. Actual payout of the performance-based equity component of the awards may range from 0% to 200% of the targeted level based on actual performance. As discussed on page 56, the number of restricted stock units subject to each component of the award (at the “target” level in the case of the performance-based equity component) was determined by dividing a dollar value (disclosed in the CD&A) approved by the Compensation Committee by the closing price of a share of our common stock on the date of grant of the awards and rounded to the nearest whole share. The values in the table above differ from the values approved by the Compensation Committee due to share rounding. In addition, as to the performance-based equity component, the grant date fair value of each unit subject to the awards (at the “target” level of performance) was determined using a Monte Carlo simulation pricing model taking into account assumptions regarding share price volatility, expected correlations of the Company and other companies included in the SNL US REIT Office Index over the remaining portion of the performance period, risk-free interest rate, and dividend yield and expected life, and differed from (and was greater than) the closing price of a share of our common stock on the date of grant of the awards.

Under the terms of the performance-based restricted stock units, the vesting date for that portion of the award is December 31, 2016 and the number of performance-based restricted stock units that vest on that date will be determined by (1) multiplying the target number of units subject to the award by a percentage (the “Applicable FFO Per Share Percentage”), between 0% and 150%, determined based on the Company’s FFO Per Share (as defined below) for 2014 against a pre-established target, and (2) multiplying that result by a percentage (the “Applicable TSR Percentage”) between 66.6666% and 133.3333% based on the Company’s TSR Percentile Ranking (as described below) for the three-year period 2014-2016.

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If a pre-established threshold level of FFO Per Share for 2014 (as defined below) of $2.50 is not achieved, then all of the performance-based restricted stock units will be forfeited.

As discussed in more detail under “Proposal 2 – Amendment and Restatement of 2006 Incentive Award Plan,” we may settle the restricted stock units awarded in 2014 in cash, based on the fair market value of our common stock on the applicable payment date, if we do not have sufficient shares under our 2006 Incentive Award Plan. As with the restricted stock units awarded in 2013, the NEO does not have the right to vote or dispose of the units awarded in 2014, but does have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid units then subject to the award. Dividend equivalents on the restricted stock units awarded in 2014 are subject to the same vesting (including, as to the performance-based restricted stock units, applicable performance-based vesting conditions), payment and other terms and conditions as the original restricted stock units to which they relate.

In general, for purposes of the 2014 annual equity incentive awards, “FFO Per Share” means the Company’s funds from operations during 2014, determined in accordance with the White Paper on funds from operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, adjusted to exclude the impact of acquisition-related expenses, non-cash charges, non-budgeted compensation costs, any expense associated with variable accounting for certain equity-based awards, the impact of mergers and acquisitions, the impact of other extraordinary items not completed by the Compensation Committee on the grant date, and including revenue that would have been included in earnings but is not recognized due to tenant delays, divided by the weighted average common shares of the Company outstanding for 2014, calculated on a diluted basis, including participating share-based awards (i.e., nonvested stock and time-based restricted stock units), the dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding. If the Company’s FFO Per Share for 2014 is $2.50, the Applicable FFO Per Share Percentage will be 50%. If the Company’s FFO Per Share for 2014 is $2.65 (target), the Applicable FFO Per Share Percentage will be 100%. If the Company’s FFO Per Share for 2014 is $2.80 or greater, the Applicable FFO Per Share Percentage will be 150%. For a FFO Per Share amount between these levels, the Applicable FFO Per Share Percentage will be determined on a pro-rata basis between point.

In general, for purposes of these awards, the “TSR Percentile Ranking” will be determined as follows: For each of 2014, 2015 and 2016, the percentile ranking of the Company’s TSR for such year will be determined against the TSRs for such year for the companies including in the SNL US REIT Office Index on the grant date of the awards that remain included in such Index through the end of the particular year. These calculations will be based on average stock prices during the twenty-trading day period immediately prior to the start of the applicable year and the twenty-trading day period at the end of the applicable year, assuming dividend reinvestment and adjusted to mitigate the impact of stock splits, stock dividends and reverse stock splits. The percentile rankings of the Company’s TSR for each of 2014, 2015, and 2016 will be averaged, and that average will constitute the TSR Percentile Ranking for the 2014-2016 period. If the TSR Percentile Ranking is the 80th percentile or greater, the Applicable TSR Percentage will be 133.3333%. If the TSR Percentile Ranking is the 40th percentile or greater, but equal to or less than the 60th percentile, the Applicable TSR Percentage will be 100%. If the TSR Percentile Ranking is the 20th percentile or lower, the Applicable TSR Percentage will be 66.6666%. For a TSR Percentile Ranking between these levels, the Applicable TSR Percentage will be determined on a pro-rata basis between points.

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Outstanding Equity Awards at 2013 Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by each of our NEOs as of December 31, 2013, including the vesting dates for the portions of these awards that had not vested as of that date.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)		(i)	(j)		(k)
John B. Kilroy, Jr.	01/30/2012	—	—		—	—	—	47,950	(2)	$2,406,131	—		—
	02/22/2012	150,000	600,000	(3)		$42.61	2/22/2022	—		—	—		—
	03/30/2012	—	—		—	—	—	73,742	(4)	$3,700,374	—		—
	03/30/2012	—	—		—	—	—	—		—	73,743	(5)	$3,700,424
	01/10/2013	—	—		—	—	—	30,687	(6)	$1,539,874	—		—
	01/10/2013	—	—		—	—	—	30,688	(7)	$1,539,924	—		—
Jeffrey C. Hawken	01/30/2012	—	—		—	—	—	21,577	(2)	$1,082,734	—		—
	02/22/2012	50,000	200,000	(3)	—	$42.61	2/22/2022	—		—	—		—
	01/10/2013	—	—		—	—	—	11,508	(6)	$577,471	—		—
	01/10/2013	—	—		—	—	—	11,508	(7)	$577,471	—		—
	04/04/2013	—	—		—	—	—	7,952	(8)	$399,031	—		—
	04/04/2013	—	—		—	—	—	—		—	7,952	(9)	$399,031
Tyler H. Rose	01/25/2010	—	—		—	—	—	5,964	(10)	$299,274	—		—
	01/30/2012	—	—		—	—	—	9,590	(2)	$481,226	—		—
	02/22/2012	25,000	100,000	(3)	—	$42.61	2/22/2022	—		—	—		—
	01/10/2013	—	—		—	—	—	5,115	(6)	$256,671	—		—
	01/10/2013	—	—		—	—	—	5,115	(7)	$256,671	—		—
Eli Khouri	01/30/2012	—	—		—	—	—	9,590	(2)	$481,226	—		—
	02/22/2012	25,000	100,000	(3)	—	$42.61	2/22/2022	—		—	—		—
	01/10/2013	—	—		—	—	—	5,115	(6)	$256,671	—		—
	01/10/2013	—	—		—	—	—	5,115	(7)	$256,671	—		—
Justin W. Smart	01/25/2010	—	—		—	—	—	4,440	(10)	$222,799	—		—
	01/26/2011	—	—		—	—	—	5,799	(11)	$290,994	—		—
	01/30/2012	—	—		—	—	—	6,713	(2)	$336,858	—		—
	02/22/2012	4,000	16,000	(3)	—	$42.61	2/22/2022	—		—	—		—
	01/10/2013	—	—		—	—	—	4,603	(6)	$230,979	—		—
	01/10/2013	—	—		—	—	—	4,604	(7)	$231,029	—		—

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(1)

The dollar amounts shown in columns (i) and (k) are determined by multiplying the number of shares or units reported in columns (h) and (j), respectively, by $50.18 (the Company’s closing stock price on December 31, 2013, the last trading day of fiscal year 2013).

(2)	The unvested portions of these awards were scheduled to vest in four installments on January 5, 2014, January 5, 2015, January 5, 2016 and January 5, 2017.

(3)	The unvested portions of these awards were scheduled to vest in four installments on February 22, 2014, February 22, 2015, February 22, 2016 and February 22, 2017.

(4)	The unvested portion of this award was scheduled to vest in five installments on December 31, 2014, December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018.

(5)

The unvested portion of this award was scheduled to vest in five installments for each calendar year during 2014 through 2018 based on the achievement of certain absolute or relative TSR goals measured annually or, if neither of the stockholder return hurdles are achieved for an applicable year during the performance period, the unvested portion of this award will remain eligible to vest in a subsequent year (ending in 2018) based on the achievement of a cumulative TSR goal, as well as (in each case) continued employment through the applicable vesting date.

(6)	The unvested portions of these awards were scheduled to vest in five installments on January 5, 2014, January 5, 2015, January 5, 2016, January 5, 2017 and January 5, 2018.

(7)

The unvested portion of this award was scheduled to vest in five installments over the five-year requisite service period if the Company achieved a prescribed level of FFO Per Share (as defined for purposes of these awards and disclosed in the CD&A) or satisfied certain TSR metrics for 2013. As described in the CD&A, above, the applicable performance-based goal was satisfied in 2013. The unvested portions of these awards were scheduled to vest in five installments on January 5, 2014, January 5, 2015, January 5, 2016, January 5, 2017 and January 5, 2018.

(8)	The unvested portion of these awards were scheduled to vest in five installments on December 31, 2014, December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018.

(9)

The unvested portion of this award was scheduled to vest in five installments for each calendar year during 2014 through 2018 based on the achievement of certain absolute or relative TSR goals measured annually or, if neither of the TSR hurdles are achieved for an applicable year during the performance period, the unvested portion of this award will remain eligible to vest in a subsequent year (ending in 2018) based on the achievement of a cumulative TSR goal, as well as (in each case) continued employment through the applicable vesting date.

(10)	The unvested portion of these awards were scheduled to vest in two installments on January 5, 2014 and January 5, 2015.

(11)	The unvested portion of these awards were scheduled to vest in three installments on January 5, 2014, January 5, 2015 and January 5, 2016.

Option Exercises and Stock Vested – Fiscal 2013

The following table summarizes the exercise of stock options by the NEOs during 2013, and the vesting of other stock awards during 2013 that were previously granted to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)		(e)
John B. Kilroy, Jr.	—	—	86,332	(2)	$4,287,129	(2)
Jeffrey C. Hawken	—	—	30,390	(3)	$1,502,788	(3)
Tyler H. Rose	—	—	13,591	(4)	$662,177	(4)
Eli Khouri	—	—	2,784	(5)	$135,940	(5)
Justin W. Smart	—	—	7,085	(6)	$347,000	(6)

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(1)

The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

(2)

Includes (i) 45,092 shares of restricted stock that vested on January 4, 2013 with a value of $2,174,336; (ii) 29,496 RSUs that vested during 2013 with a value of $1,496,332; and (iii) 11,744 RSUs that vested during 2013 with a value of $616,461 that were issued as dividend equivalents during 2013 and that were fully-vested upon issuance. Delivery of the shares underlying these RSUs has been deferred under the Stock Award Deferral Program until the earliest to occur of (a) the date of the executive’s separation from service; (b) the date of the occurrence of a “change in control event;” and (c) the date of the executive’s death or “disability.”

(3)

Includes (i) 23,474 RSUs that vested during 2013 with a value of $1,139,902 and (ii) 6,916 RSUs that vested during 2013 with a value of $362,886 that were issued as dividend equivalents during 2013 and that were fully-vested upon issuance. Delivery of the shares underlying these RSUs has been deferred under the Stock Award Deferral Program until the earliest to occur of (a) the date of the executive’s separation from service; (b) the date of the occurrence of a “change in control event;” and (c) the date of the executive’s death or “disability.”

(4)

Includes (i) 12,001 RSUs that vested during 2013 with a value of $578,688 and (ii) 1,590 RSUs that vested during 2013 with a value of $83,489 that were issued as dividend equivalents during 2013 and that were fully-vested upon issuance. Delivery of the shares underlying these RSUs has been deferred under the Stock Award Deferral Program until the earliest to occur of (a) the date of the executive’s separation from service; (b) the date of the occurrence of a “change in control event;” and (c) the date of the executive’s death or “disability.”

(5)

Includes (i) 2,398 RSUs that vested during 2013 with a value of $115,632 and (ii) 386 RSUs that vested during 2013 with a value of $20,308 that were issued as dividend equivalents during 2013 and that were fully-vested upon issuance. Delivery of the shares underlying these RSUs has been deferred under the Stock Award Deferral Program until the earliest to occur of (a) the date of the executive’s separation from service; (b) the date of the occurrence of a “change in control event;” and (c) the date of the executive’s death or “disability.”

(6)

Includes (i) 5,832 RSUs that vested during 2013 with a value of $281,219 and (ii) 1,253 RSUs that vested during 2013 with a value of $65,781 that were issued as dividend equivalents during 2013 and that were fully-vested upon issuance. Delivery of the shares underlying these RSUs has been deferred under the Stock Award Deferral Program until the earliest to occur of (a) the date of the executive’s separation from service; (b) the date of the occurrence of a “change in control event;” and (c) the date of the executive’s death or “disability.”

Nonqualified Deferred Compensation – Fiscal 2013

The following table sets forth summary information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during 2013, and the total deferred amounts for the NEOs as of December 31, 2013. All deferrals are under the Deferred Compensation Plan and Stock Award Deferral Program.

Name	Executive Contributions in Last FY		Registrant Contributions in Last FY (1)	Aggregate Earnings in last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)
(a)	(b)		(c)	(d)	(e)	(f)
John B. Kilroy, Jr.	—		$738,961	$186,331	—	$15,793,977
Jeffrey C. Hawken	—		$1,523,177	$317,813	—	$10,683,242
Tyler H. Rose	$25,000	(4)	$680,111	$146,999	—	$2,627,394
Eli Khouri	$50,000	(5)	$185,945	$1,955	—	$527,576
Justin W. Smart	$60,000	(6)	$366,169	$289,565	—	$2,451,241

(1)

The amount reported as registrant contributions in 2013 under column (c) includes each NEO’s RSUs that had become vested in 2013 but had not yet become payable, as described in the footnotes to the “Option Exercises and Stock Vested” table above for each executive. These RSUs are payable in shares of our common stock but, pursuant to the terms of each NEO’s deferral of the RSUs under the Stock Award Deferral Program, payment does not occur until the applicable date as described in the footnotes to the “Option Exercises and Stock Vested” table above. In accordance with applicable rules of the Securities and Exchange Commission, these RSUs are reflected in this table because, while the units are considered to have been vested at the end of 2013, they had not yet become payable. The amounts reported as registrant contributions in the table above include stock-settled obligations with respect to the

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vested and deferred RSUs described above of $616,461 for Mr. Kilroy, $1,455,678 for Mr. Hawken, $630,111 for Mr. Rose, $135,945 for Mr. Khouri, and $326,169 for Mr. Smart. The amounts reported as registrant contributions in the table above also include cash-settled obligations of $122,500 for Mr. Kilroy, $67,500 for Mr. Hawken, $50,000 for Mr. Rose, $50,000 for Mr. Khouri, and $40,000 for Mr. Smart and are also included in the “All Other Compensation” column of the 2013 Summary Compensation Table.

(2)

The amount reported as aggregate earnings in 2013 under column (d) represents the increase in value of cash-settled obligations and the increase in value of each executive’s RSUs that became vested during 2013 (based on the closing price of our common stock on December 31, 2013).

(3)

The balance at the end of fiscal year 2013 reflects the following aggregate amounts that were previously reported as compensation in the appropriate columns of the Summary Compensation Table for fiscal years prior to 2013: $642,500 for Mr. Kilroy, $1,751,932 for Mr. Hawken, $492,250 for Mr. Rose, $129,166 for Mr. Khouri, and $645,625 for Mr. Smart. These amounts also include the value of deferred RSUs for each NEO as described in footnote (1) above.

(4)	Mr. Rose’s contributions are included in the 2013 “Salary” column of the 2013 Summary Compensation Table.

(5)	Mr. Khouri’s contributions are included in the 2013 “Salary” column of the 2013 Summary Compensation Table.

(6)	Mr. Smart’s contributions are included in the 2013 “Salary” column of the 2013 Summary Compensation Table.

Deferrals of cash-settled compensation shown in this table are made under the Deferred Compensation Plan. Participant elections with respect to deferrals of compensation and distributions must generally be made in the year preceding that in which the compensation is earned, except that elections with respect to certain performance-based bonuses may be made as late as six months prior to the end of the applicable performance period (June 30th in the case of calendar-year performance period). In addition, newly eligible Participants may be able to make deferral elections up to thirty days after they first become eligible to participate in the Deferred Compensation Plan, if later than the end of the year preceding that in which such deferred amounts will be earned. Participants may only change existing elections with respect to distributions if they satisfy certain requirements set forth in the Deferred Compensation Plan, including that they do so no later than twelve months prior to the first scheduled distribution and that they extend their deferral elections by at least five years.

Participants are permitted to allocate (and reallocate) their deferrals, as well as Company contributions and any notional earnings on either of the foregoing, amongst the following investment alternatives made available by the Deferred Compensation Plan administrator for purposes of determining any notional gains or losses on Participant account balances:

Investment Alternatives	Investment Category	2013 Annual Performance
Wells Fargo Advantage Heritage Money Market – Instl Class	Money Market	0.03%
Vanguard Intermediate-Term Investment-Grade – Inv Shares	Intermediate-Term Bond	(1.63)%
Loomis Sayles Value – Class A	Large Cap Value	35.22%
Spartan 500 Index – Investor Class	Large Cap Blend	32.25%
T. Rowe Price Growth Stock – Advisor Class	Large Cap Growth	38.86%
Vanguard Mid-Cap Index – Investor Shares	Mid Cap Blend	35.00%
Vanguard Small Cap Index – Investor Shares	Small Cap Blend	37.62%
Dodge & Cox International Stock	Foreign Large Value	26.31%
Invesco International Growth – Class R	Foreign Large Growth	18.40%

These allocations are hypothetical only and do not give participants ownership interests in any actual assets of the Company or any trust funding obligations under the Deferred Compensation Plan; however, the Company may set aside assets to fund its obligations under the Deferred Compensation Plan in a limited (“rabbi”) trust, subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.

Participants may elect to receive distributions of their accounts (other than distributions of Company contributions) (i) while still in the service of the Company, in either a lump sum or in two to five annual installments occurring (or beginning) no earlier than two years after such amounts were earned, (ii) upon retirement from service, in a lump sum or up to fifteen annual

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installments (in certain cases, beginning no earlier than six months after retirement), or (iii) upon a change in control, in full. Participant elections may also provide for payment upon the earliest to occur of any two or more of the foregoing events (subject to the distribution limitations applicable to Company contributions). If a participant separates from service with the Company and its affiliates for any reason other than due to the participant’s death, disability, or retirement, the remaining balance of the participant’s account will generally be distributed in full (in certain cases, six months after the occurrence of such separation from service). In addition, a participant’s account balance will be distributed as soon as possible following the participant’s death or disability. All such separation, death, and disability distributions will be made without regard to any participant election(s).

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to certain NEOs in connection with a termination of their employment with the Company and/or a change in control of the Company. In addition to such benefits, outstanding equity-based awards may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2006 Plan if the awards are to terminate in connection with the change in control event.

John B. Kilroy, Jr.

Mr. Kilroy’s, amended and restated employment agreement provides that, in the event that the employment of Mr. Kilroy is terminated by the Company without “cause” or by Mr. Kilroy for “good reason” (as these terms are defined in his employment agreement), Mr. Kilroy will be entitled to receive the following payments and benefits (together with the “Severance Payment” (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (including outperformance incentive awards) as governed by the applicable plans, programs, and agreements, but with the objectives of such awards deemed to be met at the greater of (a) target level on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; (vii) continuation health coverage for Mr. Kilroy his spouse, and his dependents, as applicable, for three years after the date of termination, at our expense; and (viii) reimbursement of an amount equal to $130,768 per year for the three-year period following the termination of his employment to cover premium payments incurred in connection with his life insurance policy. In addition, Mr. Kilroy would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) three times his annual base salary and (ii) three times the average of his “annual incentives” for the prior five calendar years, where the “annual incentives” for a calendar years include Mr. Kilroy’s, annual cash and stock award targets, the fair value of any discretionary equity awards granted to him in the applicable calendar year (other than equity awards granted pursuant to the Company’s annual bonus program) and the value of any long-term cash incentive paid to him in the applicable calendar year.

In the event that the employment of Mr. Kilroy is terminated due to his retirement or death, Mr. Kilroy will be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above for a termination of employment without cause or with good reason will be determined using a multiplier of “one” instead of “three,” (ii) in the case of a termination of his employment due to his retirement, he will not be entitled to the accelerated vesting of his performance-based cash or equity awards as described above, and (iii) in the case of a termination of his employment due to his death, Mr. Kilroy’s beneficiary or estate will not be entitled to the reimbursement to cover premium payments incurred in connection with his life insurance policy as described above.

In the event that the employment of Mr. Kilroy is terminated due to his disability, Mr. Kilroy will be entitled to receive the Termination Benefits described above, except that his Severance Payment described above for a termination of employment without cause or with good reason will be determined using a multiplier of “one” instead of “three.”

If any payments under Mr. Kilroy’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, payments to Mr. Kilroy will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not

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made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Kilroy in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Kilroy within thirty days after such change in control.

The employment agreement requires Mr. Kilroy to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payments) described above, other than accrued but unpaid compensation through the date of termination. Mr. Kilroy is also subject to (i) restrictions on solicitation during the term of the employment agreement and for one year after termination of employment due to retirement or disability, or three years after termination of employment without cause or for good reason, (ii) restrictions on disclosure of confidential information during the term of employment and in perpetuity thereafter, and (iii) restrictions on disparaging the Company, its affiliates, and agents during the term of the employment agreement and in perpetuity thereafter. Mr. Kilroy further agrees to cooperate with the Company, during the term of the employment agreement and thereafter, regarding any litigation to which the Company became party. If Mr. Kilroy fails to comply with the restrictions on solicitation and disclosure of confidential information described above, then he will forfeit all unvested equity awards, unexercised options, and unpaid RSUs granted at or after January 1, 2012 and held by him or his transferee at the time of such noncompliance.

Mr. Kilroy has also entered into a noncompetition agreement with the Company that subjects Mr. Kilroy to restrictions on competition during the employment term and for a period of three years following a change in control of the Company.

Jeffrey C. Hawken

Mr. Hawken’s amended and restated employment agreement provides that, in the event that the employment of Mr. Hawken is terminated by the Company without “cause” (including a decision by the Company not to extend the term of the agreement) or by Mr. Hawken for “good reason” (as these terms are defined in his employment agreement), Mr. Hawken will be entitled to receive the following payments and benefits (together with the “Severance Payment” (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs, and agreements, but with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; and (vii) continuation health coverage for Mr. Hawken, his spouse, and his dependents, as applicable, for three years after the date of termination, at our expense. In addition, Mr. Hawken will be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) three times his annual base salary and (ii) three times the average of his “annual incentives” for the prior five calendar years, where the “annual incentives” for a calendar years include Mr. Hawken’s annual cash and stock award targets, the fair value of any discretionary equity awards granted to him in the applicable calendar year and the value of any long-term cash incentive paid to him in the applicable calendar year.

In the event that the employment of Mr. Hawken is terminated due to his retirement or death, Mr. Hawken will be entitled to receive the Termination Benefits described above, except that his Severance Payment described above for a termination of employment without cause or with good reason would be determined using a multiplier of “one” instead of “three” and, in the case of a termination of his employment due to his retirement, he will not be entitled to the accelerated vesting of his performance-based cash or equity awards as described above.

In the event that the employment of Mr. Hawken is terminated due to his disability, Mr. Hawken would be entitled to receive the Termination Benefits described above, except that his Severance Payment described above for a termination of employment without cause or with good reason would have been determined using a multiplier of “two” instead of “three.”

If any payments under Mr. Hawken’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, payments to Mr. Hawken will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not

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made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Hawken in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Hawken within thirty days after such change in control.

The employment agreement requires Mr. Hawken to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payments) described above, other than accrued but unpaid compensation through the date of termination. Mr. Hawken is also subject to (i) restrictions on solicitation during the term of the employment agreement and for one year after termination of employment due to retirement, two years after termination of employment due to disability, or three years after termination of employment without cause or for good reason, (ii) restrictions on disclosure of confidential information during the term of the employment and in perpetuity thereafter, and (iii) restrictions on disparaging the Company, its affiliates, and agents during the term of the employment agreement and in perpetuity thereafter. Mr. Hawken further agrees to cooperate with the Company, during the term of the employment agreement and thereafter, regarding any litigation to which the Company is party. If Mr. Hawken fails to comply with the restrictions on solicitation and disclosure of confidential information described above, then he will forfeit all unvested equity awards, unexercised options, and unpaid RSUs granted at or after January 1, 2013 and held by him or his transferee at the time of such noncompliance.

Mr. Hawken has also entered into a noncompetition agreement with the Company that subjects Mr. Hawken to restrictions on competition during the employment term and for a period of one year following a change in control of the Company.

Tyler H. Rose

Mr. Rose’s employment agreement provides that, in the event that the employment of Mr. Rose is terminated by the Company without “cause” or by Mr. Rose for “good reason” (as these terms are defined in his employment agreement), Mr. Rose would be entitled to receive the following payments and benefits (together with the “Severance Payment” (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs, and agreements, but with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; and (vii) continuation health coverage for Mr. Rose, his spouse, and his dependents, as applicable, for two years after the date of termination, at our expense. In addition, Mr. Rose would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the annual cash award target and the annual stock target as detailed in Mr. Rose’s employment agreement) during the three preceding full performance years, and the target annual incentives shall never be less than the annual cash award target and the annual stock target set forth in his employment agreement.

In the event that the employment of Mr. Rose is terminated due to retirement, Mr. Rose would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment shall be equal to zero and (ii) the continuation of health coverage for Mr. Rose, his spouse, and his dependents, as applicable, shall be for one year after the date of termination, at our expense.

In the event that the employment of Mr. Rose is terminated due to his death, Mr. Rose would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above for a termination of employment without cause or with good reason will be determined using a multiplier of “one” instead of “two,” and (ii) the continuation of health coverage for Mr. Rose, his spouse, and his dependents, as applicable, shall be for one year after the date of termination, at our expense.

In the event that the employment of Mr. Rose is terminated due to his disability, Mr. Rose would be entitled to receive the Termination Benefits described above, except that the continuation of health coverage for Mr. Rose, his spouse, and his dependents, as applicable, shall be for one year after the date of termination, at our expense.

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If any payments under Mr. Rose’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, payments to Mr. Rose will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Rose in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Rose within thirty days after such change in control.

The employment agreement requires Mr. Rose to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payments) described above, other than accrued but unpaid compensation through the date of termination. Mr. Rose is also subject to (i) restrictions on solicitation during the term of the employment agreement and for one year after termination of employment due to retirement, two years after termination of employment due to disability, or three years after termination of employment without cause or for good reason, (ii) restrictions on disclosure of confidential information during the term of the employment and in perpetuity thereafter and (iii) restrictions on disparaging the Company, its affiliates, and agents during the term of his employment agreement and in perpetuity thereafter. Mr. Rose further agrees to cooperate with the Company, during the term of his employment agreement and thereafter, regarding any litigation to which the Company is party. If Mr. Rose fails to comply with the restrictions on solicitation and disclosure of confidential information described above, then he may forfeit all unvested equity awards, unexercised options and unpaid RSUs granted at or after January 1, 2007 and held by him or his transferee at the time of such non-compliance.

Eli Khouri

Pursuant to the terms of the award agreement evidencing Mr. Khouri’s restricted stock unit awards, in the event Mr. Khouri’s employment with the Company is terminated by the Company without “cause, by Mr. Khouri with “good reason” (as these terms are defined in the applicable award agreement), or due to Mr. Khouri’s death or “disability” (as defined for purposes of Section 409A of the Internal Revenue Code), Mr. Khouri’s then outstanding and unvested restricted stock units will become fully vested.

Justin W. Smart

Mr. Smart’s employment letter agreement provides that, in the event that the employment of Mr. Smart is terminated by the Company without “cause” or by Mr. Smart for “good reason” (as these terms are defined in his employment letter agreement), Mr. Smart would be entitled to receive the following payments and benefits (together with the “Severance Payment” (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) in lieu of any annual incentive compensation, a partial year bonus based on actual performance against bonus targets as of the date of termination; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs, and agreements, but with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan, including any deferrals; and (vi) continuation health coverage for Mr. Smart, his spouse, and his dependents, as applicable, for two years after the date of termination, at our expense. In addition, Mr. Smart would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the annual cash award and the annual stock award (determined based on the target level of the award) as detailed in Mr. Smart’s employment letter agreement) during the three preceding full performance years.

In the event that the employment of Mr. Smart is terminated due to his death, Mr. Smart would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above will be determined using a multiplier of “one” instead of “two,” and (ii) the continuation of health coverage for Mr. Smart, his spouse, and his dependents, as applicable, shall be for one year after the date of termination, at our expense.

In the event that the employment of Mr. Smart is terminated due to his disability, Mr. Smart would be entitled to receive the Termination Benefits described above, except that the continuation of health coverage described above for Mr. Smart, his spouse, and his dependents, as applicable, shall be for one year after the date of termination, at our expense.

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The employment agreement requires Mr. Smart to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above (including the Severance Payments). Mr. Smart also entered into a noncompetition agreement with the Company, the terms of which apply during the term of the employment letter agreement and for one year after a change of control of the Company.

Estimated Severance and Change in Control Benefit

The information in this section sets forth the value of benefits and payments to each of the NEOs upon the triggering events indicated and is based upon the terms of the employment agreements in effect as of December 31, 2013, as described in “Potential Payments Upon Termination or Change in Control” above. As required by applicable Securities and Exchange Commission rules, these estimated values assume that the triggering event took place on December 31, 2013, the last business day of fiscal year 2013. Except as otherwise described below in the context of a change in control of the Company, none of our NEOs is entitled to termination payments or benefits upon a voluntary resignation (without “good reason”) or upon a termination by the Company for cause. As of December 31, 2013, none of our NEOs was retirement eligible for purposes of any severance benefits under the terms of their employment agreements. As of December 31, 2013, Mr. Khouri did not have an employment or other agreement with the Company that entitled him to any payments or benefits upon a termination of his employment with the Company or in connection with a change in control.

John B. Kilroy, Jr.

Potential Payment/Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death(2)	Disability
Cash Severance	—	$29,115,000	$9,705,000	$9,705,000
Medical Benefits	—	$187,875	$187,875	$187,875
Accelerated Vesting	—	$17,428,726	$17,428,726	$17,428,726
Other Termination Perks/Benefits	—	$392,304	—	$392,304
Total	—	$47,123,905	$27,321,601	$27,713,905

(1)

The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

(2)

We provide Mr. Kilroy with a supplemental life insurance policy pursuant to the terms of his employment agreement. In addition to the amounts payable by us shown in this column, Mr. Kilroy’s supplemental life insurance policy provides a $10,000,000 death benefit.

Jeffrey C. Hawken

Potential Payment/Benefit(1)	Change in Control (No Termination)		Termination Without Cause or For Good Reason	Death	Disability
Cash Severance	—		$10,849,859	$3,616,620	$3,616,620
Medical Benefits	—		$187,875	$187,875	$187,875
Accelerated Vesting	$1,082,734	(2)	$4,549,740	$4,549,740	$4,549,740
Other Termination Perks/Benefits	—		—	—	—
Total	$1,082,734		$15,587,474	$8,354,235	$8,354,235

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(1)

The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

(2)	One RSU award granted to Mr. Hawken in January 2012 provided for automatic vesting on any change in control of the Company (regardless of whether Mr. Hawken’s employment was terminated).

Tyler H. Rose

Potential Payment/Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death	Disability
Cash Severance	—	$2,900,000	$1,450,000	$2,900,000
Medical Benefits	—	$98,130	$49,065	$49,065
Accelerated Vesting	—	$2,050,841	$2,050,841	$2,050,841
Other Termination Perks/Benefits	—	—	—	—
Total	—	$5,048,971	$3,549,906	$4,999,906

(1)

The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

Justin W. Smart

Potential Payment/Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death	Disability
Cash Severance	—	$2,440,000	$1,220,000	$2,440,000
Medical Benefits	—	$94,130	$47,065	$47,065
Accelerated Vesting	—	$1,433,779	$1,433,779	$1,433,779
Other Termination Perks/Benefits	—	—	—	—
Total	—	$3,967,909	$2,700,844	$3,920,844

(1)

The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

The preceding estimated severance and change in control benefit tables assume that equity-based awards outstanding under our 2006 Plan would be substituted for, assumed, or otherwise continued following a change in control transaction. If the awards were not substituted for, assumed, or otherwise continued following a change in control transaction (that is, the awards were to be terminated in connection with the transaction), they would generally accelerate and become fully vested. In these cases, the value of the accelerated equity award vesting would, for each NEO and assuming that the change in control and termination of the awards occurred on December 31, 2013, be the same as the accelerated vesting value set forth above for the NEO under the “Termination Without Cause or For Good Reason” column. For Mr. Khouri, the accelerated vesting of equity award value in these circumstances would have been $994,568 as of December 31, 2013.

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Equity Compensation Plan Information

The Company currently maintains one equity compensation plan, the 2006 Plan. The plan has been approved by the Company’s stockholders. The following table provides certain information as of December 31, 2013 with respect to shares of our common stock available for issuance under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)(1)
Equity Compensation plans approved by stockholders	2,826,429	(2)	$42.61	(3)	2,539
Equity Compensation plans not approved by stockholders	N/A		N/A		N/A
Total	2,826,429		$42.61		2,539

(1)

Includes shares available for future grants under the 2006 Plan as of December 31, 2013. This table does not reflect the 1,000,000 additional shares that will be available under the 2006 Plan if stockholders approve Proposal No. 2. The shares available under the 2006 Plan may, subject to the limits of the 2006 Plan, be used for any type of award authorized under the 2006 Plan including stock options, restricted stock, SARs, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, profits interest units, performance bonus awards, and performance-based awards.

(2)

Includes 1,525,000 stock options, 856,747 vested but deferred (not paid) RSUs, and 444,682 unvested RSUs granted under the 2006 Plan. Does not include 47,950 shares of outstanding but unvested restricted stock.

(3)

Reflects the weighted-average exercise price of the 1,525,000 stock options included in column (a). This weighted-average exercise price does not reflect shares subject to restricted stock and RSU awards.

Kilroy Realty Corporation	83

Director Compensation

For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Our officers who are directors are not paid any additional compensation for their service as a director.

Under our non-employee director compensation program in effect for 2013, each non-employee director received annual cash compensation of $35,000 plus $2,000 for each Board meeting attended by such director. Each non-employee director also received annual compensation of $1,000 for each committee of which he is a member. The chairman of each committee received additional annual cash compensation of $10,000, with the exception of the chairman of the Audit Committee and the chairman of the Compensation Committee who received additional annual cash compensation of $20,000. Non-employee directors are reimbursed for reasonable expenses incurred to attend director and committee meetings and incident to their service as a director. Our non-employee directors may defer receipt of their compensation pursuant to the terms of our Deferred Compensation Plan.

In addition, each non-employee director receives an annual grant authorized under the 2006 Plan of RSUs or shares of restricted stock valued at $100,000 on the date of grant that vest in full on the date of the Annual Meeting following the grant, subject to continued service. Each non-employee director grant provides that the RSUs or shares of restricted stock subject to the grant will vest in full in the event of a “change in control” of the Company (as defined in the 2006 Plan) or a termination of the non-employee director’s directorship for any reason other than the director’s voluntary resignation or retirement. Our non-employee directors may defer receipt of their stock awards pursuant to our Stock Award Deferral Program.

The terms of our director compensation program, as described above, continue in effect for 2014. However, for 2014, if a non-employee director serves as our Lead Independent Director, the director will receive additional annual cash compensation of $50,000.

Under our minimum stock ownership guidelines for non-employee directors, each non-employee director is to own or to acquire, within five years of first becoming a director, shares of our common stock having a market value at least equal to five times the director’s annual retainer. As of December 31, 2013, all of our non-employee directors met the ownership requirement.

The Board may change the terms of our director compensation program from time to time.

The following table sets forth summary information regarding our compensation practices for each of our non-employee directors for the fiscal year ended December 31, 2013. The compensation paid to Mr. Kilroy is presented in the executive compensation disclosures above. Mr. Kilroy is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Edward F. Brennan, Ph.D.	$73,000	$100,000	—	—	—	—	$173,000
William P. Dickey	$63,000	$100,000	—	—	—	—	$163,000
Scott S. Ingraham	$71,000	$100,000	—	—	—	—	$171,000
Dale F. Kinsella	$63,000	$100,000	—	—	—	—	$163,000

(1)

The amounts reported in column (c) of the table above reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. The grant date fair value is based on the quoted closing share price of the Company’s common stock on the NYSE on the grant date.

Messrs. Stoneberg and Stevenson did not serve on the Board in 2013 and received no compensation from us in 2013.

84	Kilroy Realty Corporation

Director Compensation

The aggregate number of unvested stock awards and the aggregate number of unexercised option awards outstanding as of December 31, 2013 for our non-employee directors are:

Director	Unvested Stock Awards	Unexercised Option Awards
Edward F. Brennan, Ph.D.	1,746(1)	—
William P. Dickey	1,746(1)	—
Scott S. Ingraham	1,746(1)	—
Dale F. Kinsella	1,746(1)	—

(1)	These RSUs vest in full on the date of the Annual Meeting.

Kilroy Realty Corporation	85

Beneficial Ownership of Certain Stockholders

The following table sets forth certain information, as of March 31, 2014, regarding the beneficial ownership of common stock (or common stock issuable, at the Company’s option, upon the redemption of common limited partnership interests (the “Units”) in the Operating Partnership) for (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock (or common stock issuable, at the Company’s option, upon the redemption of Units), (ii) each director and director nominee and each NEO named in the “2013 Summary Compensation Table” and (iii) the current directors and executive officers of the Company as a group. Except as indicated below, all shares of common stock are owned directly, and the indicated person or entity has sole voting and investment power with respect to all of the shares of common stock beneficially owned by such person or entity other than restricted stock, as to which a person has sole voting power but no dispositive power. In preparing this table, the Company has relied upon information supplied by its officers, directors and certain stockholders in addition to information contained in filings with the Securities and Exchange Commission.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Outstanding Shares of Common Stock(2)
More than 5% Stockholders:
The Vanguard Group, Inc. and affiliates(3)	10,556,941		12.8%
BlackRock, Inc.(4)	6,895,432		8.4%
CBRE Clarion Securities, LLC(5)	6,836,437		8.3%
T. Rowe Price Associates, Inc.(6)	5,761,573		7.0
EII Capital Management, Inc.(7)	4,193,100		5.1%
Directors, Director Nominees and NEOs:
John B. Kilroy, Jr.	1,664,914	(8)	2.0%
Jeffrey C. Hawken	448,538	(9)	*
Tyler H. Rose	104,414	(10)	*
William P. Dickey	56,200	(11)	*
Justin W. Smart	66,061	(12)	*
Eli Khouri	56,546	(13)	*
Dale F. Kinsella	29,188	(14)	*
Scott S. Ingraham	22,669	(15)	*
Edward F. Brennan, Ph.D.	22,354	(16)	*
Peter B. Stoneberg	—		*
Gary R. Stevenson	—		*
All Directors and Executive Officers as a Group (9 persons):	2,470,883		3.0%

*	Represents less than 1.0% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064.

(2)

The number of shares of common stock beneficially owned by a stockholder is based on Securities and Exchange Commission regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person includes any stock options or RSUs of such person that are vested or will vest within 60 days of March 31, 2014. The percentage of outstanding shares of common stock beneficially owned by a person is based on 82,218,332 shares of common stock outstanding as of March 31, 2014. Unless otherwise indicated, the percentage of outstanding shares of common stock beneficially owned by a person also assumes that all Units held by such beneficial owner are, upon redemption, exchanged for shares of common stock, that none of the Units held by other persons are so exchanged, that all options exercisable within 60 days of March 31, 2014 by such beneficial owner are exercised and that no options to acquire shares of common stock held by other persons are exercised, and that all RSUs held by such beneficial owner that vest within 60 days of March 31, 2014 are vested and paid and that no unvested RSUs held by other persons are vested.

86	Kilroy Realty Corporation

Beneficial Ownership of Certain Stockholders

(3)

Represents the number and percentage of shares of common stock beneficially owned as of December 31, 2013, as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2014, by The Vanguard Group, Inc. (“Vanguard”) either directly or through its affiliates. Such report indicates that Vanguard has sole voting power over 154,825 shares, shared voting power over 52,430 shares, sole dispositive power over 10,440,286 and shared dispositive power over 116,655 shares of common stock. The number of shares reported as beneficially owned by Vanguard in Vanguard’s Schedule 13G/A includes 5,505,776 shares, representing 6.7% of the outstanding shares of common stock, that Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on February 4, 2014. Such report indicates that Vanguard REIT Fund has sole voting power over 5,505,776 shares and no dispositive power over any shares of common stock. The address for Vanguard and Vanguard REIT Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

Represents the number and percentage of shares of common stock beneficially owned as of December 31, 2013, as reported on Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2014, by BlackRock, Inc. (“BlackRock”) either directly or through its affiliates. Such report indicates that BlackRock has sole voting power over 6,578,637 shares and sole dispositive power over 6,895,432 shares of common stock. The address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(5)

Represents the number and percentage of shares of common stock beneficially owned as of December 31, 2013, as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2014, by CBRE Clarion Securities, LLC (“CBRE”) either directly or through its affiliates. Such report indicates that CBRE has sole voting power over 3,586,237 shares and sole dispositive power over 6,836,437 shares of common stock. The address for CBRE is 201 King of Prussia Road, Suite 600, Radnor, PA 19087.

(6)

Represents the number and percentage of shares of common stock beneficially owned as of December 31, 2013, as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2014, by T. Rowe Price Associates, Inc. (“Price Associates”) either directly or through its affiliates. Such report indicates that Price Associates has sole voting power over 818,220 shares and sole dispositive power over 5,761,573 shares of common stock. The address for Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

(7)

Represents the number and percentage of shares of common stock beneficially owned as of December 31, 2013, as reported on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2014, by EII Capital Management, Inc. (“EII Capital”) either directly or through its affiliates. Such report indicates that EII Capital has sole voting power over 1,537,200 shares, shared voting power over 1,272,400 shares, sole dispositive power over 2,084,900 shares and shared dispositive power over 2,108,200 shares of common stock. The address for EII Capital is 640 Fifth Avenue, 8th Floor, New York, New York, 10019.

(8)

Includes (i) 783,192 shares of common stock issuable, at the Company’s option, upon the redemption of Units (including Units beneficially owned by Kilroy Airport Imperial Co. (“KAICO”) and allocated to Mr. Kilroy), (ii) 72,586 shares of common stock held directly, (iii) 85,061 restricted shares of common stock held directly and (iv) 300,000 shares of common stock issuable upon exercise of outstanding stock options that are exercisable within 60 days of March 31, 2014. Also includes 44,910 shares of common stock held in a brokerage account that is pledged as collateral for a secured credit line account in Mr. Kilroy’s name. This pledge of common stock meets all of the exceptions to the prohibition on pledging Company securities contained in the Company’s anti-pledging policy, as further described on page 62. Excludes (i) 147,486 unvested RSUs (ii) 2,891 vested RSUs potentially cash settled (iii) 87,142 unvested RSUs potentially cash settled and (iv) 450,000 shares of common stock issuable upon exercise of stock options that are not vested and will not vest within 60 days of March 31, 2014.

(9)

Includes (i) 105,947 shares of common stock held directly (ii) 100,000 shares of common stock issuable upon exercise of outstanding stock options that are exercisable within 60 days of March 31, 2014 and (iii) 242,591 RSUs held directly that are vested or will vest within 60 days of March 31, 2014. Excludes (i) 50,498 unvested RSUs (ii) 1,998 vested RSUs potentially cash settled (iii) 32,921 unvested RSUs potentially cash settled and (iv) 150,000 shares of common stock issuable upon exercise of stock options, in each case, that are not vested and will not vest within 60 days of March 31, 2014.

(10)

Includes (i) 20,409 shares of common stock held directly, (ii) 50,000 shares of common stock issuable upon exercise of outstanding stock options that are exercisable within 60 days of March 31, 2014 and (iii) 34,005 RSUs held directly that are vested or will vest within 60 days of March 31, 2014. Excludes (i) 18,358 unvested RSUs (ii) 462 vested RSUs potentially cash settled (iii) 19,365 unvested RSUs potentially cash settled and (iv) 75,000 shares of common stock issuable upon exercise of stock options, in each case, that are not vested and will not vest within 60 days of March 31, 2014.

(11)

Includes (i) 25,531 shares of common stock held directly, (ii) 2,000 shares of common stock held directly by Dickey Realty, Ltd. and beneficially owned by Mr. Dickey (iii) 10,000 shares of common stock held directly by Dermot Realty, Ltd. and beneficially owned by Mr. Dickey, and (iv) 18,669 RSUs held directly that are vested or will vest within 60 days of March 31, 2014. Excludes 127 vested RSUs potentially cash settled.

(12)

Includes (i) 23,569 shares of common stock held directly, (ii) 8,000 shares of common stock issuable upon exercise of outstanding stock options that are exercisable within 60 days of March 31, 2014 and (iii) 34,492 RSUs held directly that are vested or will vest within 60 days of March 31 2014. Excludes (i) 18,485 unvested RSUs (ii) 416 vested RSUs potentially cash settled (iii) 13,556 unvested RSUs potentially cash settled and 12,000 shares of common stock issuable upon exercise of stock options, in each case, that are not vested and will not vest within 60 days of March 31, 2014.

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Beneficial Ownership of Certain Stockholders

(13)

Includes (i) 492 shares of common stock held directly, (ii) 50,000 shares of common stock issuable upon exercise of outstanding stock options that are exercisable within 60 days of March 31, 2014 and (iii) 6,054 RSUs held directly that are vested or will vest within 60 days of March 31, 2014. Excludes (i) 15,376 unvested RSUs (ii) 199 vested RSUs potentially cash settled (iii) 13,556 unvested RSUs potentially cash settled and (iv) 75,000 shares of common stock issuable upon exercise of stock options, in each case, that are not vested and will not vest within 60 days of March 31, 2014.

(14)

Includes (i) 10,519 shares of common stock held directly and (ii) 18,669 RSUs held directly that are vested or will vest within 60 days of March 31, 2014. Excludes 127 vested RSUs potentially cash settled.

(15)

Includes (i) 4,000 shares of common stock held directly and (ii) 18,669 RSUs held directly that are vested or will vest within 60 days of March 31, 2014. Excludes 127 vested RSUs potentially cash settled.

(16)

Includes (i) 6,065 shares of common stock held directly and (ii) 16,289 RSUs held directly that are vested or will vest within 60 days of March 31, 2014. Excludes 110 vested RSUs potentially cash settled.

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Other Matters

Certain Relationships and Related Transactions

Since January 1, 2013, no directors or executive officers of the Company, including Mr. John B. Kilroy, Sr., who served as Chairman until February 28, 2013, and Mr. Kilroy, our current Chairman, President and CEO, or any stockholder of more than 5% of the Company’s outstanding common stock, or members of any of their immediate families, has had a direct or indirect interest in any transactions or potential transactions with the Company, the Operating Partnership, Kilroy Services, LLC or any other subsidiary of the Company. Our Bylaws require that all transactions between the Company and any subsidiary of the Company, on the one hand, and John B Kilroy, Sr. or John B. Kilroy, Jr., on the other hand, be approved by the Independent Committee. In addition, any transactions between or among related persons are referred to the Independent Committee for review. In determining whether to approve or ratify a related person transaction, our Independent Committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our Independent Committee will decide whether the related person transaction is in our best interests and in the best interests of our stockholders and will approve, ratify or reject the transaction accordingly.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities (collectively, “Insiders”), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Insiders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of reports furnished to the Company or written representations from the Insiders that no other reports were required, during the year ended December 31, 2013, all Insiders timely complied with all Section 16(a) filing requirements applicable to them.

Stockholder Proposals for 2015 Annual Meeting

A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2015 annual meeting of stockholders must comply with the applicable rules and regulations of the Securities and Exchange Commission, including that any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices by December 12, 2014, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was released to stockholders. However, if the date of the 2015 annual meeting changes by more than 30 days from the one-year anniversary of the date of the 2014 Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2015 annual meeting.

In addition, the Company’s Bylaws require a stockholder desiring to present a proposal or nominate a director for the 2015 annual meeting of stockholders to notify the Company’s Secretary in writing. The notice must be delivered to or mailed and received at the Company’s principal executive offices (i) not earlier than January 22, 2015, 120 days prior to the one-year anniversary of the 2014 annual meeting, and not later than February 21, 2015, 90 days prior to such one-year anniversary, or (ii) if the date of the 2015 annual meeting is more than 30 days before or more than 60 days after the one-year anniversary of the 2014 annual meeting, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting was first made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in the Company’s Bylaws, a copy of which may be obtained without charge by request to the Company’s Secretary at the Company’s principal executive offices.

Stockholders who wish to have a proposal included in the Company’s proxy statement for the 2015 annual meeting or have a proposal or director nomination properly brought before the 2015 annual meeting for a vote must comply with the above requirements, as applicable. Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with these requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2015 annual meeting, as applicable. For specific information with respect to the process for recommending a director candidate, see “Corporate Governance of Kilroy Realty Corporation – Stockholder-Recommended Director Candidates” above.

Kilroy Realty Corporation	89

Audit and Non-Audit Fees

Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) have served as the Company’s independent registered public accounting firm since the completion of the Company’s initial public offering in January 1997 and have been appointed by the Audit Committee to continue to serve as the Company’s independent registered public accounting firm for the first quarter of fiscal year 2014. The Audit Committee expects to appoint the Company’s independent registered public accounting firm for the full current fiscal year at its meeting to be held during the second quarter, which will precede the Annual Meeting.

The Audit Committee of the Board has determined that Deloitte is independent with regard to the Company within the meaning of the Exchange Act and the applicable published rules and regulations thereunder in effect on the date of this Proxy Statement. The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by the independent auditors and establishes a pre-approved aggregate fee level for these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause the Company to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting.

Principal Accountant Fees and Services

The aggregate fees billed to the Company by Deloitte for professional services rendered in fiscal years 2013 and 2012 are as follows:

Fees(1)	2013	2012
Audit Fees(2)	$1,624,862	$1,672,400
Audit-Related Fees	—	—
Tax Fees(3)	$247,905	$180,582
All Other Fees(4)	$—	$775,245
Total Fees	$1,872,767	$2,628,227

(1)

All services rendered for these fees were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures described above. The Audit Committee has concluded that the provision of the non-audit services rendered for the listed fees is compatible with maintaining Deloitte’s independence.

(2)

Includes the aggregate fees billed for the audits of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting, review of financial statements included in their quarterly reports on Form 10-Q, consultations with management on technical accounting and regulatory issues, consultation and review of filings associated with the Company’s and the Operating Partnership’s 2013 equity and bond offerings, and services provided for assistance with and review of other regulatory filings.

(3)

Includes the aggregate fees billed for the review and assistance with the preparation of tax returns, the review of quarterly REIT test compliance, assistance with the preparation of the annual earnings and profit analysis, and review of technical accounting issues.

(4)	Includes the aggregate fees billed for the assistance to the Company with the implementation of a new core accounting and property management system in a process improvement and advisory role.

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General Information

Proxy Solicitation Expenses

The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Proxies may be solicited by directors, officers, and employees of the Company in person or by mail, telephone, email or facsimile transmission, but such persons will not be specifically compensated therefor. The Company has retained the services of MacKenzie Partners, Inc., a third-party solicitor, to solicit proxies for the Annual Meeting for a fee that we do not expect to exceed $10,000 plus a reasonable amount to cover expenses.

Available Information

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549 (1-800-SEC-0330), or by way of the Securities and Exchange Commission’s Internet address, http://www.sec.gov.

The Company will provide without charge to each person solicited hereby, upon the written or oral request of any such persons, copies of the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, including financial statements and financial statement schedules. Requests for such copies should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary, telephone (310) 481-8400. You may also access additional information about the Company at our Internet address, http://www.kilroyrealty.com.

Other Matters

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxies solicited hereby will be voted at the discretion of the named proxy holders.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing our principal executive offices at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

You may vote on the Internet, or if you are receiving a paper copy of this Proxy Statement, by telephone (if available) or by completing and mailing a proxy card or voting instruction form in the preaddressed, postage paid envelope provided to you. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the meeting.

Kilroy Realty Corporation	91

General Information

WE URGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. If you attend the Annual Meeting and vote in person, your proxy will not be used.

April 11, 2014

By Order of the Board of Directors,

Tyler H. Rose

Executive Vice President,

Chief Financial Officer and Secretary

92	Kilroy Realty Corporation

APPENDIX A – AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN

KILROY REALTY

2006 INCENTIVE AWARD PLAN

(Amended and Restated as of March 20, 2014)

ARTICLE 1.

PURPOSE

The purpose of the Kilroy Realty 2006 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Kilroy Realty Corporation (the “Company”), Kilroy Realty, L.P. (the “Partnership”), and Kilroy Realty TRS, Inc. (the “TRS”) by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company, the TRS, the Partnership and their subsidiaries in their ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s, the TRS’s and the Partnership’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless otherwise defined herein and unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, a Restricted Stock Unit award, a Profits Interest Unit award, an Other Incentive Award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan (subject, in each case, to the no repricing provisions of Section 14.1).

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4(a) hereof or Section 2.4(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

Kilroy Realty Corporation	A-1

APPENDIX A – AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company and all material contingencies to such liquidation or dissolution have been satisfied or waived.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the committee of the Board described in Article 12 hereof.

2.7 “Company” has the meaning set forth in Article 1 hereof.

2.8 “Company Consultant” means any consultant or adviser if:

(a) The consultant or adviser renders bona fide services to the Company or Company Subsidiary;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) The consultant or adviser is a natural person who has contracted directly with the Company or Company Subsidiary to render such services.

2.9 “Company Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Company Subsidiary.

2.10 “Company Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company or by one or more other Company Subsidiaries or by the Company and one or more Company Subsidiaries; provided, however, that “Company Subsidiary” shall not include the TRS, any TRS Subsidiary, the Partnership or any Partnership Subsidiary.

2.11 “Consultant” means any Company Consultant, TRS Consultant or Partnership Consultant.

2.12 “Covered Employee” means a Company Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

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APPENDIX A – AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN

2.13 “Deferred Stock” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.5 hereof.

2.14 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s or the Partnership’s long-term disability insurance program, as it may be amended from time to time.

2.15 “Dividend Equivalents” means a right granted to a Participant pursuant to Section 8.3 hereof to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.16 “Effective Date” shall have the meaning set forth in Section 13.1 hereof.

2.17 “Eligible Individual” means any person who is an Employee, a Consultant, a member of the Board or a TRS Director, as determined by the Committee.

2.18 “Employee” means any Company Employee, TRS Employee or Partnership Employee.

2.19 “Equity Restructuring” shall mean a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities of the Company) and causes a change in the per share value of the Stock (or other securities of the Company) underlying outstanding Awards.

2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.21 “Fair Market Value” means, as of any given date, (a) if the Stock is traded on an exchange, the closing price of a share of Stock as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if the Stock is not traded on an exchange but is quoted on a quotation system, the mean between the closing representative bid and asked prices for the Stock on such date, or if no sale occurred on such date, the first date immediately prior to such date on which sales prices or bid and asked prices, as applicable, are reported by such quotation system; or (c) if the Stock is not publicly traded, or with respect to any non-Stock based Award or the settlement of an Award, the fair market value established by the Committee acting in good faith.

2.22 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.23 “Independent Director” means a member of the Board who is not an Employee of the Company.

2.24 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

2.25 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.26 “Option” means a right granted to a Participant pursuant to Article 5 hereof to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.27 “Other Incentive Award” means an Award granted pursuant to Section 8.8 of the Plan.

2.28 “Participant” means any Eligible Individual who, as a member of the Board, Consultant, Employee, or TRS Director, has been granted an Award pursuant to the Plan.

2.29 “Partnership” has the meaning set forth in Article 1.

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2.30 “Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Kilroy Realty, L.P., as the same may be amended, modified or restated from time to time.

2.31 “Partnership Consultant” means any consultant or advisor if:

(a) The consultant or adviser renders bona fide services to the Partnership or Partnership Subsidiary;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Partnership’s securities; and

(c) The consultant or adviser is a natural person who has contracted directly with the Partnership or Partnership Subsidiary to render such services.

2.32 “Partnership Employee” means any employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership or any entity which is then a Partnership Subsidiary.

2.33 “Partnership Participant Purchased Shares” has the meaning set forth in Section 5.4 hereof.

2.34 “Partnership Purchase Price” has the meaning set forth in Section 5.4 hereof.

2.35 “Partnership Purchased Shares” has the meaning set forth in Section 5.4 hereof.

2.36 “Partnership Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Partnership or by one or more other Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries; provided, however, that “Partnership Subsidiary” shall not include the TRS or any TRS Subsidiary.

2.37 “Performance-Based Award” means an Award, other than an Option or SAR, granted to selected Covered Employees, which the Committee determines shall be subject to the terms and conditions set forth in Article 9 hereof. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

2.38 “Performance Bonus Award” has the meaning set forth in Section 8.9 hereof.

2.39 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, tenant satisfaction, working capital, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms, by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant. The Committee may use other performance criteria as a basis for exercising negative discretion or in connection with an Award other than a Performance-Based Award.

2.40 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall performance of the Company, the TRS, the

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Partnership, any Subsidiary, or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, the TRS, the Partnership or any Subsidiary, or the financial statements of the Company, the TRS, the Partnership or any Subsidiary, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.41 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.42 “Performance Share” means a right granted to a Participant pursuant to Section 8.1 hereof, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.43 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2 hereof, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.44 “Plan” has the meaning set forth in Article 1.

2.45 “Profits Interest Unit” means to the extent authorized by the Partnership Agreement, a unit of the Partnership that is intended to constitute a “profits interest” within the meaning of the Code, Treasury Regulations promulgated thereunder, and any published guidance by the Internal Revenue Service with respect thereto.

2.46 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.47 “REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

2.48 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 hereof that is subject to certain restrictions and may be subject to risk of forfeiture.

2.49 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6 hereof.

2.50 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.51 “Stock” means the common stock of the Company, par value $.01 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 11 hereof.

2.52 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 hereof to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.53 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.4 hereof.

2.54 “Subsidiary” means any Company Subsidiary, TRS Subsidiary or Partnership Subsidiary.

2.55 “TRS” has the meaning set forth in Article 1 hereof.

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2.56 “TRS Consultant” means any consultant or advisor if:

(a) The consultant or adviser renders bona fide services to the TRS or TRS Subsidiary;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) The consultant or adviser is a natural person who has contracted directly with the TRS or TRS Subsidiary to render such services.

2.57 “TRS Director” means a member of the Board of Directors of the TRS.

2.58 “TRS Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the TRS or of any corporation, partnership or limited liability company which is then a TRS Subsidiary.

2.59 “TRS Participant Purchased Shares” has the meaning set forth in Section 5.5 hereof.

2.60 “TRS Purchase Price” has the meaning set forth in Section 5.5 hereof.

2.61 “TRS Purchased Shares” has the meaning set forth in Section 5.5 hereof.

2.62 “TRS Subsidiary” means (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the TRS or by one or more TRS Subsidiaries or by the TRS and one or more TRS Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the TRS or by one or more TRS Subsidiaries or by the TRS and one or more TRS Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the TRS or by one or more other TRS Subsidiaries or by the TRS and one or more TRS Subsidiaries.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to adjustment as provided in Section 3.1(b) and Section 11 hereof, a total of 7,120,0001 shares of Stock shall be authorized for grants of Awards under the Plan, subject to the limitations contained in this Section 3.1(a) (the “Share Limit”). Shares of Stock subject to Awards granted on or after May 22, 2014 shall be counted against the Share Limit on a one-for-one basis.

(b) To the extent that an Award terminates, is cancelled, is forfeited, expires, fails to vest, lapses or for any other reason are not paid or delivered under the Plan, any shares of Stock subject to the Award shall again be available for the grant of subsequent Awards pursuant to the Plan. Any shares of Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation with respect to any Award shall not be counted as issued and transferred to the Participant under the Plan and shall again become available for the grant of an Award pursuant to the Plan. To the extent that an Award granted under the Plan is settled in cash or a form other than shares of Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under the Plan. To the extent permitted by applicable law or any

[1]

The current aggregate Share Limit for this Plan is 6,120,000 shares. Stockholders are being asked to approve amendments to this Plan that would increase this aggregate Share Limit by an additional 1,000,000 shares (so that the new aggregate Share Limit for the plan would be 7,120,000).

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exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to the Plan. Each Profits Interest Unit issued pursuant to an Award shall count as one (1) share of Stock against the Share Limit (in accordance with Section 3.1(a)) and for purposes of applying the individual Award limitation set forth in Section 3.3. To the extent that shares of Stock are delivered pursuant to the exercise of a Stock Appreciation Right or Option granted under the Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable Share Limit under Section 3.1(a), as opposed to only counting the shares issued. (For purposes of clarity, if a Stock Appreciation Right relates to 100,000 shares and is exercised at a time when the payment due to the Participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Sections 3.1 and 3.3 of the Plan with respect to such exercise.) The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance or transfer under the Plan. In the event that shares of Stock are delivered in respect of Dividend Equivalents granted under the Plan, the number of shares delivered with respect to the Award shall be counted against the share limits of the Plan (including, for purposes of clarity, the limits of Sections 3.1 and 3.3 of the Plan). (For purposes of clarity, if 1,000 Dividend Equivalents are granted and outstanding when the Company pays a dividend, and 100 shares are delivered in payment of those rights with respect to that dividend, 100 shares shall be counted against the share limits of the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. The foregoing adjustments to the share limits of the Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to Awards intended as Qualified Performance-Based Compensation thereunder.

(c) Any shares subject to an Award that, on or after May 22, 2014, again become available for grant pursuant to Section 3.1(b) hereof shall be added back to the Share Limit on a one-for-one basis.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 11 hereof, the following limits also apply with respect to Awards granted under the Plan:

(a) The maximum number of shares of Stock that may be delivered pursuant to Options qualified as Incentive Stock Options granted under the Plan is 7,120,000 shares.

(b) The maximum number of shares of Stock subject to those Options and Stock Appreciation Rights that are granted during any calendar year to any one Participant under the Plan is 1,500,000 shares.

(c) The maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 1,500,000 shares. With respect to one or more Awards to any one Participant which are not denominated in Stock or otherwise for which the foregoing limitation would not be an effective limitation, the maximum amount that may be paid in cash during any calendar year shall be $30,000,000.

ARTICLE 4.

ELIGIBILITY AND PARTICIPATION

4.1	Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan.

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.3 Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company, the Partnership, the TRS, or any Subsidiary operates or has Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify

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the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws and customs and meet the objectives of the Plan; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 hereof; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or local customs.

ARTICLE 5.

STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(b) hereof, the per share exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation: (i) cash, (ii) shares of Stock having a fair market value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, including shares that would be issuable or transferable upon exercise of the Option, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company not later than settlement of such sale), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option with a loan from the Company, the Partnership, the TRS or any Subsidiary or a loan arranged by the Company, the Partnership, the TRS or any Subsidiary in violation of Section 13(k) of the Exchange Act.

(d) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Company Employees or to Employees of a corporation which constitutes a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code, and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1 hereof, must comply with the provisions of this Section 5.2.

(a) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(b) Ten Percent Owners. An Incentive Stock Option may not be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company or any “parent corporation” or “subsidiary corporation” of the Company within the meaning of Section 424(e) and 424(f), respectively, of the Code, unless such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

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(c) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(d) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(e) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

5.3 Transfer of Shares to a Company Employee, Consultant or Independent Director. As soon as practicable after receipt by the Company of payment for the shares with respect to which an Option (which in the case of a Company Employee, Company Consultant or Independent Director was issued to and is held by such Participant in such capacity), or portion thereof, is exercised by a Participant who is a Company Employee, Company Consultant or Independent Director, then, with respect to each such exercise, the Company shall transfer to the Participant the number of shares equal to:

(a) The amount of the payment made by the Participant to the Company pursuant to Section 5.1(c), divided by

(b) The price per share of the shares subject to the Option as determined pursuant to Section 5.1(a) or 5.2(c), as applicable.

5.4 Transfer of Shares to a Partnership Employee or Consultant. As soon as practicable after receipt by the Company, pursuant to Section 5.1(c), of payment for the shares with respect to which an Option (which was issued to and is held by a Partnership Employee or Partnership Consultant in such capacity), or portion thereof, is exercised by a Participant who is a Partnership Employee or Partnership Consultant, then, with respect to each such exercise:

(a) The Company shall transfer to the Participant the number of shares equal to (A) the amount of the payment made by the Participant to the Company pursuant to Section 5.1(c) divided by (B) the Fair Market Value of a share of Stock at the time of exercise (the “Partnership Participant Purchased Shares”);

(b) The Company shall sell to the Partnership the number of shares (the “Partnership Purchased Shares”) equal to the excess of (i) the amount obtained by dividing (A) the amount of the payment made by the Participant to the Company pursuant to Section 5.1(c) by (B) the price per share of the shares subject to the Option as determined pursuant to Section 5.1(a), over (ii) the Partnership Participant Purchased Shares. The price to be paid by the Partnership to the Company for the Partnership Purchased Shares (the “Partnership Purchase Price”) shall be an amount equal to the product of (x) the number of Partnership Purchased Shares multiplied by (y) the Fair Market Value of a share of Stock at the time of the exercise; and

(c) As soon as practicable after receipt of the Partnership Purchased Shares by the Partnership, the Partnership shall transfer such shares to the Participant at no additional cost, as additional compensation.

5.5 Transfer of Shares to a TRS Employee, Consultant or Director. As soon as practicable after receipt by the Company, pursuant to Section 5.1(c), of payment for the shares with respect to which an Option (which was issued to and is held by a TRS Employee, TRS Director or TRS Consultant in such capacity), or portion thereof, is exercised by a Participant who is a TRS Employee, TRS Director or TRS Consultant, then, with respect to each such exercise:

(a) The Company shall transfer to the Participant the number of shares equal to (A) the amount of the payment made by the Participant to the Company pursuant to Section 5.1(c) divided by (B) the Fair Market Value of a share of Stock at the time of exercise (the “TRS Participant Purchased Shares”);

(b) The Company shall sell to the TRS the number of shares (the “TRS Purchased Shares”) equal to the excess of (i) the amount obtained by dividing (A) the amount of the payment made by the Participant to the Company pursuant to Section 5.1(c) by (B) the price per share of the shares subject to the Option as determined pursuant to Section 5.1(a), over (ii) the TRS Participant Purchased Shares. The price to be paid by the TRS to the Company for the TRS Purchased Shares (the “TRS Purchase Price”) shall be an amount equal to the product of (x) the number of TRS Purchased Shares multiplied by (y) the Fair Market Value of a share of Stock at the time of the exercise; and

As soon as practicable after receipt of the TRS Purchased Shares by the TRS, the TRS shall transfer such shares to the Participant at no additional cost, as additional compensation.

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5.6 Transfer of Payment to the Partnership. As soon as practicable after receipt by the Company of the amounts described in Sections 5.1(c), 5.4(b), and 5.5(b), the Company shall contribute to the Partnership an amount of cash equal to such payments and the Partnership shall issue an additional interest in the Partnership on the terms set forth in the Partnership Agreement.

5.7 Allocation of Payment upon Option Exercise. Notwithstanding the foregoing, to the extent that a Participant provides services to more than one of the Company, the Partnership, the TRS or any Subsidiary, the Company may, in its discretion, allocate the payment or issuance of shares with respect to any Options exercised by such Participant (and the services performed by the Participant ) among such entities for purposes of the provisions of Sections 5.3, 5.4, 5.5 and 5.6 in order to ensure that the relationship between the Company and the TRS, the Partnership or such Subsidiary remains at arms-length.

ARTICLE 6.

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

6.2 Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that, the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part in the event of terminations resulting from specified causes, and (b) provide in other cases for the lapse in whole or in part of restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company, the TRS or the Partnership, as applicable, may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7.

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement, provided, that the term of any Stock Appreciation Right granted under the Plan shall not exceed ten years.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose.

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7.2 Payment and Limitations on Exercise.

(a) Subject to Section 7.2(b) below, payment of the amounts determined under Sections 7.1(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement.

(b) To the extent any payment under Section 7.1(b) hereof is effected in Stock, it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

ARTICLE 8.

OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Participant selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units. Any Participant selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents. Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award (other than an Option or SAR), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Dividend Equivalents may be granted as a separate Award or in connection with another Award under the Plan; provided, however, that Dividend Equivalents may not be granted in connection with an Option or SAR granted under the Plan. In addition, effective with Awards granted after March 20, 2014, any dividends and/or Dividend Equivalents as to the unvested portion of a Restricted Stock Award that is subject to performance-based vesting requirements or the unvested portion of a Restricted Stock Unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the Award to which they relate.

8.4 Stock Payments. Any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee; provided, that unless otherwise determined by the Committee such Stock Payments shall be made in lieu of base salary, bonus, or other cash compensation otherwise payable to such Participant. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock. Any Participant selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued.

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8.6 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Company, the TRS or the Partnership, as applicable, shall, subject to Section 10.5(b) hereof, transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

8.7 Profits Interest Units. Any Participant selected by the Committee may be granted an award of Profits Interest Units in such amount and subject to such terms and conditions as may be determined by the Committee; provided, however, that Profits Interest Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (a) in the Participant’s capacity as a partner of the Partnership, (b) in anticipation of the Participant becoming a partner of the Partnership, or (c) as otherwise determined by the Committee, provided that the Profits Interest Units would constitute “profits interests” within the meaning of the Code, Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service with respect thereto. At the time of grant, the Committee shall specify the date or dates on which the Profits Interest Units shall vest and become nonforfeitable, and may specify such conditions to vesting as it deems appropriate. Profits Interest Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. The Committee shall specify the purchase price, if any, to be paid by the grantee to the Partnership for the Profits Interest Units.

8.8 Other Incentive Awards. Any Participant selected by the Committee may be granted one or more Awards that provide Participants with shares of Stock or the right to purchase shares of Stock or that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, shares of Stock or shareholder value or shareholder return, in each case on a specified date or dates or over any period or periods determined by the Committee. Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee. Amounts payable under Other Incentive Awards may be in cash, Stock, units of the Partnership, or a combination of any of the foregoing, as determined by the Committee.

8.9 Performance Bonus Awards. Any Participant selected by the Committee may be granted a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such Performance Bonus Award paid to a Covered Employee may be a Performance-Based Award and be based upon objectively determinable bonus formulas established in accordance with Article 9 hereof.

8.10 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock, Restricted Stock Units or an Other Incentive Award shall be set by the Committee in its discretion.

8.11 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments, Restricted Stock Units or an Other Incentive Award; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.12 Exercise upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock, Stock Payments, Restricted Stock Units, Profits Interest Units, and an Other Incentive Award shall only vest or be exercisable or payable while the Participant is an Employee, Consultant, a member of the Board, or a TRS Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock, Restricted

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Stock Units, Profits Interest Units or an Other Incentive Award may vest or be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or Disability, or otherwise; provided, however, that, to the extent required to preserve tax deductibility under Section 162(m) of the Code, any such provision with respect to Performance Shares or Performance Stock Units that are intended to constitute Qualified Performance-Based Compensation shall be subject to the applicable requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.13 Form of Payment. Payments with respect to any Awards granted under this Article 8, other than Profits Interest Units, shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.14 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 9.

PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 hereof as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8 hereof; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 or 8 hereof which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Company Subsidiary, the Partnership or a Partnership Subsidiary, or the TRS or a TRS Subsidiary, on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, to the extent required in order to preserve tax deductibility under Code Section 162(m). In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

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9.5 Additional Limitations.

(a) Notwithstanding any other provision of the Plan, to the extent required in order to preserve tax deductibility under Code Section 162(m), any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

(b) As required pursuant to Section 162(m) of the Code or any regulations or rulings issued thereunder, the Committee’s authority to grant new Awards that are intended to constitute Qualified Performance-Based Compensation (other than Options and SARs and that are granted pursuant to Articles 6 and 8) shall terminate upon the first meeting of the Company’s stockholders that occurs in the fifth year following the year in which the Company’s stockholders first approve the Plan, subject to any subsequent extension that may be approved by stockholders.

ARTICLE 10.

PROVISIONS APPLICABLE TO AWARDS

10.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, the TRS, the Partnership or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company, the TRS, the Partnership or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish; provided, however, that no such transfer of an Incentive Stock Option shall be permitted to the extent that such transfer would cause the Incentive Stock Option to fail to qualify as an “incentive stock option” under Section 422 of the Code. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company, the TRS, the Partnership or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities. Notwithstanding the foregoing, in no event shall any Award be transferable by a Participant to a third party for consideration.

10.4 Beneficiaries. Notwithstanding Section 10.3 hereof, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award

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shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.5 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company, the TRS, nor the Partnership shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.6 Paperless Exercise. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless exercise of Awards by a Participant may be permitted through the use of such an automated system.

ARTICLE 11.

CHANGES IN CAPITAL STRUCTURE

11.1 Adjustments.

(a) Other than in the event of an Equity Restructuring, in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 hereof); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) Other than in the event of an Equity Restructuring, in the event of any transaction or event described in Section 11.1(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, the Partnership, any affiliate of the Company or the Partnership, or the financial statements of the Company, the Partnership or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is

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appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.1(b) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 11.1(a) and 11.1(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be proportionately adjusted. The adjustments provided under this Section 11.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 hereof).

11.2 Acceleration Upon a Change in Control. Notwithstanding Section 11.1 hereof, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully exercisable, and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company, the TRS, the Partnership or any Subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 11.2, this Section 11.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect.

11.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

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ARTICLE 12.

ADMINISTRATION

12.1 Committee. Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in the Plan shall be deemed to refer to the Board. The Board, at its discretion (including to the extent it deems it advisable to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or any other applicable rule or regulation), shall delegate administration of the Plan to a Committee. The Committee shall consist solely of two or more members of the Board each of whom is an “outside director,” within the meaning of Section 162(m) of the Code, a Non-Employee Director and an “independent director” under the rules of the New York Stock Exchange (or other principal securities market on which shares of Stock are traded). The governance of such Committee shall be subject to the charter of the Committee as approved by the Board. Any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in the charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 12.5 hereof. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

12.2 Support for the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company, the TRS, the Partnership or any Subsidiary, the independent certified public accountants of the Company, the TRS, or the Partnership, or any executive compensation consultant or other professional retained by the Company, the TRS, or the Partnership to assist in the administration of the Plan.

12.3 Authority of Committee. Subject to any specific designation in the Plan including, without limitation, the no repricing provision in Section 14.1, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock or Profits Interest Units to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;

(j) In the case of Awards to TRS Employees, TRS Consultants, Partnership Employees or Partnership Consultants, determine the mechanics for the transfer of rights under such Awards; and

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(k) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

12.5 Delegation of Authority. To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board and/or one or more officers of the Company the authority to grant or amend Awards or to take other actions authorized pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Qualified Performance-Based Compensation, or (c) officers of the Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and other applicable law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee(s) appointed under this Section 12.5 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 13.

EFFECTIVE AND EXPIRATION DATE

13.1 Effective Date. The Plan is effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan will be deemed to be approved by the stockholders if it receives the affirmative vote of a majority of votes cast at a meeting duly held in accordance with the applicable provisions of the Company’s bylaws, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

13.2 Expiration Date. Unless earlier terminated by the Board, the Plan shall terminate at the close of business on March 19, 2024, subject to any extension approved by the Company’s stockholders. After the termination of the Plan either upon such stated expiration date or its earlier termination by the Board, no additional Awards may be granted pursuant to the Plan, but previously granted Awards (and the authority of the Committee with respect thereto, including the authority to amend such Awards) shall remain outstanding in accordance with the terms and conditions of the Plan and the terms and conditions of the applicable Award Agreement.

ARTICLE 14.

AMENDMENT, MODIFICATION, AND TERMINATION

14.1 Amendment, Modification, and Termination. Subject to Section 15.17 hereof, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent the Company deems it necessary or desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11 hereof), (ii) permits the Committee to grant Options or SARs with an exercise price that is below Fair Market Value on the date of grant, or (iii) permits the Committee to extend the exercise period for an Option or SAR beyond ten years from the date of grant. Notwithstanding any provision in the Plan to the contrary and except for an adjustment pursuant to Article 11 or a repricing approved by the stockholders of the Company, in no case may the Committee (I) amend an outstanding Option or SAR to reduce the per share exercise or base price of the Award, (II) cancel, exchange or surrender an outstanding Option or SAR in exchange for an Option or SAR with an exercise or base price that is less than the exercise or base price of the original Award, or (III) cancel, exchange or surrender an outstanding Option or SAR in exchange for cash or other Awards for the purpose of repricing the Award.

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14.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 15.17 hereof, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant. Any amendment or other action that would constitute a repricing of an Award is subject to the limitations set forth in Section 14.1.

ARTICLE 15.

GENERAL PROVISIONS

15.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and none of the Company, the TRS, the Partnership, any Subsidiary or the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

15.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

15.3 Withholding. The Company, the TRS, the Partnership or any Subsidiary, as applicable, shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, the TRS, the Partnership or any Subsidiary, as applicable, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement require or allow a Participant to elect to have the Company, the TRS, the Partnership or any Subsidiary, as applicable, withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a fair market value on the date of withholding equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

15.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company, the TRS, the Partnership or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company, the TRS, the Partnership or any Subsidiary.

15.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company, the TRS, the Partnership or any Subsidiary.

15.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company, the TRS, and/or the Partnership from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company, the TRS and the Partnership an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company, the TRS, and/or the Partnership may have to indemnify them or hold them harmless.

Kilroy Realty Corporation	A-19

APPENDIX A – AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN

15.7 Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company, the TRS, the Partnership or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.8 Expenses. The expenses of administering the Plan shall be borne by the Company, the TRS, the Partnership and their Subsidiaries.

15.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule if and to the extent necessary in order that the Participant not have actual short-swing profits liability under Section 16(b) of the Exchange Act, and, to the extent permitted by applicable law, the Plan and such Awards shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.12 Government and Other Regulations. The obligation of the Company, the TRS and the Partnership to make payment of awards in Stock, Profits Interest Units or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the shares of Stock or Profits Interest Units paid pursuant to the Plan. If the shares or Profits Interest Units paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company, the TRS and the Partnership may restrict the transfer of such shares or Profits Interest Units in such manner as it deems advisable to ensure the availability of any such exemption.

15.13 Section 83(b) Election Prohibited. No Participant may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Company or the Partnership, which the Company or the Partnership may grant or withhold in its sole discretion.

15.14 Grant of Awards to Certain Employees or Consultants. The Company, the TRS, the Partnership or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which shares of Stock or other securities and/or payment therefor may be exchanged or contributed between the Company and such other party, or may be returned to the Company upon any forfeiture of Stock or other securities by the Participant, for the purpose of ensuring that the relationship between the Company and the TRS, the Partnership or such Subsidiary remains at arms-length.

15.15 Restrictions on Awards. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not be exercisable or payable:

(a) To the extent that the grant, exercise or payment of such Award could cause the Participant to be in violation of the Ownership Limit (as defined in the Company’s Articles of Incorporation, as amended from time to time) or Subparagraph E(2) of Article IV (or any successor provision thereto) of the Company’s Articles of Incorporation, as amended from time to time; or

(b) If, in the discretion of the Committee, the grant or exercise of such Award could impair the Company’s status as a REIT.

15.16 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland.

A-20	Kilroy Realty Corporation

APPENDIX A – AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN

15.17 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

Kilroy Realty Corporation	A-21

APPENDIX B – PROPOSED AMENDMENTS TO SECOND AMENDED AND RESTATED BYLAWS, AS AMENDED

If Proposal No. 4 is approved by stockholders, Section 4 of Article II of the Company’s Bylaws would be amended as set forth below. Proposed additions are indicated by underline and proposed deletions are indicated by strike-out.

Section 4. (a) When a quorum is present at any meeting of the stockholders, a majority of the votes cast at the meeting shall decide any question brought before such meeting, ~~other than elections~~ except as otherwise provided in this Section 4 with respect to the election of directors, unless the question is one upon which by express provision of the Maryland General Corporation Law (“MGCL”) or the rules of any securities exchange on which the Corporation’s capital stock is listed or the Corporation’s charter a different vote is required, in which case such express provision shall govern and control the decision of such question. ~~A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.~~

(b) Except as otherwise provided in the Corporation’s charter with respect to directors to be elected by the holders of any class or series of preferred stock of the Corporation and in these Bylaws with respect to the filling of vacancies on the Board of Directors, each director shall be elected by a majority of the votes cast with respect to such director at any meeting of stockholders duly called and at which a quorum is present and directors are to be elected; provided, however, that the directors shall be elected by a plurality of the votes cast at a meeting of the stockholders duly called and at which a quorum is present and directors are to be elected if, in connection with such meeting (i) the Secretary of the Corporation shall have received one or more notices that a stockholder has nominated or proposes to nominate a person or persons for election as a director, which notice(s) purports to be in compliance with the advance notice requirements set forth in Section 2 of Article III of these Bylaws, irrespective of whether the Board of Directors thereafter determines that any such notice(s) is not in compliance with such requirements, and (ii) as of the fourteenth (14th) day preceding the date on which notice of such meeting of the stockholders is first mailed or otherwise given in accordance with applicable law to the stockholders of the Corporation, such nomination or proposed nomination has not been withdrawn by such stockholder and would thereby cause the number of nominees and proposed nominees to exceed the number of directors to be elected at such meeting, as determined by the Secretary of the Corporation, irrespective of whether such nomination or proposed nomination is thereafter withdrawn by such stockholder (a “Contested Election”). If the directors are to be elected by a plurality of the votes cast pursuant to the provisions of the immediately preceding sentence, stockholders shall not be permitted to vote “against” any one or more nominees but shall only be permitted to vote “for” one or more nominees or withhold their votes with respect to one or more nominees. For purposes hereof, a majority of the votes cast means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee, with abstentions and broker non-votes not counted as a vote cast either “for” or “against” that director nominee.

(c) If, in any election of directors of the Corporation which is not a Contested Election, an incumbent director does not receive a majority of the votes cast and therefore is not re-elected, such incumbent director shall promptly tender his or her resignation as a director, subject to acceptance thereof by the Board, for consideration by the Nominating/Corporate Governance Committee of the Board of Directors. The Nominating/Corporate Governance Committee will promptly consider any such tendered resignation and will make a recommendation to the Board of Directors as to whether such tendered resignation should be accepted or rejected, or whether other action should be taken with respect to such offer to resign. Any incumbent director whose tendered resignation is under consideration may not participate in any deliberation or vote of the Nominating/Corporate Governance Committee or the Board of Directors regarding such tendered resignation. The Nominating/Corporate Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation. Within ninety (90) days after the date on which certification of the stockholder vote on the election of directors is made, the Board of Directors will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the Securities and Exchange Commission or by other public announcement. If any director’s tendered resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified or his or her earlier death, retirement resignation or removal. If any director’s tendered resignation is accepted by the Board of Directors, then such director will thereupon cease to be a director of the Corporation, and the Board of Directors, in its sole discretion, may fill the resulting vacancy under the provisions of the charter of the Corporation, Article III, Sections 1 or 2(h) hereof and applicable law or may decrease the size of the Board of Directors pursuant to the provisions of Article III, Section 1 hereof.

Kilroy Realty Corporation	B-1

Preliminary Copy

KILROY REALTY CORPORATION 12200 WEST OLYMPIC BOULEVARD SUITE 200 LOS ANGELES, CA 90064 ATTN: JOSEPH MAGRI VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR ALL the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 John B. Kilroy, Jr. 02 Edward F. Brennan,Ph.D. 03 Scott S. Ingraham 04 Dale F. Kinsella 05 Peter B. Stoneberg 06 Gary R. Stevenson The Board of Directors recommends you vote FOR The Board of Directors recommends you vote proposals 2, 3, 4 and 5. For Against Abstain AGAINST the following proposal: For Against Abstain 2. Amendment and restatement of the Kilroy Realty 0 0 0 6. A stockholder proposal regarding proxy access, 0 0 0 2006 Incentive Award Plan, as amended. if properly presented at the annual meeting. 3. Approval, on an advisory basis, of the 0 0 0 NOTE: At their discretion, the proxies are compensation of the named executive officers. authorized to consider and act upon such other business as may properly come before the meeting or 4. Amendment to the Company’s bylaws to adopt a 0 0 0 any adjournment or postponement thereof. majority vote standard for uncontested elections of directors. 5. Ratification of the appointment of Deloitte & 0 0 0 Touche LLP as the Company’s independent registered public accounting firm for fiscal 2014. . 51160 Yes No . 0 . 0 Please indicate if you plan to attend this meeting 0 0 R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000205462 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2013 Annual Report on Form 10-K is/are available at www.proxyvote.com . KILROY REALTY CORPORATION Annual Meeting of Stockholders May 22, 2014 9:00 AM PDT This proxy is solicited by the Board of Directors The undersigned stockholder of Kilroy Realty Corporation (the “Company”) acknowledges receipt of a copy of the proxy statement for the Company’s 2014 Annual Meeting of Stockholders and, revoking any proxy heretofore given, hereby appoints John B. Kilroy, Jr. and Tyler H. Rose, and each of them, with full power of substitution, as proxies for the undersigned and to vote all the shares of Common Stock of the Company held of record by the undersigned on March 14, 2014, at the Annual Meeting of Stockholders to be held on May 22, 2014, or any adjournment or postponement thereof, and otherwise to represent the undersigned at the meeting with discretionary authority as to any and all other business that may properly come before the meeting and with all powers possessed by the undersigned as if personally present at the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXCERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR ALL” THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE; “FOR” PROPOSALS 2, 3, 4 AND 5; AND “AGAINST” PROPOSAL 6. 0000205462_2 R1.0.0.51160 _ Continued and to be signed on reverse side